As filed with the Securities and Exchange Commission on November 5, 2018
Registration No. 333-228022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NEWGIOCO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	33-0823179
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Newgioco Group, Inc.

130 Adelaide Street West, Suite 701

Toronto, Ontario, Canada M5H 2K4

+39-391-306-4134

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michele Ciavarella, B.Sc.

Chief Executive Officer

Newgioco Group, Inc.

130 Adelaide Street West, Suite 701

Toronto, Ontario Canada M5H 2K4

+39-391-306-4134

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to

Leslie Marlow, Esq.

Hank Gracin, Esq.

Patrick J. Egan, Esq.

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

(212) 907-6457

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED November 5, 2018

3,892,379 Shares of Common Stock

This prospectus relates to the resale of up to 3,892,379 shares (the “Shares”) of our common stock, par value $0.0001 (the “Common Stock”) by our securityholders (the “selling stockholders”) that acquired securities in our private placement consummated on May 31, 2018 (the “Private Placement”), all of which are issuable upon exercise of warrants (the “Warrants”). Of the Shares being registered, warrants to purchase 355,580 shares of common stock were issued as finder’s fees in the Private Placement and 3,536,799 were issued to investors in the Private Placement. Please refer to the section of this prospectus entitled “The Private Placement” for a description of the Private Placement, and the section entitled “Selling Stockholders” for additional information regarding the Selling Stockholders.

We are not selling any Shares in this offering. We, therefore, will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We will, however, receive proceeds upon exercise of the Warrants, if exercised on a cash basis.

We have paid and will pay the expenses incurred in registering the Shares, including legal and accounting fees. See “Plan of Distribution.”

The Selling Stockholders may sell the Shares described in this prospectus in a number of different ways and at varying prices. The prices at which the Selling Stockholders may sell the Shares in this offering will be determined by the prevailing market price for the shares of our common stock or in negotiated transactions. See “Plan of Distribution” for more information about how the Selling Stockholders may sell the Shares being registered pursuant to this prospectus. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Shares.

Our common stock issued is traded on the OTCQB under the symbol “NWGI”. On November 1, 2018, the last reported sale price of our common stock on the OTCQB was $0.54.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2018

Table of Contents

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
INDUSTRY AND MARKET DATA	4
PROSPECTUS SUMMARY	5
THE OFFERING	7
RISK FACTORS	8
USE OF PROCEEDS	24
DIVIDEND POLICY	24
DETERMINATION OF OFFERING PRICE	24
THE PRIVATE PLACEMENT	24
SELLING STOCKHOLDERS	25
PLAN OF DISTRIBUTION	28
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	30
BUSINESS	39
MANAGEMENT	49
CORPORATE GOVERNANCE	52
EXECUTIVE COMPENSATION	53
BOARD OF DIRECTORS COMPENSATION	53
MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	55
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	56
PRINCIPAL STOCKHOLDERS	57
DESCRIPTION OF CAPITAL STOCK	58
LEGAL MATTERS	60
EXPERTS	60
WHERE YOU CAN FIND MORE INFORMATION	61
NEWGIOCO GROUP, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS	62

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

Information contained in, and that can be accessed through, our web site www.newgiocogroup.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Shares offered hereunder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that includes information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

You should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2017 under the headings “Risk Factors” and “Business,” as updated in our Quarterly Report(s) on Form 10-Q.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus particularly our forward-looking statements, by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors”. We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings. You should also carefully read our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “us,” “our,” and “Newgioco Group” refer to Newgioco Group, Inc. on a consolidated basis with its wholly-owned subsidiaries, Multigioco Srl, Rifa Srl, Ulisse GmbH and Odissea Betriebsinformatik Beratung GmbH, as applicable.

Newgioco Group, Inc.

Business Overview

Established in 1998, Newgioco is a commercial-stage and vertically integrated company engaged in various aspects of the leisure gaming industry in Italy. We own and operate an innovative Betting Platform Software (“Platform”) and are a licensed leisure lottery and gaming operator in Italy offering online and offline leisure gaming services, including a variety of lottery and casino gaming products, as well as sports betting products through a distribution network of retail betting locations situated throughout Italy.

We derive revenue through the use by our customers of our innovative, state-of-the-art betting technology Platform that is owned through our subsidiary Odissea Betriebsinformatik Beratung GmbH (“Odissea”). Our proprietary betting Platform, - Elys by Odissea, was developed and built on the latest Microsoft .Net Core framework, supporting both online client gaming account as well as land-based bet processing capability with seamless multi-channel functionality (i.e. cash, e-wallet, bank card and wire transfer, etc.) backed by a real-time Customer Relationship Management (CRM) and business intelligence program for streamlined cross-platform marketing as well as a synchronized financial accounting process. Data is communicated directly to on-the-ground sales and marketing agents that manage and maintain both our online and land-based retail distribution. The Platform allows our independent business-to-business (B2B) and white-label end users to (i) rapidly and effectively model their gaming businesses and client gaming accounts, (ii) monitor and analyze performance on an ongoing basis, (iii) share dashboards, and (iv) generate management reports all within a fully integrated solution. In addition, our clients can use the built-in Artificial Intelligence and adaptive business intelligence modules to evaluate actual performance and leverage insights from analytics to make informed, timely decisions to drive future business.

We also derive revenue through the retail land-based (onsite) and web-based (online) gaming services we provide in Italy through our subsidiaries, Multigioco Srl, Rifa Srl and Ulisse GmbH. These operations are carried out under both land-based and online retail gaming licenses regulated by the Agenzia delle Dogane e dei Monopoli (“ADM”) in Italy, (formerly known as the Amministrazione Autonoma dei Monopoli di Stato) and our Austrian Bookmaker license, that permit us to distribute leisure betting products such as sports betting, lotto tickets, virtual sports betting, online poker and casino gaming products through both physical land-based retail locations as well as online through our licensed principal website www.newgioco.it or commercial webskins linked to our principal website and through mobile devices.

In Italy, gaming products and services are offered through the following three distribution methods: agencies (the principal business situated at the location is gaming), corners (the principal business situated at the location is primarily other than gaming), or websites. We use a combination of all three distribution methods and currently service approximately 86,000 online user accounts, 1,000 web café (or “web-shops”), 7 corners, and 170 agency locations.

The following describes the three distribution methods used by us in Italy:

(1)	Negozio Sportivo (“agency”) (translated as Sporting Store): An agency is an arcade location that is a gaming specific venue meeting strict regulatory standards. An agency must have 70% of its square-footage dedicated specifically to gaming space in addition to having a cash cage for the primary purpose of gaming and gaming related transactions.

(2)	Punto Sportivo (“corner”) (translated as Sporting Point): A corner is distinguished from an agency insofar as the principal business situated at the location is primarily other than gaming (such as a coffee shop or bakery) with a terminal connected to the ADM network. The primary purpose of the facility is not gaming. There is only a small 'corner' for extra cash flow in exchange for a fee and/or commission. Specifically, a maximum of 30% of floor space of a corner location can be dedicated to gaming.

(3)	Punti Virtuali di Recarica (“web-shops”; “web cafe” or “websites”) (translated as Virtual Reload Points): A web shop is a physical location where computers are connected to the web and directed to our website where customers may also make cash deposits that are credited electronically to their online gaming accounts (i.e. virtual account reloading).

Our revenue streams, through our subsidiaries Multigioco, Rifa and Ulisse, consist of wagering and gaming transaction income from online betting and land-based betting shops located throughout Italy, and our revenue stream through our subsidiary, Odissea, consists of the service revenue generated from the provision of our Platform services to third party operators on a B2B basis. We generated aggregate revenues from our subsidiaries of $8,822,659 and $17,416,526 for the three and six months ended June 30, 2018, compared to revenues of $4,094,423 and $7,969,624 for the three and six months ended June 30, 2017, respectively.

Corporate Information

Newgioco is a Delaware corporation incorporated on August 26, 1998 that engages in the operation of licensed gaming, providing retail web-based and land-based gaming services.

Our principal headquarters are located at 130 Adelaide Street, West, Suite 701, Toronto, Ontario M5H 2K4, and the offices of our wholly-owned subsidiaries are located in Canada, Italy and Austria. Our subsidiaries include: Multigioco Srl (acquired on August 15, 2014), Rifa Srl (acquired on January 1, 2015), as well as Ulisse GmbH and Odissea Betriebsinformatik Beratung GmbH (both acquired on July 1, 2016). Our telephone number is +39-391-306-4134. Our corporate website address is www.newgiocogroup.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase or sell our securities.

We have proprietary rights to a number of trademarks, service marks and trade names used in this prospectus which are important to our business including “New Gioco”, “Aleabet”, “OriginalBet”, “LovingBet” and “Elys”. Solely for convenience, the trademarks, service marks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Issuer:	Newgioco Group, Inc. a Delaware corporation

Securities offered	This prospectus covers the resale of up to 3,892,379 shares of our common stock issuable upon exercise of the Warrants.

Total Common stock outstanding before this offering	75,540,298 shares of common stock

Use of proceeds	We will not receive any proceeds from the sale of the Shares covered by this prospectus. We will receive proceeds from the exercise of the warrants if exercised for cash. See “Use of Proceeds”.

Risk Factors

Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our securities, you should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 11 of this prospectus.

The number of shares of our common stock that will be outstanding immediately before this offering is based on 75,540,298 shares of common stock outstanding as of October 26, 2018, and does not include, as of that date:

•	8,715,564 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.50 per share as of October 15, 2018, including 3,892,379 shares of common stock issuable upon exercise of the Warrants;

•	60,000 shares of our common stock issuable upon exercise of outstanding stock options under our equity compensation plans at a weighted average exercise price of $0.375 per share;

•	9,200,000 shares of our common stock that are reserved for equity awards that may be granted under our existing equity incentive plans; and

•	22,560,618 shares of common stock issuable upon conversion of convertible notes

Except as otherwise indicated, all information in this prospectus assumes:

•	a two for one forward split of our issued and outstanding shares of common stock effected on December 20, 2017.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus, including our financial statements and related notes, before making a decision to invest in our securities. Any of the following risks could have a material adverse effect on our business, operating results, and financial condition and could cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment.

Risks Related to Our Business

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

We have a limited operating history with respect to our gaming operations upon which you can evaluate our prospects and our potential value. We began our gaming operations in 2014, when we completed the acquisition of 100% ownership in Multigioco, a corporation organized under the laws of the Republic of Italy, which is now our wholly owned subsidiary and was granted its ADM Comunitaria GAD (Online Gaming) license on July 4, 2012. As a result of the acquisition of Multigioco, our principal business became a licensed leisure gaming operator offering web-based and land-based sports betting, lottery and gaming products for our customers. The subsidiary that owns our Platform, Odissea, was acquired by us in 2016. Therefore, it is difficult to evaluate our business. If we cannot successfully manage our business, we may not be able to generate future profits and may not be able to support our operations. The likelihood of our success and performance must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment and expansion of new business and the highly competitive environment in which we operate.

We have incurred substantial losses in the past and it may be difficult to achieve profitability

We have a history of losses and are anticipated to incur additional losses in the development of our business. For the three and six months ended June 30, 2018, we had a net loss of ($6,487,928) and ($5,719,251), respectively. As of June 30, 2018 and December 31, 2017 we had an accumulated deficit of ($15,616,871) and ($9,897,620), respectively. Since we are currently in the early stages of our development and strategy, there exists substantial doubt regarding our ability to continue as a going concern. We intend to continue to invest in sales and marketing, product and solution development and operations, including by hiring additional personnel, upgrading our technology and infrastructure and expanding into new geographical markets. To the extent we are successful in increasing our customer base, we will also incur increased losses in the short term because costs associated with entering new markets, acquiring clients, customers and operators are generally incurred up front, while service and transactional revenues are generally recognized at future dates if at all. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenues enough to offset our higher operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described in this section, and unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and common stock may significantly decrease. Our ability to continue as a going concern is dependent upon continuing to generate profits from operations in the future and/or our ability to obtain necessary financing required to meet our obligations and repay our liabilities arising from normal business operations. We intend to finance our operating costs over the next twelve months with existing cash on hand, cash from operations, debt financings, and/or the sale of equity which we may not be available to us on favorable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to curtail or cease our operations.

Our independent registered accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our auditors have expressed doubt as to our ability to continue as a going concern with respect to their audit opinion for the financial statements for the years ended December 31, 2017 and 2016. We had a working capital surplus of $635,455 at December 31, 2017, compared to working capital deficit of $1,402,563 at December 31, 2016, as such we cannot assure that we will be able to maintain a profitable level of operations sufficient to meet our ongoing cash needs and there exists substantial doubt regarding our ability to continue as a going concern. The ability to continue as a going concern is dependent upon generating profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations.

If we are restricted from using our license associated with our acquired operators, there will be an adverse effect on our revenues and profits.

We expect a significant portion of our revenues to come from gaming revenues earned by acquired operators. Although one or more of the target operators with which we are negotiating acquisition terms may have an active gaming license, we can provide no assurance that the existing license will be renewed, retained or if we are able to acquire the client base of any particular operator we acquire in the future. If we are restricted from acquiring target operators or their client base, our revenue and profit potential will be adversely affected.

If we are unable to respond to changes in consumer preferences, attract new customers or sell new or additional products, our revenue growth and business will be adversely affected.

Our ability to grow depends in large part upon increasing our service and transactional customer base. Our ability to achieve significant growth in revenues in the future will depend upon the effectiveness of our sales and marketing efforts, both domestically and internationally. Our future growth also depends upon our ability to add users and retain and sell new products and services to our existing customers, as well as our ability to diversify our user base beyond geographic boundaries. If we do not retain customers, our customers do not patronise new products or we do not add additional users to our platform, our revenues may not grow as expected or may not grow at all.

Our retail leisure betting business, website and web-shops operate in an industry that is subject to:

• rapid technological change;

• the proliferation of new and changing online gaming sites;

• frequent new product introductions and updates; and

• changes in consumer preferences and demands.

If we fail to anticipate and effectively respond to any of the above changes, the demand for our products and services that we currently offer or that we may offer in the future may be reduced. Additionally, increasing incremental sales to our current customer base will require additional sales and marketing efforts, which may not be successful. Any failure to attract new customers or maintain and expand current customer relationships will have an adverse effect on our business and results of operations. Failure to anticipate and respond to changes in consumer preferences and demands could lead to, among other things, customer dissatisfaction and failure to attract and retain consumers of our products which could have a material adverse effect on our business, financial condition and operating results.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our client base and achieve broader market acceptance of our betting Platform.

Our ability to increase our client base and achieve broader market acceptance of our betting Platform will depend to a significant extent on our ability to expand our sales and marketing operations in several geographic regions. The cost to acquire clients is high due to our sales and marketing efforts, and we may not be able to realize the expected benefits of this investment through increased revenues.

We plan to continue expanding our sales force, both domestically in our core market and internationally, which will require the investment of significant financial resources. Identifying and recruiting qualified personnel and training them in the use of our betting Platform and products is time-consuming and resource-intensive, and our sales representatives may not be fully trained and productive for a significant amount of time. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel, and if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time.

We also plan to dedicate significant resources to our marketing programs, including online advertising and e-mail marketing. The effectiveness of our online advertising has varied over time and may vary in the future due to competition for key search terms, changes in search engine use and changes in the search algorithms used by major search engines. In addition, our e-mail marketing efforts may be limited by privacy regulations and requirements that current and potential customers affirmatively consent to e-mail marketing programs. If our marketing programs are not effective, our business and results of operations will be adversely affected.

We derive substantially all of our revenue and service fees from gaming sales through our website and websites of our betting platform clients. A decline in the popularity of our website or those of our betting platform clients will negatively impact our business and risk our future growth.

We currently derive and expect to continue to derive substantially all of our primary source of revenues and service fees from the sales of gaming products and services sold through our website or websites operated by clients of our betting platform. As such, the continued growth and market demand for our products and services are dependent upon, among other things, our ability to attract and retain new users and having existing users increase their activity on these websites. If we are unable to maintain or extend web traffic to, and use of, these websites, our future growth and revenues may be adversely affected.

Because our gaming operations are concentrated within Italy and we plan to develop our business in a limited number of states in the U.S., we are subject to greater risks than a gaming company that is more geographically and internationally diversified.

The fact that our gaming operations are concentrated within Italy and we plan to develop our business in a limited number of states in the U.S., we are subject to greater risks than a gaming company that is more geographically and internationally diversified. As such, our business may be significantly affected by risks common to the Italian leisure betting market and developing markets in the United States. For example, the changing government regulations on gaming licenses as well as general economic conditions in Italy along with the challenges of obtaining a gaming license in newly developing markets in the U.S. and the impact of any events that disrupt our ability to offer our products and services can adversely affect our business. We cannot control the government process that awards gaming licenses to operators. Reductions in the number of licenses and frequency of issuing licenses by any government regulator can impact our ability to operate our business.

We depend upon our officers and other key employees. Our inability to retain such officers and key employees or recruit additional qualified personnel may have a material adverse effect on our business.

Our future operations and successes depend in large part upon the continued service of our officers and other key employees. Changes in our management could have an adverse effect on our business. This is especially an issue while our staff is small. We are dependent upon the active participation of several key management personnel, including Michele Ciavarella, our Chief Executive Officer (CEO), Alessandro Marcelli, our Chief Operating Officer (COO) and Luca Pasquini, our Chief Technology Officer (CTO) all of whom provide our strategic direction and have built and maintained what we believe is an attractive workplace culture. Any failure to preserve the culture we have established could negatively affect our ability to recruit and retain personnel. We do not carry key person life insurance on any of our senior management or other key personnel. In addition, our CEO is a Canadian citizen with a principal residence in Canada, and our COO and CTO are Italian citizens with their principal residences in Italy. If they become unable or ineligible to legally travel to and work in the United States, their ability to perform some of their duties for the Company could be materially adversely affected.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. As of the date of this prospectus we have approximately 45 full-time employees. The competition for highly skilled technical, managerial and other personnel is intense and we may not be able to retain or recruit such personnel. Our recruiting and retention success is substantially dependent on our ability to offer competitive salaries and benefits to our employees. We must compete with companies that possess greater financial and other resources than we do and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse effect on our business and operating results. If we fail to attract and retain the technical and managerial personnel we need to be successful, our business, operating results and financial condition could be materially adversely affected.

If we cannot maintain our corporate culture, we could lose the customer service, innovation, collaboration, transparency and passion that we believe contribute to our success, and our business may be harmed.

We believe that a critical component of our success has been our corporate culture, which emphasizes customer service, innovation, collaboration, transparency, family atmosphere and passion. We have invested substantial time and resources in building our team with an emphasis on these shared values. As we continue to grow, both organically and through acquisitions of employee teams, and develop the infrastructure associated with being a more mature public company, we will need to maintain our corporate culture among a larger number of employees dispersed in various geographic regions. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives.

If we fail to acquire, integrate and develop operators and new technologies on favorable terms, our future growth and operating results could be adversely affected.

We anticipate that the future growth and success of our business will be dependent upon our successful acquisition of operators and development of new technologies. We may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our solutions, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not the acquisition purchases are completed. In addition, we have only limited experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate successfully the acquired personnel, operations and technologies, or effectively manage the combined business following the acquisition. We may not be able to find and identify desirable acquisition targets or be successful in entering into an agreement with any particular target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer. The difficulties and risks associated with the integration of the operations of new operators into our existing business, include, but are not limited to:

•	the possibility that we will fail to implement our business plans for the integrated company, including as a result of new legislation or regulation in the gaming industry that affects the timing or costs associated with our operations or our acquisition plans;
•	possible inconsistencies between our standards, controls, procedures, policies and compensation structures and those of operators that we acquire;
•	the increased scope and complexity of our operations following the acquisition of multiple operators;
•	the potential loss of key employees and the costs associated with our efforts to retain key employees;
•	provisions in contracts that we and the acquired operators have with third parties that may limit our flexibility to take certain actions;
•	risks and limitations on our ability to consolidate the corporate and administrative infrastructures of new operators with our existing infrastructures;
•	failure to discover liabilities of operators prior to our acquisitions of such operators; and
•	the possibility of unanticipated delays, costs or inefficiencies associated with the integration of operations of new operators with our existing operations.

As a result of these difficulties and risks, we may not be able to successfully manage our growth within our budgetary expectations and anticipated timetable. Accordingly, we may fail to realize some or all of the anticipated benefits of acquiring new operators, including scaling and diversification of our operations achieving operational efficiencies and increasing our cash flow.

In order to grow our business, we anticipate that we will continue to depend on relationships with third parties, such as deployment partners, and technology and content providers. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be more effective in providing incentives to third parties to favor their products or services or to prevent or reduce the use of our services. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our solutions by potential customers.

If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our solutions or increased revenues.

If we are unable to effectively compete for operators, customers, sponsorship contracts with sports teams and strategic relationships, our business may be adversely affected.

The gaming business is highly competitive. We may compete with companies to acquire operators and to retain or attract new customers. Some of our competitors may have greater resources than we do, including financial, marketing and technical resources. In addition, some of our competitors may develop new technologies or services that are more attractive to other operators or our customers. No assurances can be given that we will be able to compete effectively against any such competitors.

We may not be able to successfully implement our business strategy.

Our business strategy includes expanding our products and services and we may seek acquisitions of synergistic companies to do so. Acquisitions involve numerous risks, including substantial cash expenditures; potentially dilutive issuance of equity securities; incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition; difficulties in assimilating the acquired technologies or the operations of the acquired companies; diverting our management’s attention away from other business concerns; risks of entering markets in which we have limited or no direct experience; and the potential loss of our key employees or key employees of the acquired companies.

We cannot assure you that any acquisition will result in short-term or long-term benefits to us. We may misjudge the value or worth of an acquired product, company or business. In addition, our future success would depend in part on our ability to manage the rapid growth associated with acquisitions. We cannot assure you that we will be able to make the combination of our business with that of acquired products, businesses or companies work or be successful. Furthermore, the development or expansion of our business or any acquired products, business or companies may require a substantial capital investment by us. We may not have these necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds by selling shares of our preferred or common stock, which could dilute each current shareholder’s ownership interest in the Company. Our operating results and financial condition will be adversely affected if we fail to implement our business strategy or if we invest resources in a strategy that ultimately proves unsuccessful.

If we do not have sufficient capital resources to complete acquisitions and develop our operators, our ability to implement our business plan could be adversely affected.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our existing solutions, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need capital to implement our business plan, and may seek to finance operator acquisitions and development projects through debt or equity financings. Disruptions to financial markets or other challenging economic conditions may adversely impact our ability to complete any such financings or the terms of any such financings may be unacceptable or unfavorable to us. To the extent that we issue equity securities in connection with our proposed acquisition, our current stockholders will experience dilution of their holdings. To the extent we incur debt, we may be subject to restrictive covenants that impact our ability to conduct our business. We can provide no assurance that we will be able to obtain financing necessary to implement our business plan or that any such financing will be on terms acceptable to us.

If we are not able to maintain and enhance our brand, our business, operating results and financial condition may be adversely affected.

We believe that maintaining and enhancing our reputation for our advanced, cost effective sports betting and gaming technology software is critical to our relationships with our existing customers and operators and to our ability to attract new customers and operators. We also believe that the importance of brand recognition and software creativity will increase as competition in our market increases. We devote significant resources to developing and maintaining our brand and innovative betting technology leadership, with a focus on identifying and interpreting emerging trends in the market, shaping and guiding industry dialogue, and expanding the adoption of online sports betting and gaming software solutions. Our brand promotion activities may not ultimately be successful or yield increased revenue. In addition, independent industry analysts provide reviews of our platform, as well as products and services offered by our competitors, and perception of our betting platform in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ products and services, our brand may be adversely affected.

The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new markets and as more sales are generated. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors, and we could lose customers and operators or fail to attract potential new customers and operators, all of which would adversely affect our business, results of operations and financial condition.

We currently depend on and may continue to be dependent on third parties to provide certain components and products we distribute through our online gaming platform, and any increased costs associated with third party developers or any delay or interruption in production may negatively affect both our ability to provide access to the Platform and our ability to continue our operations.

We currently depend on our product aggregation agreements with Microgame S.p.A. (“Microgame”) and land-based retail protocols SNAITECH S.P.A. (“SNAI”) to provide some casino gaming products and horse race betting through our gaming Platform. Until we reach direct agreements with other product suppliers and complete the integration of such products on our own Odissea betting Platform, we anticipate that we will continue to rely on Microgame and SNAI and other third parties to provide some products through our Platform. The costs associated with relying on third parties may increase our operating and development costs and negatively affect our ability to operate because we cannot control the developer's personnel, schedule or resources. We may experience delays in finalizing Platform updates. In addition, our reliance upon third-party developers exposes us to risks, including reduced control over quality assurance and costs of development. If any of the foregoing occurs, we could lose our current and prospective consumers. In addition, we may be required to rely on certain technology that we will license from third parties, including software that we integrate and use with software that we may develop internally. We cannot provide any assurances that these third-party technology licenses will be available to us on commercially reasonable terms, if at all. The inability to establish any of these technology licenses, or the loss of such licenses if established, could result in delays in completing any Platform updates or changes until equivalent technology can be identified, licensed and integrated. Any such delays could materially adversely affect our business, operating results and financial condition.

If we do not comply with the terms of our agreements with Microgame and SNAI or if such agreements are terminated, our business, operating results and financial condition may be adversely affected.

Our agreements with Microgame and SNAI to develop and operate some components of our gaming products and process certain land-based retail transactions is important to our operations. If we fail to comply with any of the terms or conditions of any such agreement, Microgame or SNAI terminate our agreement or such agreement expires and we are unable to find a suitable replacement, our business, operating results and financial condition would be materially adversely affected.

We depend on payments from third-party service providers, including government regulated gaming agencies. If we are unable to collect such payments or these payments decrease or do not increase as our costs increase, our financial condition and operating results may be adversely affected.

We depend, in part, on private entities and regulated third-party sources of payment for the gross gaming revenues earned by our operators. The amount our operators receive for their services may be adversely affected by market and cost factors as well as other factors over which we have no control, including, but not limited to, future changes to the payment systems, the cost containment and utilization decisions of third-party service providers and the global economy. We can provide no assurance that future changes to betting odds from data providers for sporting events, table rake from poker providers and tax rates on game offerings, cost containment measures implemented by private third-party service providers, the global economy or other factors affecting payments for gaming services will not adversely affect our financial condition and operating results.

If we have a security incident or breach involving unauthorized access to customer data, our platform may be perceived as lacking sufficient security, customers may reduce their use of, or stop using, our platform and we may incur significant liabilities.

Our Platform involves the storage and transmission of our clients’ confidential and proprietary information, which may include the personal data and information on their customers, players, suppliers and agents. As a result, unauthorized access or use of customer data could expose us to regulatory actions, litigation, investigations, remediation costs, damage to our reputation and brand, disclosure obligations, loss of customer and partner confidence in the security of our solutions and resulting fees, costs, expenses, loss of revenues, and other potential liabilities. While we have security measures in place designed to protect the integrity of customer information and prevent data loss, misappropriation, and other security breaches, if these measures are inadequate or are compromised as a result of third-party action, including intentional misconduct by computer hackers, theft, employee error, malfeasance or otherwise, our reputation could be damaged, our business may suffer, and we could incur significant liabilities. Cybersecurity challenges, including threats to our own IT infrastructure or those of our customers or third-party providers, are often targeted at companies such as ours, and may take a variety of forms ranging from malware, phishing, ransomware, man-in-the-middle attacks, session hijacking, denial-of-service, password attacks, viruses, worms and other malicious software programs or cybersecurity attacks to “mega breaches” targeted against hosted software and cloud based IT services, which could be initiated by individual or groups of hackers or sophisticated cyber criminals. A cybersecurity incident or breach could result in disclosure of confidential information and intellectual property, or cause production downtimes and compromised data. Because cybersecurity attacks and techniques change frequently, we may be unable to anticipate these techniques or implement adequate preventative measures. Any or all of these issues could negatively affect our ability to attract new customers, cause existing customers to elect to terminate their business with us or switch their business to a competitor, result in reputational damage, cause us to pay remediation costs or issue service credits or refunds to customers for improper bets or false claims of improper bets, or result in lawsuits, regulatory fines or other action or liabilities, which could adversely affect our business and results of operations.

Many states in the United States as well as foreign governments have enacted laws requiring companies to provide notice of data security breaches involving certain types of personal data, and significant fines on companies involved in such incidents may be imposed. In addition, some of our regulators and certifying agents contractually require notification of data security breaches. Security compromises experienced by us or by our competitors may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new clients, cause existing clients to switch to a competing betting software provider, or subject us to third-party lawsuits, regulatory fines or other action or liability, which could materially and adversely affect our business and operating results.

There can be no assurance that any limitations of liability provisions in our contracts would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business and results of operations.

Our information systems, websites and apps, like those of other gaming companies, are vulnerable to the threat of cybersecurity and data privacy risks.

Our business involves the storage, management, and transmission of the proprietary information of our customers, including personal, financial, and other sensitive or confidential information. Cyberattacks and other efforts by bad actors to steal personal information, to steal proprietary and sensitive company information, and to disrupt service are on the rise, and the methods used to attack, to obtain unauthorized access to, to disable, to degrade, or to otherwise compromise our systems, our software, our websites and our applications are continuously changing and evolving. We may be unable to anticipate or detect successfully these methods or implement adequate preventive measures. Moreover, software or applications we develop or obtain from third parties may contain defects in design or manufacture or other vulnerabilities that could unexpectedly compromise or lead to the compromise of our systems, our software, our websites, our applications, or the information security and privacy of the proprietary and personal information stored, managed, and transmitted by or on those systems, software, or applications.

Although we have in place certain control procedures and security measures to protect the proprietary and personal data we store, manage and transmit for our customers, we cannot guarantee that these measures will be sufficient to detect or prevent interceptions, intrusions, break-ins, security breaches, theft, the introduction of viruses or malicious code, or other disruptions or attacks that may jeopardize the security, confidentiality, or integrity of the proprietary and personal information stored, managed, or transmitted by our systems, websites, software and applications. Security breaches or other malicious attacks of our systems, websites, software, and applications could result in system or service disruptions or the theft, misappropriation, misuse, unauthorized disclosure, or compromise of personal and proprietary information. In addition, security breaches or other malicious attacks of our systems, websites, software, and applications could also result in an impact to or compromise of the systems of our customers who utilize our software, websites and applications. Our systems, websites, software and applications are also exposed to computer viruses, denial of service attacks and bulk unsolicited commercial email, or spam. Despite the security measures we have in place, these events could cause a loss of data to customers which could harm our reputation and expose us to litigation or liability. We may be required to expend significant capital or other resources to protect against the threat of security breaches, hacker attacks or system malfunctions or to alleviate problems caused by such breaches, attacks or failures which would have a material adverse effect on our business.

Privacy concerns and domestic or foreign privacy laws or regulations may result in significant costs and compliance challenges, reduce demand for our solutions, and adversely affect our business.

Our clients can use our platform to collect, use and store certain personal data regarding their agents, employees, players/customers and suppliers. National and local governments, agencies, and authorities in the countries in which we and our clients operate have adopted or may adopt laws and regulations regarding the collection, use, storage, processing and disclosure of personal data obtained from consumers and individuals, which could impact our ability to offer our solutions in certain jurisdictions or our customers’ ability to deploy our solutions globally. Privacy-related laws are particularly stringent in Europe. If we or our third-party subprocessors fail to adequately comply with privacy-related laws, regulations and standards, it may limit the use and adoption of our solutions, reduce overall demand for our solutions, lead to significant fines, penalties or liabilities for noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. Moreover, if we or our third-party subprocessors fail to adhere to adequate data protection practices around the usage of our clients’ personal data, it may damage our reputation and brand.

The European Union, or the EU, and the United States agreed to a framework for data transferred from the EU to the United States called the Privacy Shield in 2016, but this framework has been challenged by private parties and may face additional challenges by national regulators or additional private parties. In addition, the other bases on which we and our clients rely for the transfer of data, such as certain contractual clauses, continue to be subjected to regulatory and judicial scrutiny. If we or our clients are unable to transfer data between and among countries and regions in which we operate, it could decrease demand for our betting software solutions, require us to restrict our business operations, and impair our ability to maintain and grow our client base, expand geographically and increase our revenues.

Additionally, in 2016 the EU adopted a new regulation governing data privacy called the General Data Protection Regulation, or the GDPR, which became effective on May 25, 2018. The GDPR establishes new requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to four percent of worldwide annual turnover or 20 million euro, whichever is higher. Customers, particularly in the EU, are seeking assurances from their suppliers, including us, that their processing of personal data of EU nationals is in accordance with the GDPR, and if we are unable to provide adequate assurances to such customers, demand for our solutions could be adversely affected. In addition, we must continue to seek assurances from our third-party subprocessors that they are handling personal data in accordance with GDPR requirements in order to meet our own obligations under the GDPR.

Compliance with privacy laws and regulations, particularly the GDPR, that are applicable to our business and the businesses of our clients is costly and time-consuming. Such laws and regulations may adversely affect our clients’ ability and willingness to process, handle, store, use and transmit personal data of their employees, players/customers and suppliers, which in turn could limit the use, effectiveness and adoption of our solutions and reduce overall demand. Even the perception of privacy concerns, whether or not valid, may inhibit the adoption, effectiveness or use of our betting Platform. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, including challenges to onward transfer mechanisms such as Privacy Shield and model contractual clauses, regulations, standards and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, as well as limitations on data collection, use, disclosure and transfer for us and our clients.

If we are unable to maintain successful relationships with retail agents, partners, our business, operating results, and financial condition could be adversely affected.

We have historically relied on retail agents, affiliates and partners, such as referral partners, resellers, and integration partners (collectively “partners”), to attract new clients and sell additional services to our existing clients and players. Our agreements with our partners are generally non-exclusive and some of our partners have entered, and may continue to enter, into strategic relationships with our competitors. Further, many of our partners have multiple strategic relationships, and they may not regard us as of significant importance for their businesses. Our partners may terminate their respective relationships with us with limited or no notice and with limited or no penalty, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our Platform. We may also terminate our relationships with partners who choose to work with our competitors or for other reasons. Moreover, we may have difficulty attracting effective partners to sell our Platform to other clients and players, particularly given our smaller size relative to larger franchise and well-established betting operators. If we are not able to maintain and grow our partner relationships, our growth could be adversely affected.

Our partners also may impair our ability to enter into other desirable strategic relationships. If our partners do not effectively market and sell our betting products and Platform solution, if they choose to place greater emphasis on products of their own or those offered by our competitors, or if they fail to meet the needs of our clients and players, our ability to grow our business and sell our Platform may be adversely affected. Similarly, the loss of a substantial number of our partners, and our possible inability to replace them, the failure to recruit additional partners, any reduction or delay in their sales of our betting Platform, or any conflicts between partner sales and our direct sales and marketing activities could materially and adversely affect our business and results of operations.

If we fail or are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our technologies, which would impair our competitive advantage, proprietary technology and our brand.

Our success is dependent, in part, upon protecting our proprietary technology. We rely on a combination of proprietary programming and source codes, copyright, trademarks, service marks, trade secret laws and contractual provisions in an effort to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Any of our trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. We do not have any patent applications pending in the United States or anywhere we operate, and may not be able to obtain patent protection for the technology covered in any future patent applications should we enter such applications. In addition, any patents, if any, are issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our solutions and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our technology may be unenforceable under the laws of jurisdictions outside the United States. In addition, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying and use of our solutions and proprietary information may increase.

Although we enter into confidentiality agreements with the parties with whom we have strategic relationships and business alliances, we do not currently enter into confidentiality and invention assignment agreements with our employees and consultants. No assurance can be given that the agreements we enter into will be effective in controlling access to and distribution of our solutions and proprietary information. Further, these agreements do not prevent our competitors or partners from independently developing technologies that are substantially equivalent or superior to our solutions.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our solutions, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our solutions, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new solutions, and we cannot assure you that we would be able to license that technology on commercially reasonable terms or at all. Any inability to license third party technology in the future would have a material adverse effect on our business or operating results, and would adversely affect our ability to compete.

We have experienced rapid growth and organizational change in recent periods and if we fail to manage our growth effectively, we may be unable to execute our business plan.

We increased our number of full-time employees from 15 as of August 15, 2014 to 45 as of June 30, 2018 as we have expanded our operations, completed additional business acquisitions and experienced growth in number of customers and operators. Our growth has placed, and may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand our headcount and operations both domestically and internationally, with no assurance that our business or revenue will continue to grow. Continuing to create a global organization and managing a geographically dispersed workforce will require substantial management effort, the allocation of valuable management resources and significant additional investment in our infrastructure. We will be required to continually improve our operational, financial and management controls and our reporting procedures and we may not be able to do so effectively, which could negatively affect our results of operations and overall business. In addition, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross margins or operating expenses in any particular quarter. Moreover, if we fail to manage our anticipated growth and change in a manner that preserves the key aspects of our corporate culture, the quality of our software solutions may suffer, which could negatively affect our brand and reputation and harm our ability to retain and attract customers.

We may not be able to successfully scale our technology and manage the growth of our business if we are unable to improve our internal systems, processes and controls.

We need to continue to improve our internal systems, processes and controls to effectively manage our operations and growth. We may not be able to successfully implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud. We have licensed technology from third parties to help us improve our internal systems, processes and controls. The support services available for such third-party technology may be negatively affected by mergers and consolidation in the software industry, and support services for such technology may not be available to us in the future. We may experience difficulties in managing improvements to our systems, processes and controls or in connection with third-party software, which could impair our ability to provide our solutions or professional services to our customers in a timely manner, causing us to lose customers, limit us to smaller deployments of our solutions or increase our technical support costs.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Not all geographic metrics covered by our market opportunity estimates will necessarily implement regulated or online gaming at all, and in some cases many potential customers and operators may choose to continue using their existing betting platform provider, or choose a solution offered by our competitors. It is impossible to build every product feature that every customer wants, and our competitors may develop and offer features that our solutions do not offer. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by our market opportunity estimates will purchase our solutions at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons outside of our control, including competition in our industry. Furthermore, we have historically focused our selling and marketing efforts in regulated markets in Europe, specifically Italy. In order for us to successfully address this broader market opportunity, we will need to successfully market and sell our betting Platform to larger enterprise customers, where we have only recently made significant investments, and also further expand our international presence. If any of these risks materialize, it could adversely affect our results of operations. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this prospectus, see the section titled “Market and Industry Data.”

Our research and development efforts are costly and subject to international risks, and may not contribute significantly to revenues for several years, if at all.

In order to remain competitive, we must continue to invest in research and development. We have made and expect to continue to make significant investments in development and related opportunities, and these investments could adversely affect our operating results if not offset by increases in revenues. However, we may not receive significant revenues from these investments for several years, if at all.

Further, our competitors may expend a greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors could materially and adversely affect our business and results of operations.

In addition, our release schedule for new features, enhancements and solutions may be delayed while we hire software developers or find alternative contract development resources. Additionally, while we take precautions to ensure that our software components and source code is protected, misconduct by any third-party, acts of espionage, malware attacks, theft of confidential information or other malicious cyber incidents attributed to any third-party contractor may compromise our system infrastructure, expose us to litigation and lead to reputational harm that could adversely affect our business and results of operations.

If we fail to manage our technical operations infrastructure, our existing customers may experience service outages and our new customers may experience delays in the deployment of our solutions.

We derive significant revenue from the use of our websites and Platform. In the past, we have experienced significant growth in the number of users, transactions and data that our operations infrastructure supports. We seek to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers. We also seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. In addition, we need to properly manage our technological operations infrastructure in order to support version control, changes in hardware and software parameters and the evolution of our Platform. As we transition to larger infrastructure and geographic expansion, we may experience interruptions, delays and outages in service and availability, and we expect our gross gaming margin to decline modestly in the near term reflecting the costs of this transition.

We have experienced, and may in the future experience, website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, vendor issues, human or software errors, viruses, security attacks, fraud, general Internet availability issues, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If we do not accurately predict our infrastructure requirements, our existing customers may experience service outages that may subject us to financial penalties, financial liabilities and customer losses. If our operations infrastructure fails to keep pace with increased sales, customers may experience delays as we seek to obtain additional capacity, which could adversely affect our reputation, business and results of operations.

We may not have exclusive control over the distribution of cash from our acquired operators and may be unable to cause all or a portion of the cash of such operators to be distributed to us.

We anticipate having a complete or a majority ownership in the operators we acquire. We expect the agreements we execute with such operators will provide for the distribution of available cash to us. However, it is possible that these agreements may impose limits on the ability of our acquired operators to make distributions of cash to us. If we are unable to cause sufficient cash to be distributed from one or more of our acquired operators, our ability to pay our obligations as they become due may be harmed.

If we acquire an operator that has made submission and reporting errors prior to our ownership, we may be liable for such errors that which may have a material adverse effect on our business.

Historical submissions and reporting errors in gaming accounts made by an operator prior to our acquisition, may require us to provide refunds to customers and may also subject to us civil penalties which involve monetary damages. In the case that acquired operators overpaid their obligation, it is very unlikely that we would be able to collect funds that were owed to the operator prior to our acquisition. There can be no assurance that a compliance audit will disclose any future liabilities for underpayment or overpayments that any of our operators may have incurred.

If any executive officers or key personnel of operators we acquire are unable to assist with the transition of operations and customers, our business may be adversely affected.

In connection the acquisition of operators, we believe that it is necessary and desirable to retain the services of executive officers and key personnel of such operators to assist with the transition and integration of operations and customers into our existing operations; however, no assurances can be given that such executive officers and key personnel will be willing and able to assist us with such transition and integration. In the event that such executive officers and key personnel are unable to assist us after the consummation of the acquisition of the operator, we may need to hire additional personnel to assist with the transaction, which new personnel may not be readily available to us or on acceptable terms.

Any violation of the Foreign Corrupt Practices Act or any other similar anti-corruption laws could have a negative impact on us.

Our revenue is derived from operations outside the United States, which exposes us to complex foreign and U.S. regulations inherent in doing cross-border business and in each of the countries in which we transact business. We are subject to compliance with the United States Foreign Corrupt Practices Act (“FCPA”) and other similar anti-corruption laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While our employees and agents are required to comply with these laws, we cannot be sure that our internal policies and procedures will always protect us from violations of these laws, despite our commitment to legal compliance and corporate ethics. Violations of these laws may result in severe criminal and civil sanctions as well as other penalties, and the Securities and Exchange Commission and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. The occurrence or allegation of these types of risks may adversely affect our business, performance, prospects, value, financial condition, and results of operations.

Risks Related to Our Industry

Economic conditions, particularly in Italy and Europe, that have an adverse effect on the gaming industry may have an adverse effect on our results of operations.

Our business operations are currently concentrated in a single industry and geographic area (Italy and Europe) that is affected by international, national and local economic conditions. A downturn in the overall economy or economy in a specific region such as Italy or Europe or a reduction in demand for gaming in such area, may have an adverse effect on our financial condition or results of operations. We cannot predict the effect or duration of an economic slowdown in Italy and Europe or in the gaming industry, or the impact such slowdown may have on the demand for our leisure gaming products and services. If consumers have less disposable income to spend on wagers or ifs are unable to devote resources to using our products, our business may be adversely affected.

Intense competition in the leisure gaming industry may adversely affect our revenue and profitability.

We operate in a highly competitive environment and we compete for operators, customers and advertisers with numerous well-established leisure gaming operators, as well as numerous smaller and newer gaming website operators. Many of our principal competitors have substantially longer operating histories, greater financial, technical, marketing or other resources, stronger brand and customer recognition, larger intellectual property portfolios and broader global distribution and presence than we have. Our competitors may be able to offer products or functionality similar to ours at a more attractive price than we can by integrating or bundling such products with their other product offerings. Acquisitions and consolidation in our industry may provide our competitors with even more resources or may increase the likelihood of our competitors offering bundled or integrated products with which we cannot effectively compete. New innovative start-ups and existing large companies that are making significant investments in research and development could also launch new products and services that are competitive with ours and that could gain market acceptance quickly. In addition, we face potential competition from participants in adjacent markets that may enter our markets by leveraging related technologies and partnering with or acquiring other companies, or providing alternative approaches to provide similar results.

With the introduction of new technologies, the evolution of our Platform and new market entrants, we expect competition to intensify in the future. Increased competition generally could result in reduced sales, reduced margins, losses or the failure of our Platform to achieve or maintain more widespread market acceptance, any of which could harm our business.

We expect that competition from internet gaming will continue to grow and intensify in the U.S.

We intend to expand our gaming products to the U.S.; however, that will be dependent upon changes in legislation and we expect that we will face increased competition from internet gaming as the potential for legalized internet gaming continues to grow. Several states in the United States are currently considering legislation that would legalize internet gaming at the state level. As a result of the Justice Department's December 2011 opinion concerning the applicability of the Wire Act to internet gaming, certain states including Nevada, Delaware and New Jersey have enacted legislation to authorize various forms of intrastate internet gaming. Furthermore, competition from internet lotteries and other internet wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from our products and thus adversely affect our business. Such internet wagering services are likely to expand in future years and become more accessible to domestic customers as a result of initiatives in some states to consider legislation to legalize intrastate internet wagering. There have also been proposals that would specifically legalize internet gaming under federal law. If we are unable to initiate our U.S. strategy, anticipate or react to or penetrate the U.S. market in a timely manner, our competitive position would weaken, which would adversely affect our business and results of operations.

If we fail to comply with applicable laws and regulations, we could suffer penalties or be required to make significant changes to our operations. In addition, changes in laws and regulations with respect to the gaming industry, and the application or interpretation of existing laws and regulations applicable to our operations may have a material adverse effect on our business, financial condition and results of operations.

Our business is highly regulated, and we are subject to many laws and regulations at the federal, provincial and local government levels in the jurisdictions in which we operate. These laws and regulations require that our operators and our operations meet various licensing, certification and other requirements, including those relating to:

•	ownership of our operators;
•	our and our operators' relationships with sponsors and other referral sources;
•	approvals and other regulations affecting the acquisition of operators, capital expenditures or the addition of services;
•	qualifications of management and support personnel;
•	maintenance and protection of records;
•	billing for services by gaming product providers, including appropriate treatment of overpayments and credit balances;
•	privacy and security of individually identifiable personal information;
•	online gaming and gaming in general;
•	commercial advertising;
•	subscription rates; and
•	foreign investments.

Furthermore, the rules and regulations governing the gaming industry are still evolving and subject to interpretation in the territories in which we operate and the territories in which we may operate in the future. Promulgation of new laws, changes in current laws and changes in interpretations by courts and other government agencies of existing laws may require us to modify or cease our operations. Compliance with changes in such laws and regulations may increase our operating expenses. In addition, our failure to comply with current or future laws and regulations may expose us to significant liabilities. Our inability or failure to comply with laws and regulations that govern the gaming industry in the territories in which we operate may have a material adverse effect on our business, financial conditions and results of operations.

Regulators at the federal and provincial level in Italy are monitoring and restricting the issuance and renewal of gaming licenses which could have an adverse effect on our growth.

Federal regulators in Italy are enforcing new restrictions to reduce the number of independent operators in the gaming industry, and a moratorium on new licenses for gaming operators in Italy has been implemented. The success of our business depends upon our ability to acquire operators in new geographic locations. The restrictions on the licensing of new operators may make it more difficult for us to locate operators that we may be able to acquire. Our inability to acquire operators and expand our operations into new geographic locations may have a material adverse effect on our business and financial condition.

Our records and submissions to regulatory agencies may contain inaccurate or unsupportable submissions which may result in an under or overstatement of our revenues and subject us to various penalties.

A major component of the regulatory environment is the interpretation of winnings and tax calculation procedures established by the Agenzia delle Dogane e dei Monopoli (“ADM”). Inaccurate or unsupportable submissions, inaccurate records for gaming coin-in or turnover, client data and erroneous winning claims could result in inaccurate revenues being reported. Such errors are subject to correction or retroactive adjustment in later periods and may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. We may also be required to refund a portion of the revenue that we received which, depending on its magnitude, may damage our reputation and relationship with regulatory agencies and may have a material adverse effect on our results of operations or cash flows.

The ADM in Italy conducts weekly account audits and sweeps for taxes in addition to random onsite inspections for online connection to the ADM network as well as nefarious programming or routers which can alter the reporting requirements of the ADM. It is possible that our acquired operators will receive letters from ADM auditors requesting payment of alleged violations and errors and as such will incur expenses associated with responding to, and appealing such requests, as well as the costs of paying any shortfalls in addition to possible fines and penalties. Demands for payments can occur even if an operator is acquired by means of an asset transfer. Our inability to dispute or pay requests for underpayments may have a material adverse effect on our financial condition and results of operations.

Operators in the gaming industry have been the subject of Italian federal and provincial investigations, and we may become subject to investigations in the future.

Both Italian federal and provincial government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of gaming companies, as well as their executives and managers. These investigations relate to, among other things, diversion practices if an agent or store owner were to disconnect (i.e. remove ethernet plug from internet) our betting terminal or PC from the ADM network. In addition, we may employ executives and managers, some of which may have worked at other gaming companies that are or may become the subject of ADM investigations and private litigation. Such executives and managers may be included in governmental investigations or named as defendants in private litigation. A governmental investigation of us, our executives or our managers could divert our management’s attention and result in significant expenses as well as negative publicity.

If regulations or regulatory interpretations change, we may be obligated to buy interests of principals who retain equity interests in operators in which we have a majority interest.

Although we expect that we will purchase 100% ownership of the operators that we acquire, in some instances, the selling principal or principals may retain a minority interest. If certain regulations or regulatory interpretations change, we may be obligated to purchase some or all of the non-controlling interests of the principals of the operators that we acquire. The regulatory changes that may trigger such obligations include changes that:

•	make the referral of client lists and other customers to our operators by principals affiliated with us illegal;
•	create the substantial likelihood that cash distributions from limited liability companies to affiliated principals will be illegal; or
•	cause the ownership by principals of interests in limited liability companies to be illegal.

The cost of purchasing such non-controlling interests may be substantial if a triggering event were to result in simultaneous purchase obligations of a substantial number or of all of the non-controlling interests of principals of our operators. There can be no assurance that our existing or future capital resources will be sufficient for us to purchase the non-controlling interests held by the principals of our operators. The triggering of these obligations could have a material adverse effect on our financial condition and results of operations.

Our current operations are international in scope and we are planning further geographic expansion, creating a variety of potential operational challenges.

We currently have office locations in Canada and business operations in Europe and intend to open offices in the United States and possibility other countries. If we expand in the future, our offices, personnel and operations may be further dispersed around the world. In connection with such expansion, we may face a number of challenges, including costs associated with developing software and providing support in additional languages, varying seasonality patterns, potential adverse movement of currency exchange rates, longer payment cycles and difficulties in collecting accounts receivable in some countries, tariffs and trade barriers, a variety of regulatory or contractual limitations on our ability to operate, adverse tax events, reduced protection of intellectual property rights in some countries and a geographically and culturally diverse workforce and customer base. Failure to overcome any of these difficulties could negatively affect our business and results of operations.

We face exposure to foreign currency exchange rate fluctuations that could harm our results of operations.

We conduct transactions, including intercompany transactions, in currencies other than the U.S. dollar. As we grow our international operations, we expect the amount of our revenues that are denominated in foreign currencies to increase in the future. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar could affect our revenues and operating results due to transactional and translational remeasurements that are reflected in our results of operations. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our common stock could be adversely affected.

We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

Risks Related to Our Securities

The price of our common stock may fluctuate significantly.

An investment in our common stock is risky, and should be made only if an investor can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

•	sale of our common stock by our stockholders, executives, and directors;
•	volatility and limitations in trading volumes of our shares of common stock;
•	our ability to obtain financings to implement our business plans, including the acquisitions of operators;
•	the timing and success of introductions of new products by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors;
•	our ability to attract new customers;
•	changes in our capital structure or dividend policy, future issuances of securities and sales of large blocks of common stock by our stockholders;
•	our cash position;
•	announcements and events surrounding financing efforts, including debt and equity securities;
•	our inability to enter into new markets or develop new products;
•	reputational issues;
•	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;
•	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;
•	changes in industry conditions or perceptions;
•	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;
•	departures and additions of key personnel;
•	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;
•	changes in applicable laws, rules, regulations, or accounting practices and other dynamics;
•	market conditions or trends in the gaming industry; and
•	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. Any of these factors may make it more difficult or impossible for investors to sell our common stock or obtain a return on their investment. In the past, shareholders have instituted securities class action litigation against some companies following periods of market volatility. If we become involved in such securities litigation, we could, among other things, incur substantial costs and the attention of our management could be diverted from our business.

Shares of our common stock lack a significant trading market, which makes it more difficult for an investor to sell our common stock.

Currently our shares of common stock are quoted in the over-the-counter market on the OTCQB marketplace. There is no assurance that an active trading market in our common stock will develop, or if such a market develops, that it will be sustained. In addition, there is a greater chance for market volatility for securities quoted in the over-the-counter markets as opposed to securities traded on a national exchange. This volatility may be caused by a variety of factors, including, but not limited to, the lack of readily available quotations and analyst coverage of our Company and low trading volumes. As a result, an investor may find it more difficult to dispose of our common stock or to obtain coverage for significant news events concerning us, and our common stock could become substantially less attractive for investment by financial institutions, as consideration in future capital raising transactions or for other purposes.

Future sales of shares of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market. In addition, if our significant stockholders sell a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Any issuance of additional common stock or common stock equivalents by us would result in dilution to our existing shareholders. Such issuances could be made at a price that reflects a discount to the then-current trading price of our common stock. Moreover, the perception in the public market that stockholders may sell shares of our stock or that we may issue additional shares of common stock could depress the market for our shares and make it more difficult for us to sell equity securities in the future at any time, if at all.

We may issue additional shares of common stock without stockholder approval, which would dilute the current holders of our common stock.

Our Board of Directors has authority, without action or vote of our shareholders, to issue shares of common. We may issue shares of our common stock to complete a business combination or to raise capital. Such stock issuances could be made at a price that reflects a discount from the then-current trading price of our common stock. These issuances would dilute our stockholders’ ownership interest, which, among other things, would have the effect of reducing their influence on matters on which our stockholders vote. In addition, our stockholders and prospective investors may incur additional dilution if holders of stock options and warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock.

The rights of the holders of our common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our Board the right to create one or more new series of preferred stock. As a result, the Board may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights that could adversely affect the voting power and equity interests of the holders of our common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be used to discourage, delay or prevent a change of control of our Company, which could materially adversely affect the price of our common stock.

If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of Sarbanes-Oxley requires annual management assessments of the effectiveness of our internal control over financial reporting. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our common stock after the closing of this offering, the lack of research coverage may adversely affect the market price of our common stock. Furthermore, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to expand our business with existing customers and attract new customers.

Our common stock may be subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

Following this offering, our directors, executive officers and principal stockholders and their respective affiliates, will beneficially own approximately 70.4% of our outstanding shares of common stock on a fully diluted basis. As a result, these stockholders acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our Company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in corporate control;
•	impeding a merger, consolidation, takeover or other business combination involving us; or
•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control of our company or changes in our management. For example, our Board has the authority to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our Company, or otherwise could materially adversely affect the market price of our common stock.

Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. This provision may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which could discourage potential takeover attempts, reduce the price that investors may be willing to pay for shares of our common stock in the future and result in our market price being lower than it would without these provisions.

The exercise of warrants and options and conversion of outstanding notes will result in dilution.

To the extent that outstanding stock options or warrants or notes have been or may be exercised or converted or other shares issued, investors may experience dilution and may never be profitable for holders of the warrants to exercise the warrants.

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price.

If all of the investors converted their entire indirect participation interest into common shares, we would be obligated to issue 31,276,182 common shares.

USE OF PROCEEDS

This prospectus relates to Shares that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds upon the sale of Shares by the Selling Stockholders in this offering. However, we may receive gross proceeds upon an exercise of the Warrants issued to the Selling Stockholders for cash. See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our common stock, and currently intend to retain all of our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered Shares (if any), and such sales may be made at prevailing market prices, or at privately negotiated prices.

THE PRIVATE PLACEMENT

On May 31, 2018, we closed a private placement offering of up to 7,500 units and entered into Subscription Agreements (the “Agreements”) with a group of 130 unaffiliated accredited investors (the “May 31, 2018 Private Placement”). We offered Subscription Agreements in both US and Canadian dollar denomination. Each Unit sold to US Investors was sold at a per unit price of $1,000 and was comprised of (i) a 10% convertible debenture in the principal amount of $1,000 (the “U.S. Debentures”), (ii) 208 shares of our common stock and (iii) 1082.25 warrants to purchase shares of our common stock (the “U.S. Warrants”). Each Unit sold to Canadian Investors was sold at a per unit price of $1,000 CND and was comprised of (i) a 10% convertible debenture in the principal amount of $1,000 CND (the “Canadian Debentures” and together with the U.S. Debentures, the “May Debentures”), (ii) 160 shares of our common stock and (iii) Warrants to purchase 832.5 shares of our common stock (the “Canadian Warrants” and together with the U.S. Warrants, the “May Warrants”). The May Debentures provide that if at any time that the common shares issuable to the holders on conversion of the Debentures in whole or in part would be free trading without resale restrictions or statutory hold periods, the May Debenture is redeemable by us at any time or times prior to the Maturity Date on not less than ten (10) Business Days prior written notice from us to the Investor of the proposed date of Redemption (the “Redemption Date”), without bonus or penalty, provided, however, that prior to the Redemption Date, the holder has the right to convert the whole or any part of the principal and accrued and unpaid interest of the Debenture into our common shares. In the event of an early repayment by us, the holder is guaranteed to receive a minimum of five months of interest. The May Debentures are subject to adjustment provisions contained in the May Debentures for stock split and stock dividends and other similar transactions, and conversion of the May Debentures may be accelerated by us if the closing price of our common stock exceeds 200% of the conversion price for a period of 20 trading days in a 30 day period at any time up to the maturity date of the May Debenture.

The May Warrants are exercisable at an exercise price of $0.50 per share and expire two years after the issuance date. Each U.S. Warrant issued in the May 31, 2018 Private Placement is exercisable on a cashless basis in the event that there is not an effective registration statement registering the shares underlying the May Warrant at the time of exercise. The May Warrants are subject to adjustment provisions contained in the May Warrant for stock split and stock dividends and other similar transactions, and exercise of the May Warrants may be accelerated by us if the closing price of our common stock exceeds 200% of the exercise price for a period of 20 trading days in a 30 day period at any time up to the expiration date of the Warrant

The Investors in the May 31, 2018 Private Placement purchased a total 3,268 U.S. units and we issued US Debentures in the principal amount of $3,268,000 and 4,800 Canadian units and we issued Canadian Debentures in the principal amount of CDN $4,800,000 (US $3,739,200), and the Investors received 7,532,808 Warrants to purchase shares of common stock and 1,447,744 shares of common stock.

To facilitate the transaction, we paid finders fees equal to 5% of the gross proceeds in cash plus broker warrants to purchase 5% of the number of Warrants sold to Investors in the May 31, 2018 Private Placement. The broker warrants had like terms as the Warrants issued to Investors in the May 31, 2018 Private Placement.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the Selling Stockholders identified below, or its transferee(s), of a total of 3,892,379 shares of common stock underlying the Warrants. The Selling Stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the Shares that we have sold to them. The Selling Stockholders may sell some, all or none of their Shares. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares.

The table is based on information supplied to us by the Selling Stockholders. The Selling Stockholders have indicated to us that neither they nor any of their affiliates has held any position or office or had any other material relationship with us in the past three years except as described below.

The following table sets forth the number of shares of the common stock beneficially owned by the Selling Stockholders as of October 26, 2018. The percentage of beneficial ownership is based on 75,540,298 shares of our common stock outstanding as of October 26, 2018.

Selling Stockholder	Beneficial Ownership Prior to the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership Prior to the Sale of all Shares Covered by this Prospectus	Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus	Beneficial Ownership After the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership After the Sale of all Shares Covered by this Prospectus

Alan Alber (1)	94,756	*	27,056	67,700	*
Alder Opportunity LP(2)	113,708	*	32,468	81,240	*
Anson Master Fund(3)	947,563	1.2%	270,563	677,000	*
Robert Sanders Burgess(4)	189,513	*	54,113	135,400	*
Steve and Lucy Christopher(5)	94,756	*	27,056	67,700	*
Jeffrey Cipin(6)	189,513	*	54,113	135,400	*
Judith Dack(7)	37,903	*	10,823	27,080	*
Lauren Dack(8)	94,756	*	27,056	67,700	*
Diversified Equity Investments Fund 1 L.P. (9)	189,513	*	54,113	135,400	*
Executive Real Estate LLC(10)	79,905	*	21,645	58,260	*
FGP Protective Opportunity Master Fund(11)	1,895,125	2.5%	541,125	1,354,000	1.8%
Gemini Finance Corp(12)	284,269	*	81,169	203,100	*
Gemini Special Opportunities Fund, LP(13)	812,281	1.1%	135,281	677,000	*
Gordon Holmes(14)	189,513	*	54,113	135,400	*
Icon Asset Management LLC(15)	75,805	*	21,645	54,160	*
Kenneth Deichert Medicine Professional Corp.(16)	37,903	*	10,823	27,080	*
King Brainard SEP IRA(17)	396,128	*	108,225	287,903	*
Mach 100 LP(18)	396,128	*	108,225	287,903	*
William Matlack(19)	473,781	*	135,281	338,500	*
Allen Gerald Merovitz(20)	189,513	*	54,113	135,400	*
MMCAP International Inc.(21)	3,790,250	4.8%	1,082,250	2,708,000	3.4%
Richard M. Niehuser(22)	18,951	*	5,411	13,540	*
Barry M. Pearl(23)	56,854	*	16,234	40,620	*
Brian and Wendy Penny(24)	189,513	*	54,113	135,400	*
Alan Sheron(25)	379,025	*	108,225	270,800	*
Summit Alliance(26)	37,903	*	10,823	27,080	*
Thomas Prasil Trust(27)	379,025	*	108,225	270,800	*

Charles Troiano and Annette Troiano(28)	90,966	*	25,974	64,992	*
Paul Troiano(29)	90,966	*	25,974	64,992	*
Vista Capital Investments, LLC(30)	189,513	*	54,113	135,400	*
Warberg WF VI L.P.(31)	189,513	*	54,113	135,400	*
John Fred Welter(32)	379,025	*	108,225	270,800	*
Wayne Welter(33)	200,013	*	64,613	135,400	*
Fidelity Clearing Canada ULC ITF “Echelon Wealth Partners Inc.”(34)	71,000	*	71,000	0	*
Carter Terry & Company(35)	95,186	*	95,186	0	*
Adam Cabibi(36)	206,501	*	152,341	54,160	*
Daniel Spine (37)	237,711	*	102,311	135,400	*

(1)	Consists of (i) 5,200 shares of common stock; (ii) a convertible note in the principal amount of US$ 25,000 which is convertible into 62,500 shares of common stock; and (iii) a warrant to purchase 27,056 shares of common stock.
(2)	Consists of (i) 6,240 shares of common stock; (ii) a convertible note in the principal amount of US$ 30,000 which is convertible into 75,000 shares of common stock; and (iii) a warrant to purchase 32,468 shares of common stock. The address for Alder Opportunity LP is 3600 Dallas Highway, Suite 230-250, Marietta, Georgia 30064 and the principal is Ankur Chatterjee. Ankur Chatterjee has voting and dispositive power with respect to the securities.
(3)	Consists of (i) 52,000 shares of common stock; (ii) a convertible note in the principal amount of US $250,000 which is convertible into 625,000 shares of common stock; and (iii) a warrant to purchase 270,563 shares of common stock. The address for Anson Master Fund is 207-155 University Avenue, Toronto, Ontario, Canada M5H 3B7. Amin Nathoo is the Principal of Anson Master Fund and has voting and dispositive power with respect to the securities.
(4)	Consists of (i) 10,400 shares of common stock; (ii) a convertible note in the principal amount of US$ 50,000 which is convertible into 125,000 shares of common stock; and (iii) a warrant to purchase 54,113 shares of common stock.
(5)	Consists of (i) 5,200 shares of common stock; (ii) a convertible note in the principal amount of US$ 25,000 which is convertible into 62,500 shares of common stock; and (iii) a warrant to purchase 27,056 shares of common stock.
(6)	Consists of (i) 10,400 shares of common stock; (ii) a convertible note in the principal amount of US$ 50,000 which is convertible into 125,000 shares of common stock; and (iii) a warrant to purchase 54,113 shares of common stock.
(7)	Consists of (i) 2,080 shares of common stock; (ii) a convertible note in the principal amount of US$ 10,000 which is convertible into 25,000 shares of common stock; and (iii) a warrant to purchase 10,823 shares of common stock.
(8)	Consists of (i) 5,200 shares of common stock; (ii) a convertible note in the principal amount of US$ 25,000 which is convertible into 62,500 shares of common stock; and (iii) a warrant to purchase 27,056 shares of common stock.
(9)	Consists of (i) 10,400 shares of common stock; (ii) a convertible note in the principal amount of US$ 50,000 which is convertible into 125,000 shares of common stock; and (iii) a warrant to purchase 54,113 shares of common stock. The address for Diversified Equity Investment Fund 1, L.P. is 9413 Madison Drive, Atlanta, Georgia 30346 and the principal is Daniel Spine. Daniel Spine has voting and dispositive power with respect to the securities.
(10)	Consists of (i) 4,160 shares of common stock; (ii) a convertible note in the principal amount of US$ 20,000 which is convertible into 50,000 shares of common stock; and (iii) a warrant to purchase 21,645 shares of common stock. The address for Executive Real Estate LLC is PO Box 923208, Norcross, Georgia 30010 and the principal is John L. Williams. John L. Williams has voting and dispositive power with respect to the securities.
(11)	Consists of (i) 104,000 shares of common stock; (ii) a convertible note in the principal amount of US$ 500,000 which is convertible into 1,250,000 shares of common stock; and (iii) a warrant to purchase 541,125 shares of common stock. The address for FGP Protective Opportunity Master Fund SPC obo FGP Protective Opportunity Master Fund, SP is c/o JP Fund Administration (Cayman) Ltd., Governor’s Square, 23 Lime Tree Bay Avenue, PO Box 10176, Grand Cayman, KY1-1002 Cayman Islands and the principal is Gregory Pepin. Gregory Pepin has voting and dispositive power with respect to the securities
(12)	Consists of (i) 15,600 shares of common stock; (ii) a convertible note in the principal amount of US$ 75,000 which is convertible into 187,500 shares of common stock; and (iii) a warrant to purchase 81,169 shares of common stock. The address for Gemini Finance Corp is c/o 1075 Valleyside Lane, Encinitas, CA 92024 and the principal is Steve Winters. Steve Winters has voting and dispositive power with respect to the securities
(13)	Consists of (i) 26,000 shares of common stock; (ii) a convertible note in the principal amount of US$ 125,000 which is convertible into 312,500 shares of common stock; and (iii) a warrant to purchase 135,281 shares of common stock. The address for Gemini Special Opportunities, Fund LP is c/o 1075 Valleyside Lane, Encinitas, CA 92024 and the principal is Steve Winters. Steve Winters has voting and dispositive power with respect to the securities.
(14)	Consists of (i) 10,400 shares of common stock; (ii) a convertible note in the principal amount of US$ 50,000 which is convertible into 125,000 shares of common stock; and (iii) a warrant to purchase 54,113 shares of common stock.

(15)	Consists of (i) 4,160 shares of common stock; (ii) a convertible note in the principal amount of US$ 20,000 which is convertible into 50,000 shares of common stock; and (iii) a warrant to purchase 21,645 shares of common stock. The address for Icon Asset Management LLC is 4310 Hammerstone Court, Norcross, Georgia 30092 and the principal is Adam Cabibi. Adam Cabibi has voting and dispositive power with respect to the securities.
(16)	Consists of (i) 2,080 shares of common stock; (ii) a convertible note in the principal amount of US$ 10,000 which is convertible into 25,000 shares of common stock; and (iii) a warrant to purchase 10,823 shares of common stock. The address for Kenneth Deichert Medicine Professional Corp. is 171 Guelph Street, Upper Leud, Georgetown, Ontario, Canada L7G 4A1 and the principal is Dr. Kenneth Deichert. Dr. Kenneth Deichert has voting and dispositive power with respect to the securities
(17)	Consists of (i) 20,800 shares of common stock; (ii) a convertible note in the principal amount of US$ 100,000 which is convertible into 250,000 shares of common stock; and (iii) a warrant to purchase 108,225 shares of common stock. The address for King Brainard SEP IRA is 1007 N. Federal Highway, Apt. 305, Fort Lauderdale, Florida 33304 and the principal is King Brainard. King Brainard has voting and dispositive power with respect to the securities.
(18)	Consists of (i) 20,800 shares of common stock; (ii) a convertible note in the principal amount of US$ 100,000 which is convertible into 250,000 shares of common stock; and (iii) a warrant to purchase 108,225 shares of common stock. The address for Mach 100 LP is 6565 Spence Street, Suite 205, Las Vegas, Nevada 89119 and the principal is David N. Baker. David N. Baker has voting and dispositive power with respect to the securities
(19)	Consists of (i) 26,000 shares of common stock; (ii) a convertible note in the principal amount of US$ 125,000 which is convertible into 312,500 shares of common stock; and (iii) a warrant to purchase 135,281 shares of common stock.
(20)	Consists of (i) 10,400 shares of common stock; (ii) a convertible note in the principal amount of US$ 50,000 which is convertible into 125,000 shares of common stock; and (iii) a warrant to purchase 54,113 shares of common stock.
(21)	Consists of (i) 208,000 shares of common stock; (ii) a convertible note in the principal amount of US$ 1,000,000 which is convertible into 2,500,000 shares of common stock; and (iii) two warrants to purchase 541,125 shares of common stock each, respectively. The address for MMCAP International Inc. SPC is George Town Financial Centre, 90 Fort Street, Box 259, George Town, Grand Cayman KY1-1104 and the principal is Matthew MacIsaac, Secretary of MM Asset Management Inc., as Subadvisor to MMCAP International Inc. SPC. Matthew MacIsaac has voting and dispositive power with respect to the securities.
(22)	Consists of (i) 1,040 shares of common stock; (ii) a convertible note in the principal amount of US$ 5,000 which is convertible into 12,500 shares of common stock; and (iii) a warrant to purchase 5,411 shares of common stock.
(23)	Consists of (i) 3,120 shares of common stock; (ii) a convertible note in the principal amount of US$ 15,000 which is convertible into 37,500 shares of common stock; and (iii) a warrant to purchase 16,234 shares of common stock.
(24)	Consists of (i) 10,400 shares of common stock; (ii) a convertible note in the principal amount of US$ 50,000 which is convertible into 125,000 shares of common stock; and (iii) a warrant to purchase 54,113 shares of common stock.
(25)	Consists of (i) 20,800 shares of common stock; (ii) a convertible note in the principal amount of US$ 100,000 which is convertible into 250,000 shares of common stock; and (iii) a warrant to purchase 108,225 shares of common stock.
(26)	Consists of (i) 2,080 shares of common stock; (ii) a convertible note in the principal amount of US$10,000 which is convertible into 25,000 shares of common stock; and (iii) a warrant to purchase 10,823 shares of common stock each, respectively. The address for Summit Alliance is 368 Sunset Ridge, Woodbridge Ontario, Canada, L4H 1Z8 and the principal is Anthony Viele. Anthony Viele has voting and dispositive power with respect to the securities
(27)	Consists of (i) 20,800 shares of common stock; (ii) a convertible note in the principal amount of US$ 100,000 which is convertible into 250,000 shares of common stock; and (iii) a warrant to purchase 108,225 shares of common stock. The address for Thomas Prasil Trust U/A/D 11-26-03 is 3935 E. San Miguel Avenue, Paradise Valley, Arizona 85253 and the trustee is Thomas Prasil. Thomas Prasil has voting and dispositive power with respect to the securities.
(28)	Consists of (i) 4,992 shares of common stock; (ii) a convertible note in the principal amount of US$ 24,000 which is convertible into 60,000 shares of common stock; and (iii) a warrant to purchase 25,974 shares of common stock.
(29)	Consists of (i) 4,992 shares of common stock; (ii) a convertible note in the principal amount of US$ 24,000 which is convertible into 60,000 shares of common stock; and (iii) a warrant to purchase 25,974 shares of common stock.
(30)	Consists of (i) 10,400 shares of common stock; (ii) a convertible note in the principal amount of US$ 50,000 which is convertible into 125,000 shares of common stock; and (iii) a warrant to purchase 54,113 shares of common stock. The address for Vista Capital Investment, LLC is 120 Birmingham Drive, Suite 230, Cardiff, California 92007 and the principal is David Clark. David Clark has voting and dispositive power with respect to the securities.
(31)	Consists of (i) 10,400 shares of common stock; (ii) a convertible note in the principal amount of US$ 50,000 which is convertible into 125,000 shares of common stock; and (iii) a warrant to purchase 54,113 shares of common stock. The address for Warberg WF VI L.P. is 716 Oak Street, Winnetka, Illinois 60093 and the principal is David Warsh. David Warsh has voting and dispositive power with respect to the securities.

(32)	Consists of (i) 20,800 shares of common stock; (ii) a convertible note in the principal amount of US$ 100,000 which is convertible into 250,000 shares of common stock; and (iii) a warrant to purchase 108,225 shares of common stock. John Fred Welter is the brother of Wayne Welter mentioned in footnote 33.
(33)	Consists of (i) 10,400 shares of common stock; (ii) a convertible note in the principal amount of US$ 50,000 which is convertible into 125,000 shares of common stock; (iii) a warrant to purchase 54,113 shares of common stock; and (iv) a warrant to purchase 10,500 shares of common stock due to Commercium Group Ltd. (“Commercium”) for finders fees related to the May 31, 2018 Private Placement. The address for Commercium is 1 First Canadian Place, Suite #350, Toronto Region Board of Trade Tower, Toronto, Ontario, M5X 1C1 and the principal is Wayne Welter. Commercium assigned the warrant paid for finders fees described in this footnote 33(iv) to Wayne Welter who is the brother of John Fred Welter mentioned in footnote 32.
(34)	Consists of a broker warrant to purchase a total of 71,000 shares of common stock. The address for Echelon Wealth Partners Inc. is 1 Adelaide Street East, Suite 2100, Toronto, Ontario, Canada M5C 2V9. Miles Nadal is the principal stock holder of Echelon Wealth Partners Inc. David Cusson is the CEO of Echelon Wealth Partners Inc. and has voting and dispositive power with respect to the securities.
(35)	Consists of a broker warrant to purchase a total of 95,186 shares of common stock. The address for Carter Terry & Company is 3060 Peachtree Rd NW # 1200, Atlanta, GA 30305, and the principal is Timothy J. Terry. Timothy J. Terry has voting and dispositive power with respect to the securities.
(36)	Consists of a broker warrant to purchase a total of 130,696 shares of common stock. The stockholder is an employee of the placement agent for the Private Placement and, as such, is an affiliate of a broker-dealer. Also consists of (i) 4,160 shares of common stock; (ii) a convertible note in the principal amount of US$ 20,000 which is convertible into 50,000 shares of common stock; and (iii) a warrant to purchase 21,645 shares of common stock owned by Icon Asset Management LLC, mentioned in footnote 15, of which Adam Cabibi is the principal.
(37)	Consists of a broker warrant to purchase a total of 48,198 shares of common stock. The stockholder is an employee of the placement agent for the Private Placement and, as such, is an affiliate of a broker-dealer. Also consists of (i) 10,400 shares of common stock; (ii) a convertible note in the principal amount of US$ 50,000 which is convertible into 125,000 shares of common stock; and (iii) a warrant to purchase 54,113 shares of common stock owned by Diversified Equity Investment Fund 1, L.P., mentioned in footnote 9, of which Daniel Spine is the principal.

PLAN OF DISTRIBUTION

We are registering the Shares previously issued to the Selling Stockholders. to permit the resale of these Shares by the Selling Stockholders from time to time after the effective date of this registration statement, of which this prospectus forms a part. The Selling Stockholders may be deemed “underwriters,” within the meaning of the Securities Act.

The Selling Stockholders, or their pledges, donees, transferees, or any of its successors in interest selling Shares received from the Selling Stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
  in the over-the-counter market;
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
  through the writing of options, whether such options are listed on an options exchange or otherwise;
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales;
  through the distribution of the common stock by any Selling Stockholders to their partners, members or stockholders;
  through one or more underwritten offerings on a firm commitment or best efforts basis;
  sales pursuant to Rule 144;
  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The Selling Stockholders may also transfer the Shares by gift. The Selling Stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of the Shares at a stipulated price per security. If the broker-dealer is unable to sell the Shares acting as agent for the Selling Stockholders, it may purchase as principal any unsold Shares at the stipulated price. Broker-dealers who acquire Shares as principals may thereafter resell the Shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the Shares are covered by this prospectus.

If the Selling Stockholders effects such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell Shares short and deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge Shares to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, the Selling Stockholders may, from time to time, sell the Shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales.

The Selling Stockholders and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares estimated to be $35,000 in total. Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All amounts in this report are in U.S. dollars, unless otherwise noted.

Overall

As a result of the acquisition of Ulisse and Odissea in July 2016, our business operations changed. Accordingly, comparisons with prior periods are generally not meaningful.

We are subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, as well as possible delays in the decision and implementation of a new business plan. We generate revenues by providing online and offline gaming products and services in regulated countries.

We anticipate continuing to rely on equity sales of common stock to fund our operations and to seek out additional acquisitions or invest in new business opportunities. The issuance of any additional shares will result in dilution to our existing shareholders.

Overview

Newgioco Group, Inc. was incorporated in the state of Delaware on August 26, 1998. We maintain our principal executive offices headquartered in Toronto, Canada with wholly owned subsidiaries in Italy and Austria.

Our subsidiaries include: Multigioco which was acquired on August 15, 2014, Rifa which was acquired on January 1, 2015, as well as Ulisse GmbH (“Ulisse”) and Odissea Betriebsinformatik Beratung GmbH (“Odissea”) which were both acquired on July 1, 2016.

Newgioco Group is now a vertically integrated company which owns and operates an innovative betting Platform software and offers a complete suite of online and onsite leisure gaming services including a variety of lottery and casino gaming products, as well as sports betting products through a distribution network of retail betting locations situated throughout Italy. We intend to grow through acquisitions and organic development of our distribution network in Italy in addition to exploring new opportunities in regulated gaming markets internationally.

We derive revenue through the use by our customers and third-party operators of our innovative, state-of-the-art betting technology Platform that is owned through our subsidiary Odissea Betriebsinformatik Beratung GmbH (“Odissea”), and we also derive revenue through the retail land-based (onsite) and web-based (online) gaming products and services we provide in Italy through our subsidiaries, Multigioco Srl, Rifa Srl and Ulisse GmbH.

Our revenue streams, through our subsidiaries Multigioco, Rifa and Ulisse, consist of wagering and gaming transaction income from online based betting and land-based betting shops located throughout Italy, and our revenue stream through our subsidiary, Odissea, consists of the service revenue generated from the provision of our Platform services to third party operators on a B2B basis. We generated aggregate revenues of $8,822,659 and $17,416,526 for the three and six months ended June 30, 2018, compared to revenues of $4,094,423 and $7,969,624 for the three and six months ended June 30, 2017, respectively.

Results of Operations for the Three and Six Months Ended June 30, 2018 and June 30, 2017

Revenues

We generated revenues of $8,822,659 and $17,416,526 for the three and six months ended June 30, 2018, respectively, compared to revenues of $4,094,423 and $7,969,624 for the three and six months ended June 30, 2017, respectively. The revenues are comprised of Net Gaming Revenues derived from providing online and offline gaming products, services, and Platform services in Italy.

The increase in revenues for the three and six months ended June 30, 2018 over the same period ended June 30, 2017 is attributed to the growth in our offline and web-based gaming operations as well as revenues derived from Platform services that were a result of the July 1, 2016 acquisition of Ulisse and Odissea.

The following table represents disaggregated revenues from our gaming operations for the three and six months ended June 30, 2018 and June 30, 2017. Turnover represents the total bets processed for the period.

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Turnover
Turnover web-based	$55,025,859	$27,499,233	$101,091,758	$56,249,069
Turnover land-based	45,013,592	22,072,383	89,507,552	46,042,050
Total Turnover	$100,039,451	$49,571,616	$190,599,310	$102,291,119

Winnings/Payouts
Winnings web-based	54,687,682	26,063,667	97,305,678	53,286,149
Winnings land-based	35,765,405	19,241,356	74,511,647	40,945,9997
Total Winnings/payouts	90,453,086	45,305,023	171,817,325	94,232,146

Gross Gaming Revenues	$9,586,364	$4,266,593	$18,781,985	$8,058,973

Less: ADM Gaming Taxes	799,016	460,750	1,595,849	825,211
Net Gaming Revenues	$8,787,349	$3,805,843	$17,216,136	$7,233,762
Add: Commission Revenues	18,152	81,654	117,153	163,499
Add: Service Revenues	17,159	206,926	83,238	572,363
Total Revenues	$8,822,659	$4,094,423	$17,416,527	$7,969,624

Direct Selling Costs

Direct selling costs represent the fees we pay to our network service provider, ADM license fees, and commissions for field agents and promoters which is essentially considered an ongoing marketing cost.

For the three and six months ended June 30, 2018 our selling expenses were $5,826,243 and $11,903,600, respectively, and for the three and six months ended June 30, 2017 our selling expenses were $2,474,200 and $5,911,151, respectively.

Interest Expenses

We incurred interest expense, net of interest income, of $1,050,270 and $1,262,509 for the three and six months ended June 30, 2018, respectively, compared to interest expense, net of interest income, of $83,540 and $250,387 for the three and six months ended June 30, 2017, respectively.

Change in Fair Value of Derivative Liability

Changes in fair value of derivative liability generated a gain of $18,014,364 and $18,268,653 for the for the three and six months ended June 30, 2018, respectively, and generated a loss of $7,931 and a gain $136,695 for the three and six months ended June 30, 2017, respectively.

Net Income (Loss)

For the three and six months ended June 30, 2018, we had a net loss of $6,487,928 and $5,719,251 or a loss of $0.09 and $0.08 per share, basic and diluted, respectively, compared to a net income of $213,405, or $0.00 per share, basic and diluted, and a net loss of $628,711, or $0.01 per share, basic and diluted for the three and six months ended June 30, 2017, respectively.

The increase in net loss during 2018 is primarily due to debt issuance in the second quarter of 2018 offset by the increase in revenues generated from the large increase in betting turnover, relative decrease in selling expenses, general and administrative expenses, positive effect of changes in fair market value of derivative liabilities and gain on litigation in connection with settlement as described in Note 12 to the notes to our unaudited financial statements for the three and six month ended June 30, 2018.

Other Comprehensive Income

Our other comprehensive income consists of foreign currency translation adjustments related to the effect of foreign exchange on the value of our assets denominated in Euro.

Our reporting currency is the U.S. dollar while the functional currency of our subsidies is the Euro, the local currency in Italy and Austria and the functional currency of our Canadian subsidiary is the Canadian dollar. The financial statements of our subsidiaries are translated into United States dollars in accordance with ASC 830, using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income.

We recorded a foreign currency translation adjustment loss of $98,355 and $162,873 for the three and six months ended June 30, 2018, respectively, and a foreign currency translation adjustment gain of $33,610 and a loss of $36,593 for the three and six months ended June 30, 2017, respectively.

Results of Operations for the Year Ended December 31, 2017 as compared to the Year Ended December 31, 2016

Revenues

Compared to $8,897,963 in gross revenue for the year ended December 31, 2016, our gross revenue for the year ended December 31, 2017 was $22,865,146. The following table represents a detailed breakdown of revenues from our gaming operations for years ended December 31, 2017 and December 31, 2016:

	Year Ended	Year Ended
	December 31,	December 31,
	2017	2016
Turnover
Turnover web-based	$106,785,302	$103,033,957
Turnover land-based	111,734,469	18,917,917
Total Turnover	$218,519,771	$121,951,874

Winnings/Payouts
Winnings web-based	100,860,085	96,728,850
Winnings land-based	94,201,786	16,487,782
Total Winnings/payouts	195,061,871	113,216,632

Gross Gaming Revenues	$23,457,900	$8,735,242

Less: ADM Gaming Taxes	1,761,935	1,592,926

Net Gaming Revenues	$21,695,965	$7,142,316
Add: Commission Revenues	281,285	1,105,389
Add: Service Revenues	887,896	650,258
Total Revenues	$22,865,146	$8,897,963

General and Administrative Expenses

We incurred $5,597,881 in general and administrative expenses during the year ended December 31, 2017, compared to $4,512,812 in the year ended December 31, 2016. The increase in general and administrative expenses was a result of an increase in salaries and wages in connection with the July 1, 2016 acquisitions of Ulisse and Odissea and incurring a full year of salaries expense.

Our major general and administrative expenses for the year ended December 31, 2017 compared to 2016 were as follows:

	Dec. 31, 2017	Dec. 31, 2016

Salaries	$2,900,422	$1,156,809
Cash and non-cash professional fees including legal, consulting and audit fees	$600,659	$674,218
Depreciation and amortization expenses	$670,957	$747,688
Management fees	$164,333	$146,007
Stock-based compensation	$—	$675,000

Amortization expense includes the amortization of deferred loan costs of $69,691 and $225,491 for the years ended December 31, 2017 and December 31, 2016, respectively.

Direct Selling Expenses

Direct selling costs represent the fees we pay to our network service provider, ADM license fees, and commissions for field agents and promoters which is essentially considered an ongoing marketing cost.

During the year ended December 31, 2017 our selling expenses were $14,672,099, compared to selling expenses of $5,846,019 for the year ended December 31, 2016. The increase was due to the commissions paid related to the increase in betting turnover.

Interest Expense

We had incurred interest expenses, net of interest income, of $482,367 for the year ended December 31, 2017, compared to $727,328 in interest expense, net of interest income, for the year ended December 31, 2016.

Interest expense includes non-cash interest costs of $205,216 for the year ended December 31, 2017, compared to $569,558 in non-cash interest costs for the year ended December 31, 2016.

Change in Fair Value of Derivative Liability

Changes in fair value of derivative liability generated an income of $257,231 for the year ended December 31, 2017, compared to $426,369 for the year ended December 31, 2016. The decrease in the fair value of derivative liability is due to a decrease in the price of the Company’s common stock and increased volatility in stock price.

Impairment on investment in non-consolidated entities

We recorded impairment of $6,855 and $0 on the investment in shares of Banca Veneto SCpA (now known as Intesa Sanpaolo Bank) during the year ended December 31, 2017 and 2016, respectively.

Net Income/Loss

For the year ended December 31, 2017, we had a net income of $1,365,886, or $0.02 per share (basic and diluted), as compared to a net loss of $1,968,659, or $0.04 per share (basic and diluted), for the year ended December 31, 2016.

This increase in net income during 2017 is primarily due to the increase in revenues generated from the large increase in betting turnover and relative decrease in general and administrative expenses.

Other Comprehensive Income

Our other comprehensive income consists of foreign currency translation adjustments related to the effect of foreign exchange on the value of our assets denominated in Euro.

Our reporting currency is the U.S. dollar while the functional currency of our subsidiaries is the Euro, the local currency in Italy and Austria and the functional currency of our Canadian subsidiary is the Canadian dollar. The financial statements of our subsidiaries are translated into U. S. dollars in accordance with ASC 830, using year-end rates of exchange for assets and liabilities; average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income.

For the year ended December 31, 2017 we recorded an income of $166,304 for foreign currency translation adjustment, compared to an expense of $540,896 for foreign currency translation adjustment for the year ended December 31, 2016.

Liquidity, Capital Resources and Financing

Assets

At June 30, 2018, we had a total of $22,721,479 in assets compared to $12,224,496 in assets at December 31, 2017. The increase is primarily related to the increase in cash and cash equivalents and investment in non-consolidated entities. At December 31, 2017, we had a total of $12,224,496 in assets compared to $7,520,411 in assets at December 31, 2016. The increase in 2017 is primarily related to the increase in cash and cash equivalents as well as gaming accounts receivable.

Liabilities

At June 30, 2018, we had $18,341,670 in current liabilities and $903,218 in long term liabilities, compared to current liabilities of $7,214,958 and long-term liabilities of $895,488 at December 31, 2017, and current liabilities of $4,285,594 and long-term liabilities of $742,189 at December 31, 2016. The increase in current liabilities was a result of an increase in accounts payable and accrued liabilities, taxes payable, gaming accounts balances and debenture liabilities.

Working Capital

We had $6,785,266 in cash and cash equivalents at June 30, 2018 compared to $6,469,858 cash and cash equivalents at December 31, 2017. We had $8,506,218 in current assets and $18,341,670 in current liabilities, resulting in a working capital deficit of $9,835,452 at June 30, 2018, compared to a working capital surplus of $635,455 at December 31, 2017.

We cannot assure that we will be able to maintain a profitable level of operations sufficient to meet our ongoing cash needs. During the past several years, we generally sustained recurring losses and negative cash flows from operations. We currently do not generate sufficient revenue from operations to sustain our growth plans. Our operations most recently have been funded through a combination of the sale of debentures, convertible and promissory notes as well as through the issuance of our common stock. We are pursuing potential equity and/or debt investors and have engaged placement agents to assist us in this initiative. While we are pursuing the opportunities and actions described above, there can be no assurance that we will be successful in our efforts.

Accumulated Deficit

As of June 30, 2018, we had a total accumulated deficit of $15,616,871, compared to a total accumulated deficit of $9,897,620 at December 31, 2017.

We currently maintain an operating line of credit for a maximum amount of EUR 300,000 (approximately USD $350,000) for Multigioco and EUR 50,000 (approximately USD $58,000) for Rifa from Intesa Sanpaolo Bank in Italy secured by restricted cash on deposit at Intesa Sanpaolo Bank and guaranteed by certain shareholders of the Company and bears a fixed rate of interest at 5% per annum on the outstanding balance with no minimum payment, maturity or due date. In addition, the Company obtained a $1,000,000 secured revolving line of credit from Metropolitan Commercial Bank in New York which bears a fixed interest rate of 3.00% per annum on the outstanding balance with no minimum payment, maturity or due date secured by a $1,000,000 cash security deposit.

Although we intend to maintain our lending relationships with Intesa Sanpaolo Bank and Metropolitan Commercial Bank, we believe that our focus should be on obtaining additional capital through the private placement and/or the sale of our registered securities. Any additional equity financing may result in substantial dilution to our stockholders.

Cash Flows from Operating Activities

Cash flows from operating activities resulted in net cash provided by operating activities of $1,237,245 for the six months ended June 30, 2018, compared to $659,966 of net cash used in operating activities for the six months ended June 30, 2017. Cash flows from operating activities resulted in net cash provided by operating activities of $3,358,674 for the year ended December 31, 2017, compared to $785,880 of net cash provided by operating activities for the same period ended December 31, 2016.

Cash Flows from Investing Activities

The net cash used in investing activities for the six months ended June 30, 2018 was $4,426,851 compared to $160,812 of net cash used in investing activities for the six months ended June 30, 2017. The net cash used in investing activities for the year ended December 31, 2017 was $225,864 compared to $194,028 of net cash provided by investing activities for the period ended December 31, 2016.

Cash Flows from Financing Activities

Net cash used in financing activities for the six months ended June 30, 2018 was $3,673,614 compared to $553,622 of net cash provided by financing activities for the six months ended June 30, 2017. Net cash provided by financing activities for the year ended December 31, 2017 was $570,625 compared to $1,222,419 of net cash provided by financing activities for the year ended December 31, 2016.

Off-Balance-Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that we expect to be material to investors. We do not have any non-consolidated, special-purpose entities.

Related Party Transactions

Advance Receivable - related party

In February 2018 we provided an advance of EUR 39,048 (approximately USD $45,000) to Engage IT Services Srl to finance hardware purchased by third-party betting shops. In June 2018, we increased the advance by EUR 45,675 (approximately USD $53,000). The advances bear interest at 4.47% and will be due in February 2019. An officer of our company holds a 34% stake in Engage IT Services.

Advances from stockholders represent non-interest-bearing loans that are due on demand. Interest was imputed at 5% per annum. Balances of Advances from stockholders are as follows:

	June 30, 2018	June 30, 2017
Gold Street Capital Corp.	$62,773	$15,099
Doriana Gianfelici	—	55,916
Luca Pasquini	—	177
Other stockholders	—	540,643
Total advances from stockholders	$62,773	$611,835

Amounts due to Gold Street, the major stockholder of Newgioco Group, are for reimbursement of expenses. During the three and six months ended June 30, 2018, we also paid management fees of $36,000 and $72,000 to Gold Street Capital Corp.

The amounts due to the stockholders at June 30, 2018 are non-interest bearing and due on demand.

During the six months ended June 30, 2018, we paid management fees of approximately $6,000 to Luca Pasquini. Also, the Company paid service fees of EUR 240,000 (approximately USD $280,000) to Ulisse Services Ltd., a company owned by Luca Pasquini.

During the period ended June 30, 2018, we paid EUR 5,000,000 (approximately USD $5,846,370) in cash to repurchase 3,331,200 shares of common stock and issued 4,735,600 shares of our common stock equal to EUR 5,000,000 at a price of USD $1.18 per share (or approximately USD $5,846,370) to the former shareholders of Ulisse which included Luca Pasquini our CTO; Gabriele Peroni our VP Business Development and Franco Salvagni or VP of Land-based Operations to exercise the Ulisse Put Option pursuant to the Stock Purchase Agreement between us and Ulisse GmbH dated July 1, 2016.

Related-Party Debt

Promissory notes payable to related parties with a principal balance of approximately $318,000 represents amounts due to Braydon Capital Corp., a company owned by Claudio Ciavarella, the brother of our CEO. These notes bear interest at a rate of 1% per month and have no fixed maturity date. Accounts payable and accrued liabilities include approximately $94,000 in accrued interest on these notes.

Inflation

We do not believe that general price inflation will have a material effect on the Company's business in the near future.

Foreign Exchange

We operate in several foreign countries, including Austria, Italy and Canada and we incur operating expenses and have foreign currency denominated assets and liabilities associated with these operations. Transactions are generally denominated in U.S. dollars “USD” and while those involving our Canadian subsidiary are in Canadian dollars “CAD” and our subsidiaries in Italy and Austria are in Euro. Debt has also been issued in both USD and CAD. Changes and fluctuations in the foreign exchange rate between the Euro and the USD and CAD to the USD will have an effect on our results of operations.

Significant Accounting policies

Use of estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include valuing equity securities issued in share-based payment arrangements, determining the fair value of assets acquired, allocation of purchase price, impairment of long-lived assets, the collectability of receivables and the value of deferred taxes and related valuation allowances. Certain estimates, including evaluating the collectability of receivables and advances, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Goodwill

Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. Goodwill is not being amortized but is reviewed at least annually for impairment. In our evaluation of goodwill impairment, we perform a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment is not conclusive, we proceed to a two-step process to test goodwill for impairment including comparing the fair value of the reporting unit to its carrying value (including attributable goodwill). Fair value for our reporting units is determined using an income or market approach incorporating market participant considerations and management's assumptions on revenue growth rates, operating margins, discount rates and expected capital expenditures. Fair value determinations may include both internal and third-party valuations. Unless circumstances otherwise dictate, we perform our annual impairment testing in the fourth quarter.

There was no goodwill impairment recorded as a result of the last quantitative assessment in the fourth quarter of 2017.

Loss Contingencies

We may be subject to claims, suits, government investigations, and other proceedings involving competition and antitrust, intellectual property, privacy, indirect taxes, labor and employment, commercial disputes, content generated by our users, goods and services offered by advertisers or publishers using our websites and Platform, and other matters. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages. We record a liability when we believe that it is both probable that a loss has been incurred, and the amount can be reasonably estimated. If we determine that a loss is possible, and a range of the loss can be reasonably estimated, we disclose the range of the possible loss in the Notes to the Consolidated Financial Statements.

We evaluate, on a monthly basis, developments in our legal matters that could affect the amount of liability that has been previously accrued, and the matters and related ranges of possible losses disclosed and make adjustments and changes to our disclosures as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters. Until the final resolution of such matters, there may be an exposure to loss in excess of the amount recorded, and such amounts could be material. Should any of our estimates and assumptions change or prove to have been incorrect, it could have a material impact on our business, consolidated financial position, results of operations, or cash flows.

To date, none of these types of litigation matters, most of which are typically covered by insurance, has had a material impact on our operations or financial condition. We have insured and continue to insure against most of these types of claims.

Business Combinations

We allocate the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Long-Lived Assets

We evaluate the carrying value of our long-lived assets for impairment by comparing the expected undiscounted future cash flows of the assets to the net book value of the assets when events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value will be charged to earnings.

Fair value is based upon discounted cash flows of the assets at a rate deemed reasonable for the type of asset and prevailing market conditions, appraisals, and, if appropriate, current estimated net sales proceeds from pending offers.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including convertible notes and stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, we use the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Earnings Per Share

FASB ASC 260, “Earnings Per Share” provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. These potentially dilutive securities were not included in the calculation of loss per share for the three and six months ended June 30, 2018 because the effect would have been anti-dilutive. Accordingly, basic and diluted loss per common share is the same for three and six months ended June 30, 2018.

On December 20, 2017, we completed a two-for-one stock split effected in the form of a stock dividend. All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect this two-for-one stock split.

Currency translation

Our subsidiaries operate in Europe with a functional currency of Euro and in Canada with a functional currency in Canadian dollars. In the consolidated financial statements, revenue and expense accounts are translated at the average rates during the period, assets and liabilities are translated at period-end rates and equity accounts are translated at historical rate. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity. Gains and losses from foreign currency transactions are recognized in current operations.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 (“ASC Topic 606”) supersedes the existing revenue recognition guidance and is effective for interim and annual reporting periods beginning after December 15, 2017. We have adopted ASC Topic 606 on January 1, 2018 and has determined that the new standard does not have a material impact on the nature and timing of revenues recognized.

Revenues from sports-betting, casino, cash and skill games, slots, bingo and horse race wagers represent the gross pay-ins (also referred to as Turnover) from customers less gaming taxes and payouts to customers. Revenues are recorded when the game is closed which is representative of the point in time at which we have satisfied its performance obligation. In addition, the Company receives commissions from the sale of scratch tickets and other lottery games. Commissions are recorded when the ticket for scratch off tickets and lottery tickets are sold.

Revenues from the Betting Platform Software (“Platform”) include license fees, training, installation, and product support services. Revenue is recognized when transfer of control to the customer has been made and our performance obligation has been fulfilled. License fees are calculated as a percentage of each licensee’s level of activity and are contingent upon the licensee’s usage. The license fees were recognized on an accrual basis as earned.

BUSINESS

Business Overview

Established in 1998, Newgioco is a commercial-stage and vertically integrated company engaged in various aspects of the leisure gaming industry in Italy. We own and operate an innovative Betting Platform Software (“Platform”) and are a licensed leisure lottery and gaming operator in Italy offering online and offline leisure gaming services, including a variety of lottery and casino gaming products, as well as sports betting products through a distribution network of retail betting locations situated throughout Italy.

We derive revenue through the use by our customers of our innovative, state-of-the-art betting technology Platform that is owned through our subsidiary Odissea Betriebsinformatik Beratung GmbH (“Odissea”). Our proprietary betting Platform, - Elys by Odissea, was developed and built on the latest Microsoft .Net Core framework, supporting both online client gaming account as well as land-based bet processing capability with seamless multi-channel functionality (i.e. cash, e-wallet, bank card and wire transfer, etc.) backed by a real-time Customer Relationship Management (CRM) and business intelligence program for streamlined cross-platform marketing as well as a synchronized financial accounting process. Data is communicated directly to on-the-ground sales and marketing agents that manage and maintain both our online and land-based retail distribution. The Platform allows our independent business-to-business (B2B) and white-label end users to (i) rapidly and effectively model their gaming businesses and client gaming accounts, (ii) monitor and analyze performance on an ongoing basis, (iii) share dashboards, and (iv) generate management reports all within a fully integrated solution. In addition, our clients can use the built-in Artificial Intelligence and adaptive business intelligence modules to evaluate actual performance and leverage insights from analytics to make informed, timely decisions to drive future business.

We also derive revenue through the retail land-based (onsite) and web-based (online) gaming services we provide in Italy through our subsidiaries, Multigioco Srl, Rifa Srl and Ulisse GmbH. These operations are carried out under both land-based and online retail gaming licenses regulated by the Agenzia delle Dogane e dei Monopoli (“ADM”) in Italy, (formerly known as the Amministrazione Autonoma dei Monopoli di Stato) and our Austrian Bookmaker license, that permit us to distribute leisure betting products such as sports betting, lotto tickets, virtual sports betting, online poker and casino gaming products through both physical land-based retail locations as well as online through our licensed principal website www.newgioco.it or commercial webskins linked to our principal website and through mobile devices.

In Italy, gaming products and services are offered through the following three distribution methods: agencies (the principal business situated at the location is gaming), corners (the principal business situated at the location is primarily other than gaming), or websites. We use a combination of all three distribution methods and currently service approximately 86,000 online user accounts, 1,000 web café (or “web-shops”), 7 corners, and 170 agency locations.

The following describes the three distribution methods used by us in Italy:

(1)	Negozio Sportivo (“agency”) (translated as Sporting Store): An agency is an arcade location that is a gaming specific venue meeting strict regulatory standards. An agency must have 70% of its square-footage dedicated specifically to gaming space in addition to having a cash cage for the primary purpose of gaming and gaming related transactions.

(2)	Punto Sportivo (“corner”) (translated as Sporting Point): A corner is distinguished from an agency insofar as the principal business situated at the location is primarily other than gaming (such as a coffee shop or bakery) with a terminal connected to the ADM network. The primary purpose of the facility is not gaming. There is only a small 'corner' for extra cash flow in exchange for a fee and/or commission. Specifically, a maximum of 30% of floor space of a corner location can be dedicated to gaming.

(3)	Punti Virtuali di Recarica (“web-shops”; “web cafe” or “websites”) (translated as Virtual Reload Points): A web shop is a physical location where computers are connected to the web and directed to our website where customers may also make cash deposits that are credited electronically to their online gaming accounts (i.e. virtual account reloading).

Our revenue streams, through our subsidiaries Multigioco, Rifa and Ulisse, consist of wagering and gaming transaction income from online betting and land-based betting shops located throughout Italy, and our revenue stream through our subsidiary, Odissea, consists of the service revenue generated from the provision of our Platform services to third party operators on a B2B basis. We generated aggregate revenues from our subsidiaries of $8,822,659 and $17,416,526 for the three and six months ended June 30, 2018, compared to revenues of $4,094,423 and $7,969,624 for the three and six months ended June 30, 2017, respectively.

Products and Services and Distribution Methods

We are a licensed leisure lottery and gaming operator offering retail web-based (online) and land-based (onsite) gaming services in Italy through our subsidiaries, Multigioco, Rifa and Ulisse. In addition, we own and operate an innovative, state-of-the-art betting technology Platform (Elys) through our subsidiary Odissea.

Our operations are carried out under gaming licenses regulated by the ADM in Italy. We offer a variety of online and onsite lottery and casino gaming products, as well as sports betting and online poker. Our revenue streams, through our subsidiaries Multigioco, Rifa and Ulisse, consist of wagering and gaming transaction income from online based betting and land-based betting shops located throughout Italy, and our revenue stream through our subsidiary, Odissea, consists of service revenue from providing Platform services to third party operators on a B2B basis.

In Italy, gaming products and services are offered through the following three distribution methods: agencies, corners, or websites. We use a combination of all three distribution methods and currently service approximately 86,000 online user accounts, 1,000 web café, 7 corners, and 170 agency locations.

The following describes the three distribution methods used by us in Italy:

(1)	Negozio Sportivo (“agency”) (translated as Sporting Store): An agency is an arcade location that is a gaming specific venue meeting strict regulatory standards. An agency must have 70% of its square-footage dedicated specifically to gaming space in addition to having a cash cage for the primary purpose of gaming and gaming related transactions.

(2)	Punto Sportivo (“corner”) (translated as Sporting Point): A corner is distinguished from an agency insofar as the principal business situated at the location is primarily other than gaming (such as a coffee shop or bakery) with a terminal connected to the ADM network. The primary purpose of the facility is not gaming. There is only a small 'corner' for extra cash flow in exchange for a fee and/or commission. Specifically, a maximum of 30% of floor space of a corner location can be dedicated to gaming.

(3)	Punti Virtuali di Recarica (“web-shops”; “web cafe” or “websites”) (translated as Virtual Reload Points): A web shop is a physical location where computers are connected to the web and directed to our website where customers may also make cash deposits that are credited electronically to their online gaming accounts (i.e. virtual account reloading).

Betting Platform

We believe that our Platform, engineered and launched by our software development team at Odissea is a highly efficient, cutting edge betting Platform technology that supports the processing of online client gaming account protocols as well as land-based betting protocols with seamless multi-channel functionality accepting all payment methods (i.e. cash, e-wallet, bank card and wire transfer, etc.) and integrated with a real-time Customer Relationship Management (CRM) and business intelligence (BI) program for streamlined cross-platform marketing as well as a synchronized financial accounting process.

Online payment channels for both deposit and withdrawals are as set forth below:

•	Player indirect meaning that the customer makes a deposit indirectly to their gaming account through a licensed agent:
▪	Player deposits cash at web-shop counter (e-credit to player account).
•	Player direct meaning that the customer makes a deposit directly to their own gaming account through one or more of the following methods:
▪	All credit card brands;
▪	Debit card (Interac/Bancomat);
▪	Bank Wire;
▪	Postal Money Order;

▪	E-wallet; and
▪	E-credit transfer.

Land-based retail payment channels for both deposit and withdrawal is as follows:

•	Player direct:
▪	Cash only play and settlement at counter.

We currently employ a customisable client-focussed and cost-effective “hands-on” method, rather than a “general approach” to our Platform design with the goal of empowering our player-facing agents and employees to enhance the players’ experience by allowing personalised dashboard design and customer care for all customer call-in’s to our service agents. We believe that this strategy has been highly effective in the Italian retail betting market and has been instrumental in increasing our revenues, net earnings and player retention.

Gaming Product Offerings

Our online sales channel (websites and web-shops) offers a full suite of gaming products which include:

•	Sports Betting: Considered the largest and most well-known industry segment offering both pre-live and live in-game betting opportunities for a wide variety of sports.
•	Online Casino: includes the following:
▪	Traditional Online Casino Games: Automated casino games such as roulette, blackjack and baccarat and slot machines.
▪	Live Online Casino Games: Table games broadcast via live video stream with real dealers and croupiers that simulate the atmosphere of a physical casino.
•	Poker: Texas Hold'em and Omaha in both cash and tournament format.
•	Bingo and Skilled and Interactive Games: Games that are programmed with random number generation to ensure constant fairness for all parties and can be played for real money or free play. These games include card games such as tresette (3 Sevens), scopa (Sweep) and briscola (Trump).
•	Virtual Sports Betting: Various sport and racing events that are computer generated.
•	Horse Racing: Live track horse racing events.

Our land-based locations generally offer only sports betting, virtual sports betting, horse racing and physical slot machines.

Other Services and Facilities

In addition to complementing gaming offerings originally provided by our acquired operators with our Newgioco branding, we intend to add new products and services with the assistance of gaming specialists, software providers and market research professionals. We believe that we can generate additional revenues by establishing additional marketing centers and kiosks.

Our Target Markets

Age Group	Demographic	Nexus
18 – 24	• Pre-gaming future client • New-gaming audience • Desires experiential, e-gaming, imaginative fantasy games	• A majority of this age group owns a cell or smart phone with data packages and internet access • Technologically savvy consumer spending more on experiences compared to material goods
25 – 44	• Mature-gaming audience • Desires games of chance, casino, traditional gambling tables, and sports betting	• Majority of online gamers are 30 years old and currently heads of households • Male and female balanced across the group
45 – 79	• Grounded gamer • Desires social interaction, easy play, bingo slots, nickel games	• Largest growing segment of the population and largest market size • Significantly underserved • Needs are more social rather than self-fulfilling • High disposable income

Source: Company ad-hoc survey

We currently service approximately 86,000 client accounts and estimate that our user base will increase to over 100,000 in two years based on projections supplied by both organic growth and acquisitions of existing operators. Our clients range in age from ages 18 through 79 and are a mix of 70% male and 30% female. In addition, we separate our revenue source by (a) sports betting, (b) casino and card game betting and (c) poker. Our in-house analysis indicates that sports betting and casino games are more popular than poker and other card games among our customer base. In addition, sports betting is our most profitable revenue stream yielding the highest percentage of our gross gaming revenue at 51% of revenues, which is representative of industry metrics when measured by completed sports seasons on a year over year basis.

Our internal analysis further indicates different gaming patterns among our male and female users. Male players prefer sports-bets, while approximately 10% of them also explore casino and poker. Alternatively, female players prefer casino and bingo while approximately 1% try our other games such as poker, sports-betting or lotteries.

•	Sports-Bet: We currently have an average of 5,500 players per month (approximately 22% of our total gaming accounts) that place at least three bets per week, for a total of twelve bets per month per player. The total number of monthly bets on our license averages between 160,000 and 180,000 tickets. The average of the amount played per ticket is approximately $8 such that each player that places twelve bets spends approximately $96 per month.

•	Casino: We have an average of 900 players monthly who participate in our casino games (approximately 2.5% of all gaming accounts and 8.6% of the sports-bet players), with approximately 26% of players playing on our mobile platform. Each casino player generates approximately $3,172 per month of coin-in revenue which represents a gross gaming revenue (“GGR”) of approximately $99 per player per month. We also use the GGR metric of $99 to measure our casino performance in “spending” of a casino player.

•	Poker: We have an average of 1,080 players participating in poker games through our website (approximately 3% of all gaming accounts and 9.8% of the sports-bet players) per month. Each poker player generates approximately $3,063 per month of coin-in revenue which represents a GGR of approximately $109 per player per month. We also use the GGR metric of approximately $109 to measure our casino performance in “spending” of a poker player.

Most of our users are located throughout Italy with the highest concentrations in larger centers such as Rome and Naples.

We expect that users from the operators that we acquire will continue to utilize our services, and anticipate that the operators we intend to acquire will have existing revenues from users who frequent their establishments and venues. In addition to acquiring customers through the acquisition of operators, we intend to obtain additional licenses and pursue contracts and relationships with institutions, both in the private and public sectors that we believe will attract and secure new users.

Mobile App

Based upon customer demand for improved performance, speed, and ease-of-use for sports betting on mobile devices, we engaged a dedicated team of engineers to this distribution vertical and have launched and intend to launch several innovative, market-leading features through this channel.

In October 2017, we launched a new mobile betting application on our Elys betting platform. The new mobile app is dedicated to improving the user experience with respect to sports betting, with casino and poker brands rolled out in November 2017 and our artificial intelligence (AI) learning bot in February 2018.

Websites

Multigioco's main gaming website, www.newgioco.it, currently processes sports bets and mobile betting transactions through our Platform, while online casino and poker operates under a third-party service provider agreement with Microgame SpA, and Lotto products through Lottomatica SpA. Odissea provides and operates all aspects of the Newgioco online gaming website including: servers, routers, software development (for the Newgioco branded website operations), sportsbook trading, telephone betting, licensing, website hosting, payment solutions, security, and gaming related customer support needs.

Multigioco’s Websites

Multigioco’s websites are tailored for the Italian gaming market. We maintain a web-based platform directly under the branded website www.newgioco.it which serves both players directly and web-shops (i.e. internet café’s). Information contained on our website does not form a part of this registration statement and is intended for informational purposes only. There are some variations in website style because Multigioco offers different services through distinctive marketing campaigns:

1.	Direct sales campaigns through our main page: www.newgioco.it

•	www.newgioco.it is mainly devoted to marketing for shops which includes marketing with respect to campaigns, branding, and proposals/marketing for prospective operators to become a “Newgioco shop” and is the Landing Page for all white-label websites (See Note (a));

While the www.newgioco.it website offers wagering in many categories of sports events, we intend to capture a larger share of the Italian market by focusing on the Serie A, B, and C soccer, online poker, online casino and slots, skill games, virtual sports as well as Italian horse racing.

2.	Agent based sales campaigns are offered through White-label Pages or Webskins that direct gaming transactions through our main licensed website www.newgioco.it. We currently operate nine such Webskins as follows:

• www. originalbet.it	• www.timetobet.it
• www.lovingbet.it	• www.imperialbet.it
• www.clubgames.it	• www.gamesmart.it
• www.quibet.it	• www.mixbet.it
• www.782sport.it

•	webskin or white-label pages (See Note (b)) are dedicated to the end-user, or players, and focus on campaigns and gaming offerings directed at players, such as welcome bonuses, poker rake rebate for poker players, etc.

Note (a): A Landing page refers to a webpage that is generally owned by a promoter (which can also be referred to as a betting shop) which redirects their marketing (social network, friends or other forms of marketing) to this webpage. Apart from a few advertisements, the landing page links patrons to sign-up or register directly on the newgioco.it main page except that a promotional code is tied to the link, such that the web promoter can funnel his marketing through a subnet. In the case of Italy, the entire subnet (a subnet is a logical grouping of connected network devices. Nodes on a subnet tend to be located in close physical proximity to each other such as on a LAN) must be connected to the ADM network.

Note (b): A White-label page is a complete gaming website (similar to the main website of the licenser (in our case Multigioco)) but with the interface and logo of the Promoter. The Promoter earns fees according to the turnover generated through their website.

In relation to the third-party websites, the promoter (“partner”, “shop”, “agent” or “promoter”) is responsible for marketing strategies, administration and costs. The promoter may utilize special promotions, draws and incentives to drive players to their website to increase gaming turnover or visits. Generally, these regional promoters operate in areas that are remote or distant from our central operations based in Rome. Therefore, some promotions may be tied to local events in the jurisdictions surrounding the “home base” of the promoter rather than originating from our main operations. The relationship with local shops and players from the promoter region remains directly with the promoter since there may be regional nuances that attract their clientele to our gaming offerings. Notwithstanding the foregoing, the gaming business is owned by the underlying licensor or, in our case, Multigioco, and is included in our overall financial results as gaming turnover.

The promoter does not have direct access to Multigioco client gaming accounts and is therefore not legally responsible or liable for maintaining gaming account balances but rather, the licensor is legally responsible for compliance and client gaming account control and is also required to ensure that all payouts due to players are credited to each players' gaming account and are available to players within seven business days of the completion of the play.

The foregoing websites are only published in Italian. Multigioco may include additional languages if it determines that such services are commercially viable and if we agree to pay the related development fees. We currently do not have any plans to expand our websites to include additional languages.

The ADM requires that all websites be owned only by the license holder. We own our branded url (uniform resource locator) www.newgioco.it in accordance with our ADM licensing requirements and either directly operate our websites (main page newgioco.it) and all white-label websites or alternatively contract the websites to third party agents or promoters operating webskin urls under the main (or licensed) page.

Although we have a diverse portfolio of product and service offerings through our websites, we intend to focus on creating in-house cost savings and synergies by undertaking strategic acquisitions of competing webskin operators and operating them under our Newgioco branding.

Intellectual Property

As a result of our acquisitions of Multigioco, Rifa and the gaming assets of Newgioco Srl, we obtained the rights to the domestic distribution brand known throughout Italy as New Gioco, and in July 2015, we obtained a trademark on the brand and logo for New Gioco.

As a result of the acquisition of Odissea, we obtained the technical rights, intellectual property and technical know how behind our Elys betting Platform.

In addition to the foregoing, we have proprietary rights to a number of trademarks, service marks and trade names used in this prospectus which are important to our business including “Aleabet”, “OriginalBet”, “LovingBet” and “Elys”.

Overview of the Leisure Betting Industry Including Italian Sports Betting and Leisure Gaming Market

Leisure betting describes consumer entertainment products which customers purchase on a daily basis. Italy, with a population of approximately 60.6 million, of which 75.9% are between the ages of 15 and 64, is one of the leading betting markets in the world and has recently surpassed the UK to become the largest betting market in Europe. [Source: Agenzia della Dogane e dei Monopoli] With 640,000 active monthly players, the Italian market accounts for approximately 23% of the global gaming market worth over $400 billion [Source: American Gaming Association].

In recent years, the Italian leisure betting market has grown significantly, reaching an estimated $102 billion in 2013, an increase of 12.3% compound annual growth rate (“CAGR”) between 2007 and 2013, driven by new products with higher pay-out, the expansion of the distribution network and the development of the online channel. [Source: Agenzia della Dogane e dei Monopoli] The state works with operators to promote a responsible approach to gaming through national advertising campaigns as well as social, cultural and sports initiatives.

Gambling has been culturally rooted since Roman times, and as such, Italian gaming laws are governed by a well-defined set of regulations which are considered to be one of the most advanced and robust regulations in the world. The Italian regulator, ADM, has created an environment that fosters competition and guards against illegal gaming as well as by a consolidated licensing mechanism, creating favorable conditions for operators such as Newgioco.

Overview of the Mobile Betting Market in Italy

Approximately 64.9% of mobile users between the ages of 15 and 64 use smart phones with approximately 53.1 million using mobile broadband. Mobile applications in the field of online leisure betting are forecasted to become the leading technology vertical in the industry. [Source: Agenzia della Dogane e dei Monopoli]

Overview of the Global Leisure Gaming Market

The easing of government regulations on sports betting is expected to be a primary growth driver for the global online gambling market. In May 2018, the U.S. Supreme Court ruled that the national ban on sports betting (PASPA) was unconstitutional, paving the way for states to enact laws authorizing sports gambling.

As of October 26, 2018, three states, Delaware, Nevada and New Jersey, and the U.S. Virgin Islands, allowed online gaming, while other states have indicated their support for enacting laws authorizing sports betting.

The primary advantage of legalizing online gambling is that it may increase employment opportunities and is beneficial to the government because it may increase tax revenues. We believe that the foregoing advantages are expected to motivate governments around the globe to legalize online gambling. The industry is predicted to grow at a CAGR of more than 9% by 2021. [Source: American Gaming Association]

The global online gambling market is gaining popularity in Europe, the Middle East and Africa (EMEA) because online sports betting sites generate substantial revenues for governments. Their significant contribution to national revenues is encouraging several countries across several regions to legalize online gambling.

The global online gambling market is characterized by the presence of several vendors competing to gain market dominance. Some of the small vendors are operating only in specific product verticals such as casino and lottery, while, other vendors are operating in multiple areas including retail sports betting. The growth opportunity for these vendors is increasing due to the rise in the number of gambling premises and improved access to the internet around the world as well as the increase in the number of players.

Certain key vendors in the global online gambling market are:

•	Bet 365;
•	Stars Group (formerly Poker Stars);
•	GTECH IGT;
•	888 Holdings;
•	William Hill;
•	bet-at-home.com;
•	GVC Holdings;
•	Ladbrokes Coral Group;
•	Paddy Power Betfair;
•	MGM Resorts; and
•	Kindred (Unibet Group).

Other notable product vendors in the market also include Betsson, Camelot Group, Genting UK, NetEnt, Playtech, and Rank Group. See “Competition” below for additional information on major operators in Italy.

The sports betting segment is expected to grow with the ongoing cricket and rugby tournaments on a global level and the increased popularity of global sporting events such as the recently completed 2018 FIFA World Cup in Russia. In addition, online betting is popular in many sports events that take place around the globe including horse and greyhound racing, ice hockey, baseball, golf, tennis and football. Sports betting is becoming popular due to the expansion of these sports into the online environment.

Industry Growth Trends

The unregulated global betting sector is understood to be many times larger than the regulated sector, although no verifiable or precise financial reporting is available. It is believed that 70-85% of the unregulated bets collected, excluding horse racing, are placed on football [Source: H2 Gaming].

Europe continues to see an increasing number of new regimes that permit licensed and regulated betting, notably through interactive platforms, which is gradually removing the once dominant approach favoring the lottery sector. The regulated European gambling product market share in 2012 by category is as follows:

•	Lotteries: 34%;
•	Casinos: 14.3%;
•	Gaming machines: 28.6%;
•	Sports Betting: 19.7%; and
•	Other (scratch cards, etc.): 3.4%.

[Source PWC Gaming Report 2014]

Competition

Competition in the online gaming industry is moderate with operators competing for customers in various geographic markets. These include online operations of ‘land based’ casino operators, poker rooms, sports/race books, bingo, skills games, lottery, betting exchanges as well as internet or web only based operators. The global reach of the internet together with the abundant supply of games and operators means that users can easily switch gaming platforms, thereby increasing competition. Government and other regulations make it more difficult for operators to expand their footprint leading to the consolidation of operators while the easing of regulations in some markets has permitted more operators to enter the marketplace.

We compete with several private and publicly traded companies that provide land-based and/or online gaming, many of which have greater sources of financing, greater name recognition and have been engaged in the industry longer than we have. In addition, current land-based casino competitors, many of which have longer operating histories, greater brand recognition and greater financial and other resources than us, may provide Internet gaming services in the future.

Our subsidiaries face direct competition in Italy from established online gaming sites including, but not limited to:

  GTECH (IGT/Lottomatica): focused on providing software and services in the Internet, lottery and sports betting market;
  SNAITECH: (recently acquired by Playtech) an Italian corporation that deals with the management of betting odds and horse racing contests;
  Sisal: one of the longest running Italian gaming companies offering Internet betting, lotteries, scratch to win, poker and casino, slots and arcade games;
  GVC Holdings/BWIN: one of the largest online gaming companies focused primarily on sports betting, as well as Internet casino and poker;
  Ladbrokes/Gala Coral Group/Eurobet: a UK based betting and gambling company which was acquired by GVC Holdings in March 2018;
  Bet365 (Hillside Media): a UK based online gambling company offering sports betting, poker, casino, games, and bingo, as well as video streams on sporting events;
  PaddyPower/Betfair: is a London Stock Exchange company and is a constituent of the FTSE 100 Index. The company is a bookmaking business created by the merger of Paddy Power and Betfair, and operates under various brands including Betfair, Paddy Power, Sportsbet, TVG and FanDuel;
  888 Holdings: a multinational online gambling company which operates several international gambling websites including 888casino (one of the oldest online casino websites); 888poker and 888bingo;
  William Hill: a UK based bookmaker founded in 1934 is listed on the London Stock Exchange and a constituent of the FTSE 250 Index operates an online sportsbook and offers online casino games, 'skill games', online bingo and online poker. The company operates approximately 2,300 betting shops and employs over 16,000 people worldwide; and
  Stars Group (PokerStars): a Canadian online gaming company formerly known as Amaya Gaming Group produces and offers online gaming products and services including poker, casino and sportsbook through its online gaming division, Stars Interactive under the brands PokerStars, PokerStars Casino, BetStars and Full Tilt Poker.

Government Regulations

We are subject to various government regulations in the jurisdictions in which we currently operate or intend to operate in as set forth below. Current and future laws and regulations may impede the growth of regulated online and offline gaming and wagering. Any noncompliance with the various laws and regulations that our operations are subject to may harm our business and results of operations.

Italy

Our operations are carried out under a gaming licenses regulated by the ADM. The ADM is responsible for, among other things:

•	regulating games and enforcing relevant regulatory provisions;
•	issuing licences, and supervising compliance by licensees;
•	monitoring the distribution of gaming services; and
•	collecting gaming taxes.

In 2006, the ADM implemented certain amendments to the 1992 decree to deregulate gambling activities with a view to liberalize the market such as:

•	legalization of real-money skill games and betting exchanges or 'books';
•	opening the Italian gaming market to operators from the European Union and European Free Trade Association countries, subject to certain conditions; and
•	initiating a new license tender process intended to curtail the network of unlicensed betting establishments.

The Finance Act 2007 (the “Finance Act”) was another milestone in the regulation of gambling in Italy. The Finance Act legalized card games in the form of tournaments; provided, however, that stakes were limited to being equal to tournament entry fees. In February 2011, Italy commissioned the “Comunitaria” decree which, among other things, regulated cash poker games and online casino games. Licenses issued pursuant to the “Comunitaria” decree will expire in 2021 and shall be renewed pursuant to a new license tender auction to be governed by the Italian gaming regulator ADM.

In Italy, there are currently two main categories of licenses (land-based and online) in circulation, issued or awarded by the ADM in three series:

•	Series 1 first issued by legal decree in 1992, renewed in 2009 under the Abruzzo decree and are colloquially branded as “Monti” licenses, that expired in 2016 and are expected to be called for renewal tender in 2019;

•	Finance Act series which were awarded by tender in 2006 and are known as “Bersani” Licenses that expired in 2016 and are expected to be called for renewal tender in 2019; and
•	New series Gioco a Distanza (Games at a Distance) (“GAD”) issued by application process under the Comunitaria decree in 2010 and expire in 2021 and are expected to be renewed through a license tender auction.

The Monti and Bersani licenses provide both Negozio Sportivo and Punto Sportivo land-based agencies and corners as well as GAD online (web-based) distribution authorizations. Land-based Monti licenses and Bersani licenses are subject to and expected to be consolidated under a new decree at renewal auction which is expected to be called for renewal tender in 2019, while both the Monti and Bersani GAD licenses are expected to be consolidated under a renewal tender to match up with the limited number of Comunitaria Series GAD licenses expiring in 2021.

Multigioco and Rifa hold both a Monti and Bersani land-based licenses and on July 4, 2012 Multigioco was awarded a Comunitaria Series GAD license by the ADM. The licenses provide Multigioco the right to:

•	offer gaming offerings that ADM authorizes for deployment in Italy;
•	enter into licensing, joint venture and acquisition agreements with shops and private enterprises as concessionaires that provide various local services such as convenience stores, bars, cafes, and restaurants in Italy;
•	establish web cafe`s as permitted by the regulations enforced by the ADM regional office within Italy; and
•	take such steps such as Know Your Client (“KYC”) and Anti-money Laundering Controls (“AML”) that are deemed necessary to develop the business of regulated gaming in Italy.

The Comunitaria Series GAD license expires on June 15, 2021. Although we believe we may be able to renew this license through a tender notice process, no assurances can be given that the renewal will be timely, if at all.

United States

The Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) prohibits any person engaged in the business of betting or wagering from knowingly accepting payments related to unlawful bets or wagers transmitted over the Internet. The UIGEA instructs the U.S. Treasury Department and Federal Reserve to impose obligations upon financial institutions and other payment processors to establish procedures designed to block online gaming-related financial transactions. It also expressly requires Internet bets and wagers to comply with the law of the jurisdiction where the wagers are initiated and received. As a result of the UIGEA we may not accept bets received by use of wire communications facilities, including telephones and computers, unless such bets originated in jurisdictions where such betting or wagering is legal.

In May 2018, the U.S. Supreme Court ruled that the Professional and Amateur Sports Protection Act (the “PASPA”) is unconstitutional as it violates the Tenth Amendment prohibition against forcing states to implement federal laws. Enacted in 1992, PASPA generally prohibited states from authorizing, licensing or sponsoring betting on competitive games in which amateur or professional athletes participate. PASPA did not make sports betting a federal crime; rather, it allowed the attorney general for the Department of Justice, as well as professional and amateur sports organizations, to bring civil actions to enjoin violations of the act. The 6-3 SCOTUS decision opens the door for all states to legalize and regulate sports gambling within their borders. States such as New York, Connecticut, Pennsylvania, West Virginia and Mississippi have passed laws that were ready to be enacted once the federal ban on sports betting was lifted. In addition, another 14 states including California, Louisiana, South Carolina, Oklahoma, Kansas, Missouri, Iowa, Indiana, Illinois, Kentucky, Michigan, Ohio, Maryland, and Rhode Island are considering active bills.

United Kingdom and European Union

The United Kingdom and certain European Union countries such as Germany, France, Spain and Greece have enacted online gaming laws and regulations. To the extent that we operate in any of these jurisdictions, our operations will need to be in compliance with the laws and regulations of such jurisdiction.

Additional Government Regulations

We are subject to general business regulations and laws which cover among others, taxation, virtual currencies, identity theft, account management guidelines, privacy, disclosure rules, security and marketing.

Employees

As of October 26, 2018, 2 persons are employed, and 3 persons are engaged as Independent Contractors by the parent company, Newgioco Group, while our subsidiaries Multigioco employed 10 full-time and 5 part-time employees, and approximately 27 independent contractors which includes risk management specialists and sales agents, Odissea employed 14 full-time employees and Ulisse employed 10 full-time employees. None of our employees are covered by a collective bargaining agreement, and we consider our relations with our employees to be very good.

Properties

Our executive office is located at 130 Adelaide Street West, Suite 701, Toronto, Ontario, M5H 2K4, Canada. We do not pay any rent to lease this office because it is the office of our general counsel and are permitted to use space at no cost on an as-needed basis.

In addition, we have an office located at 671 Westburne Drive, Concord, Ontario, L4K 4Z1. We do not pay any rent to lease this office because it is the family business office belonging to the brother of our Chief Executive Officer, Michele Ciavarella and are permitted to use space at no cost on an as-needed basis.

Multigioco, our subsidiary, has an office located at Via J.F. Kennedy, 6 Grottaferrata, Roma which is leased on a year-to-year basis for approximately $2,200 per month.

Ulisse GmbH and Odissea Betriebsinformatik Beratung GmbH, our subsidiaries, have offices located at Salurnerstrasse 12 – 6020, Innsbruck, Austria which is leased on a year-to-year basis for approximately $1,300 and $1,480 per month, respectively.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Corporate Information

We were incorporated as a Delaware corporation on August 26, 1998 under the name “Pender International Inc.” On June 29, 2005, we changed our name from “Pender International Inc.” to “Vianet Technology Group Limited”, and on July 22, 2005, we changed our name from “Vianet Technology Group Limited” to “Tradestream Global Corp.” On September 15, 2005, we changed our name from “Tradestream Global Corp.” to “Empire Global Corp.”, and on July 20, 2016, we changed our name from “Empire Global Corp.” to “Newgioco Group, Inc.”

On August 15, 2014, we acquired Multigioco Srl (“Multigioco”), a corporation organized under the laws of the Republic of Italy. Multigioco received its ADM Comunitaria GAD (Online Gaming) license on July 4, 2012. As a result of our acquisition of Multigioco, we became a licensed leisure gaming operator of web-based and land-based sports betting, lottery and gaming products.

On January 1, 2015, we acquired Rifa Srl (“Rifa”), a corporation organized under the laws of the Republic of Italy through Multigioco and purchased certain land-based gaming assets from Newgioco Srl.

On July 1, 2016, we acquired Ulisse GmbH, an Austrian licensed gaming company, which increased our land-based footprint by 107 locations in Italy. In addition, on July 1, 2016, we acquired Odissea Betriebsinformatik Beratung GmbH, an Austrian gaming technology company, and as a result of such acquisition, we acquired the Platform thereby making us a fully integrated gaming operator.

On December 20, 2017, we effected a two-for-one forward split of our outstanding common stock (the “Forward Split”).

Our principal executive offices are located at 130 Adelaide Street, West, Suite 701, Toronto, Ontario M5H 2K4, and the offices of our wholly-owned subsidiaries are located in Canada, Italy and Austria. Our telephone number is +39-391-306-4134. Our website address is www.newgiocogroup.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers, key employees and directors as of October 26, 2018.

Name	Age	Position(s)
Michele Ciavarella	56	Chief Executive Officer and Director
Alessandro Marcelli	44	Chief Operating Officer
Luca Pasquini	52	Chief Technology Officer and Director
James Cardwell	53	Interim Chief Financial Officer
Elizabeth J. MacLean	53	VP Finance and Accounting
Ralph M. Garcea	51	VP Corporate and Business Development
Russ McMeekin	53	Director
Harold Wolkin	66	Director and Chairman of the Board
William Rutsey	71	Director

Michele Ciavarella – Chief Executive Officer and Chairman of the Board

Michele Ciavarella has served as our Chief Executive Officer since June 2011 and formerly was our Chairman of the Board. In addition, Mr. Ciavarella has served the Company in various roles and executive capacities since 2004 including President, Chief Executive Officer and Director of Operations. From 2004 to 2011 Mr. Ciavarella was engaged in senior executive and director roles for a variety of private and publicly listed companies including Kerr Mines Ltd. (formerly known as) Armistice Resources, Firestar Capital Management Corporation, Mitron Sports Enterprises, Process Grind Rubber and Dagmar Insurance Services. He also served as the Business Development Officer for Forte Fixtures and Millwork Inc., a family business in the commercial retail fixture manufacturing industry from January 2007 until October 2013. From 1990 until 2004, Mr. Ciavarella served as a senior executive, financial planner, life insurance underwriter and financial advisor for Manulife Financial and Sun Life Financial. Mr. Ciavarella received his Bachelor of Science degree from Laurentian University in Sudbury, Ontario. Mr. Ciavarella has been focused on incubating and executing on business building strategies for the prior 25 years. We believe that Mr. Ciavarella is qualified to serve as a member of our Board because of his practical experience in a broad range of competencies including executive, financial and operational application of lean business process management as well as extensive c-level and board level experience and his leadership skills and diversified industry experience combined with a track record of growing businesses, both organically and through acquisitions and joint ventures.

Alessandro Marcelli - Chief Operating Officer

Alessandro Marcelli is our Chief Operating Officer and former President and brings 20 years of professional experience in the technology industry having a broad range of applicable cross border experience including a key role as Project Manager of Software with NATO in 1996 working within the Turkish Army. He was employed with Vodafone Group PLC from 1997 through 2010 as manager of the operational and maintenance center for central and south Italy operations.

Mr. Marcelli has extensive experience in communications, team building as well as management skills in fast changing environments. Since 2007, Mr. Marcelli has been the COO and Managing Director of Multigioco and has been instrumental in its growth, expanding the Newgioco/Multigioco brand to approximately EUR 190 Million in gross annual gaming turnover during his tenure.

Luca Pasquini – Chief Technology Officer and Director

Luca Pasquini has served as a member of our Board and our Chief Technology Officer since August 2016. Mr. Pasquini brings 30 years of information technology experience and has served as team leader, service manager and project manager in various software and technology development projects. Since 2013, Mr. Pasquini has served as co-founder and Chief Executive Officer of Odissea Betriebsinformatik Beratung GmbH where he was instrumental in the engineering and creation of a powerful, state-of-the art sports betting and gaming technology system. From 2011 to 2013, Mr. Pasquini served as IT Manager of GoldBet sportwetten GmbH where he provided executive oversight of technology adaptation and software development. Mr. Pasquini has also been instrumental in assembling a solid team of gaming specialist software engineers that have developed an innovative bookmaker platform and a full suite of gaming products. Mr. Pasquini is a graduate of technical engineering studies at Instituto Superiore Valdarno in San Giovanni Valdarno, Italy. We believe that Mr. Pasquini is qualified to serve as a member of our Board because of his practical experience in a broad range of competencies including his information technology experience.

James Cardwell – Chief Financial Officer

James Cardwell has more than 35 years of experience in, among other things, U.S. Securities and Exchange Commission (“SEC”) reporting and compliance, financial reporting and tax research and compliance. Since July 2015 until present, Mr. Cardwell has served as Chief Operating Officer and Senior Associate of The CFO Squad LLC, a company which provides chief financial officer support services including, but not limited to, pre-audit services, SEC and tax compliance and financial reporting services to both international and domestic private and public companies. From January 2018 until May 2018, Mr. Cardwell served as interim Chief Financial Officer of VerifyMe, Inc. and from July 2011 to January 2015 he served as the CFO of S2BN Entertainment Corporation. Mr. Cardwell graduated from Illinois State University with a Bachelor of Science degree in accounting. Upon graduation, Mr. Cardwell began his career at Arthur Andersen & Co and served as Senior Tax Consultant. In addition, Mr. Cardwell served in various capacities for public and private companies in the entertainment industry for over 30 years, including serving as the Deputy Director of the National Jazz Museum in Harlem, New York; the Chief Financial Officer of Sibling Entertainment, Inc.; the Chief Executive Officer and director of Good Galaxy Entertainment, Inc.; the Associate Producer of Nunsense Theatrical Company LP and the founder and President of Cardwell Productions. Mr. Cardwell is a certified public accountant in the State of New York.

Elizabeth J. Maclean – VP Finance and Accounting

Elizabeth MacLean has more than 20 years of experience leading finance teams in various industries in both the United States and the United Kingdom. Since September 2016, Ms. MacLean has served as the Treasurer of H. MacLean Realty Company, Inc. (“MacLean Realty”) and since September 2017, she has served as Interim President of MacLean Realty. Since August 2018, Ms. MacLean has served as an adjunct faculty member at Ottawa University. From October 2016 to October 2017, Ms. MacLean served as Director, Financial Planning and Analytics for Blackboard Transact, and from October 2009 until March 2016, she served as Director, Financial Planning and Analytics for Apollo Education Group/University of Phoenix. She also previously served as Global Lead for Financial Systems and Processes for Progressive Gaming International; Global Implementation Leader, SAP Finance Modules and IT Business Partner for Finance for Honeywell Process Solutions; Director, Digital Works for Honeywell; Director, Business Development for Honeywell eVentures; Foreign Exchange and Commodities Hedging Manager for Honeywell Corporate Treasury; and Cost Accounting and Activity-Based Costing Manager for AlliedSignal Aerospace. Ms. MacLean received an MBA in global finance from Stanford University’s Graduate School of Business and a Bachelor of Arts in biology from the University of Chicago.

Ralph M. Garcea – VP Corporate and Business Development

Mr. Garcea brings more than 22 years experience in senior analyst positions at major domestic and international banks and brokerage firms. Before co-founding Focus Merchant Group in September 2018, from January 2017 to Sept 2018, Mr. Garcea was a Managing Director in Equity Research at Echelon Wealth Partners, and a research analyst with both Cantor Fitzgerald Canada from January 2015 to January 2017, and Global Maxfin Capital from January 2013 to December 2014. He is a top-ranked research analyst, well regarded for the depth and breadth of knowledge he brings to bear on his coverage of Canadian technology, gaming and industrial companies across a broad range of market capitalizations. Over the years, he has received top three rankings from Brendan Woods, Greenwich, Starmine and Thomson Reuters surveys. His previous coverage of the Stars Group (TSG-US), NYX Gaming (SGMS-US), Jackpotjoy (JPJ-LSE), Innova Gaming and Pollard Banknote (PBL-T), will be an invaluable asset working with management and the board in executing our global expansion strategy, with a focus on Italy and the U.S. sports betting markets. Mr. Garcea holds a Bachelor's degree (Honours) in Engineering Science (Aerospace) from the University of Toronto and an M.B.A. (Honours) from the Schulich School of Business at York University.

Russ McMeekin – Director

Russ McMeekin has served as a member of our Board since July 2018. Mr. McMeekin has over 25 years of professional experience in gaming, technology and executive management. Since May 2017, he has served as the Chief Executive Officer, President and co-founder of Universal mCloud (TSXV: MCLD), and from June 2009 until September 2012, he served as the Chief Executive Officer of SCI Energy. From October 2015 until June 2016, Mr. McMeekin served as Executive Chairman of Yokogawa Venture Group following the acquisition of Industrial Knowledge by Yokogawa Electric Corp., an industrial technology company listed on the Tokyo Stock Exchange. From July 2002 until November 2008, Mr. McMeekin served as President, Chief Executive Officer and a member of the Board of Progressive Gaming International, an integrated gaming management systems provider who pioneered the use of embedded radio-frequency identification, also known as RFID, in poker chips and advanced sports betting systems included mobile gaming for the casino gaming industry worldwide. From July 2002 until November 2008, Mr. McMeekin served as a member of the board of the American Gaming Association and the Canadian Gaming Association. From July 1992 until October 2002, Mr. McMeekin served in various capacities at Honeywell International (“Honeywell”) including President of Advanced Software and Internet Business. As Group President at Honeywell, he also led the formation of Venture Initiatives to form Myplant (serving the industrial community), a joint venture with Microsoft Inc, Myfacilities (serving the commercial building industry) and MyAircraft a venture with Honeywell, I2 and BF Goodrich. While at Honeywell, Mr. McMeekin served as President and General Manager of Honeywell’s Hi-Spec Software Solutions business unit, the advanced software technology and optimization division of Honeywell. He also served in Singapore, leading the Asia Pacific Advanced Software group. Mr. McMeekin received a Diplomat from Sault College in Engineering Technology and continued his studies in engineering at the University of Waterloo. He completed the Executive Business Program sponsored by Honeywell at the Harvard Business School and also completed the Stanford School of Law, Executive Director Program with a focus on public company corporate governance. He started his career at a University of Western Ontario Computer Aided Design Venture which was acquired by Honeywell in 1992. We believe that Mr. McMeekin is qualified to serve as a member of our Board because of his professional experience in gaming, technology and executive management.

Harold Wolkin – Director

Harold M. Wolkin is our Chairman of the Board and has served as a member of our Board since July 2018. Mr. Wolkin is an executive, investment banker and financial analyst with over 30 years of business success. From August 2009 until January 2011, Mr. Wolkin served as Executive Vice President, Head of Investment Banking of Dundee Capital Markets, and from July 2008 until August 2009, he served as Founder, Vice Chairman, Head of Investment Banking of Sandfire Securities, Inc. From October 1992 until January 2008, Mr. Wolkin served as Managing Director, Diversified Industries, Investment and Corporate Banking of BMO Capital Markets (“BMO”), and from October 1992 until January 2008, he served as Vice President and Director, Equity Research Analyst of BMO and BMO Financial Group. In addition to the foregoing, Mr. Wolkin has held a variety of roles with Canada Trust Corporation, Royal Trust Corporation and Crown Life Insurance Company from 1976 until 1992 including Assistant Portfolio Manager, Equity Research Analyst and Senior Economist. Since retiring in 2011, Mr. Wolkin has served as a member of boards of directors and committees of various companies, including public, private and non-for-profit companies. Specifically, he has served as a director and chairman of the audit committee of Baylin Technologies (TSX: BYL) since November 2013 and was appointed as vice chair of the board in August 2017; director and chairman of the audit committee of Cipher Pharmaceuticals (TSX: CPH) since September 2016; and director and a member of the audit committee of Diamond Estates Wine & Spirits (TSX: DWS) (“Diamond”) since September 2013 and chairman of the governance and compensation committee of Diamond since November 2017. In addition, Mr. Wolkin served as a member of the board of Global Financial Group from November 2014 to September 2017, Ceres Global Ag from August 2014 until May 2016, White Knight Acquisition Corp. III from August 2014 until May 2016, Canterra Seeds from August 2014 to May 2016 and Plymouth Realty Corp. from August 2013 until June 2015. Since June 2014, Mr. Wolkin has served as a member of the advisory committee of Vantage Funds, and since June 2001 he has served as a member of the board of the Miles Nadal Jewish Community Centre where he was previously appointed as the president. Since May 2013, Mr. Wolkin has also served as a member of the advisory committee for the Masters in Financial Economics, at the University of Toronto. Mr. Wolkin is a Chartered Financial Analyst (“CFA”) in Ontario, Canada. He received a Master of Arts in economics from the University of Toronto and a Bachelor of Arts in economics from York University. He also holds a number of professional affiliations including, among several others, a Graduate of the Institute of Corporate Directors Program, Rotman School of Management; Former President, Toronto CFA Society and a Lifetime Member, Toronto Association of Basketball Officials. We believe that Mr. Wolkin is qualified to serve as a member of our Board because of his investment banking and finance experience.

William Rutsey – Director

William Rutsey has served as a member of our Board since July 2018. Mr. Rutsey has had a highly accomplished career as a senior executive and an advisor to the public and private sectors in the gaming, sports and entertainment and real estate fields, culminating in his positions as Chief Executive Officer in the gaming industry in Nevada, Ontario and nationally in Canada. Since June 2017, Mr. Rutsey has acted as an advisor to the Canadian Gaming Association (the “CGA”). From March 2005 until June 2017, Mr. Rutsey served as Chief Executive Officer of CGA where he was a national advocate for the gaming entertainment industry, responsible for positioning the association to address regulatory, political and educational issues in the industry, including being a regular commentator on gaming issues in media and before the government. In March 2006 he co-founded Canada’s pre-eminent annual gaming industry convocation, the Canadian Gaming Summit and served as its Chairman from March 2006 until June 2017. Mr. Rutsey also served as co-publisher of Canada’s premier gaming industry magazine, Canadian Gaming Business, from January 2006 until June 2017. As Chief Executive Officer of RPC Gaming Inc. from November 1994 until March 2001 and Chief Executive Officer of Multigames International Inc from April 2001 until December 2007, Mr. Rutsey developed and managed gaming businesses in Ontario, Las Vegas and internationally, including a chain of sports bars in Las Vegas, and has been licensed by gaming regulators in Nevada and Ontario. As founder and practice leader of the Coopers and Lybrand (now PricewaterhouseCoopers) Gaming Consulting Practice from September 1987 until November 1994, he advised numerous private and public-sector clients, including the Ontario government, authoring the Ontario Casino Market and Economic Impact Study – the blueprint for the Ontario casino gaming industry. He also previously advised professional sports organizations on the design and development of new stadium and arena facilities and various levels of government on public infrastructure projects. We believe that Mr. Rutsey is qualified to serve as a member of our Board because of his professional experience in gaming industry.

CORPORATE GOVERNANCE

Our Board of Directors

Our Board currently consists of five members. Our Board has decided that it would judge the independence of its directors by the heightened standards established by the Nasdaq Stock Market, despite the Company not being subject to these standards at this time. Accordingly, the Board has determined that our three non-employee directors, Messrs. McMeekin, Wolkin and Rutsey, each meet the independence standards established by the Nasdaq Stock Market and the applicable independence rules and regulations of the SEC, including the rules relating to the independence of the members of our audit committee and compensation committee. Our Board considers a director to be independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of the Nasdaq Stock Market and the rules and regulations of the SEC.

Board Committees

Our Board designated the following three committees of the Board: the audit committee, the compensation committee and the corporate governance and nominating committee. Charters for each of the three committees is available on our website at www.newgiocogroup.com/index.php/corporate-governance.

Audit Committee

Our audit committee is comprised of Messrs. McMeekin, Wolkin and Rutsey. Harold Wolkin is Chairman of the audit committee. The primary purpose of the audit committee is to oversee the quality and integrity of our accounting and financial reporting processes and the audit of our financial statements. The audit committee is responsible for selecting, compensating, overseeing and terminating our independent registered public accounting firm. Specifically, the audit committee's duties are to recommend to our Board the engagement of an independent registered public accounting firm to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our Board, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles. The Board has determined that each member of the audit committee is “independent,” as that term is defined by the rules of the Nasdaq Stock Market. The Board believes that Mr. Harold Wolkin qualifies as an audit committee financial expert (as defined in Item 407 of Regulation S-K).

Compensation Committee

Our compensation committee is comprised of Messrs. McMeekin, Wolkin and Rutsey. Russ McMeekin is Chairman of the compensation committee. The compensation committee is responsible for, among other things, reviewing and recommending to our Board the annual salary, bonus, stock compensation and other benefits of our executive officers, including our Chief Executive Officer and Chief Financial Officer; reviewing and providing recommendations regarding compensation and bonus levels of other members of senior management; reviewing and making recommendations to our Board on all new executive compensation programs; reviewing the compensation of our Board; and administering our equity incentive plans. The compensation committee may delegate any or all of its duties or responsibilities to a subcommittee of the compensation committee, to the extent consistent with the Company's organizational documents and all applicable laws, regulations and rules of markets in which our securities trade, as applicable. The Board has determined that each member of the compensation committee is “independent,” as that term is defined by the rules of the Nasdaq Stock Market.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee is comprised of Messrs. McMeekin, Wolkin and Rutsey. William Rutsey is Chairman of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for, among other things, annually assessing the composition, skills, size and tenure of the Board of Directors in advance of annual meetings and whenever individual directors indicate that their status may change; annually considering new members for nomination to the Board of Directors; causing the Board of Directors to annually review the independence of directors; and developing and monitoring our general approach to corporate governance issues as they may arise. The Board has determined that each member of the corporate governance and nominating committee is “independent,” as that term is defined by the rules of the Nasdaq Stock Market.

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information for the fiscal years indicated relating to the compensation of each person who served as our principal executive officer (the “Named Executive Officer”) during the past two fiscal years.

Name and principal position	Year	Salary ($)	Bonus ($)	Award(s) ($)	Stock Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Michele Ciavarella* Chairman, CEO, Principal Financial and Accounting Officer	2017	144,000	-	-	-	-	144,000
	2016	120,000	-	-	225,000	-	345,000

*The restricted stock award shares granted to our Chairman and CEO, Michele Ciavarella, were assigned to Gold Street Capital Corp. Gold Street Capital Corp. is a company owned by Gilda Ciavarella, the spouse of our Chairman and CEO, Michele Ciavarella. Michele Ciavarella disclaims any beneficial ownership over the shares of the Company held by Gold Street Capital Corp.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards held by Newgioco Group, Inc. named executive officers at December 31, 2017.

Employment Agreements

At December 31, 2017, we had no formal employment and other compensation-related agreements with our Named Executive Officers. The Company intends to implement standardized employment agreements with our Named Executive Officers in fiscal 2018.

BOARD OF DIRECTORS COMPENSATION

Fees and Equity Awards for Non-Employee Directors

On August 28, 2018 we adopted a formal plan for compensating our directors for their service in their capacity as directors. Directors are entitled to annual cash retainer fees paid on a monthly basis as follows:

Director cash retainer fee: $40,000

Committee Chair fee: $36,000

Non-Executive Chairman of the Board fee: $36,000

In addition to the cash retainers paid, each non-executive director is entitled to receive:

Restricted Share Unit (RSU) Grant of 150,00 as follows:

(1) Year 1: 1-12 Months	RSU Grant: 0
(2) Year 2: 13-24 Months	RSU Grant: 75,000 Vest: 1/12 months
(3) Year 3: 25-36	RSU Grant: 75,000 Vest: 1/12 month

Annual Stock Options Grants (at each re-election date)

Options: 100,000

Vesting: 1/12 months

Directors are also entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Long-Term Incentive Plans

There are no current arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Board. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board.

We have no current plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Grants to Directors for Prior Service to the Company

As of December 31, 2017, we issued 40,000 Restricted Stock Units to each of the independent directors of the company elected on June 15, 2017. These Restricted stock units are vested on the anniversary date of the issuance date at 25% per year after each completed year served on the Board of Directors. Due to the resignation of Mr. Ehler prior to the completion of one full year of service, and the subsequent resignations of Messrs. Stabile, Giorgi and Mancini only 30,000 were vested with the remaining independent directors.

2017 Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our board of directors by our non-employee directors during the year ended December 31, 2017. Messrs. Ciavarella, Marcelli and Pasquini also served on our board of directors, but did not receive any additional compensation for their service as directors and therefore they are not included in the table below. The compensation for Mr. Ciavarella as an executive officer is set forth above under “Summary Compensation Table.”

(a) Name	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards(1)(2) ($)	(d) Option Awards ($)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Stefano Giorgi	-	7,500(1)	-	-	-	-	7,500
Robert Stabile	-	7,500(2)	-	-	-	-	7,500
Quirino Mancini	-	7,500(2)	-	-	-	-	7,500

(1)	The amounts in the “Stock Awards” column reflect the dollar amounts of the grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	As of December 31, 2017, the following are the outstanding aggregate number of stock awards held by each of our directors who were not also Named Executive Officers:

Name	Restricted Stock Units

Stefano Giorgi	20,000
Robert Stabile	20,000
Quirino Mancini	20,000

All restricted stock units set forth above are fully vested.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The following tables set forth the high and low sale prices for our common stock as reported by the OTCQB Marketplace for the periods covered by this report.

	Bid Prices
2016 Period	Low	High
January 1 - March 31	$ 0.44	$ 0.58
April 1 - June 30	0.15	0.50
July 1 - September 30	0.14	0.35
October 1 - December 31	0.08	0.23

2017 Period	Low	High
January 1 - March 31	$ 0.28	$ 0.53
April 1 - June 30	0.38	0.65
July 1 - September 30	0.18	0.56
October 1 - December 31	0.09	0.35

2018 Period	Low	High
January 1 - March 31	$ 0.145	$ 0.95
April 1 - June 30	0.38	1.78
July 1 – September 30	0.375	0.75
October 1 – October 26	0.44	0.61

Shareholders

As of October 26, 2018, there were an estimated 680 holders of record of our common stock. A certain amount of the shares of common stock are held in street name and may, therefore, be held by additional beneficial owners.

Dividends

We have never paid a cash dividend on our common stock since inception. The payment of dividends may be made at the discretion of our Board of Directors, and will depend upon, but not limited to, our operations, capital requirements, and overall financial condition.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. We intend to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2017 and December 31, 2016 to which we have been a party, in which the amount involved in the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this proxy statement.

During the year ended December 31, 2017 and 2016, Gold Street Capital Corp. (“Gold Street”), a private corporation owned by the spouse of our Chief Executive Officer, Michele Ciavarella, advanced to us $226,845 and $345,924, respectively. The advances due to Gold Street have no fixed or determinable repayment dates. As of December 31, 2017 and June 30, 2018, we paid an aggregate of $241,103 and $46,460 to Gold Street, respectively. Annual interest which accrues at 5% per year on the advances has been waived by Gold Street for the years ended December 31, 2017 and 2016. As of December 31, 2017 and June, 2018, an aggregate of $41,143 and $62,773 of advances remains outstanding, respectively. In addition, during the year ended December 31, 2017, we paid Gold Street management fees of $144,000 for services provided by Michele Ciavarella, our Chief Executive Officer.

Doriana Gianfelici, the spouse of our Chief Operating Officer, Alessandro Marcelli, has provided advances to our subsidiary Multigioco from time to time during the fiscal year(s) ended December 31, 2016 and December 31, 2015. The advances due to Ms. Gianfelici have no fixed or determinable repayment dates. The amounts are recorded as current liabilities with the balance as of December 31, 2017 of $58,792.

We issued promissory notes in the principal amounts of $186,233 and $131,845 during the year ended December 31, 2015 and 2016, respectively, to Braydon Capital Corp., a company owned by Claudio Ciavarella, the brother of Michele Ciavarella, our Chief Executive Officer. The promissory notes bear interest at a rate of 1% per month and is due in full on demand. As of June 30, 2018, an aggregate of $318,078 remains outstanding.

On January 1, 2015, we acquired land-based gaming assets from Newgioco Srl for a purchase price of approximately $787,158. Pursuant to the terms of the agreement with Newgioco Srl, we paid approximately $200,313 and $166,992 to Newgioco Srl during the years ended December 31, 2017 and 2016, respectively. Beniamino Gianfelici, the VP of Regulatory Affairs of the Company is the founder and 50% owner of Newgioco Srl. In addition, Beniamino Gianfelici is the father in law of Alessandro Marcelli, our Chief Operating Officer. On June 22, 2018, we paid the balance due to Newgioco Srl in full.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 26, 2018 by:

•	each of our named executive officers;
•	each of our directors;
•	all of our current directors and executive officers as a group; and
•	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of October 26, 2018, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 75,540,298 shares of common stock outstanding on October 26, 2018.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is c/o Newgioco Group, Inc., 130 Adelaide Street West, Suite 701, Toronto, Ontario M5H 2K4 Canada.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering	Percentage of Common Stock Beneficially Owned
Directors and Executive Officers
Michele Ciavarella	34,884,240 (2)(3)	46.18%
Alessandro Marcelli	3,000,000	3.97%
Beniamino Gianfelici	3,000,000	3.97%
Gabriele Peroni	5,409,550	7.16%
Luca Pasquini	5,403,151	7.15%
Franco Salvagni	1,003,740	1.33%
Russ McMeekin	122,000	*
Harold Wolkin	337,000	*
William Rutsey	50,000	*
All current executive officers and directors as a group (9 persons)	53,205,141	70.4%
5% or Greater Stockholders
Gold Street Capital Corp. (3)	34,884,240	46.18%
Mississaugas of the New Credit First Nation (4)	5,338,000	7.07%
*	less than 1%
(1)	Based on 75,540,298 shares of commons stock outstanding on October 26, 2018
(2)	Michele Ciavarella disclaims any beneficial ownership over the 34,884,240 shares of the Company held by Gold Street Capital Corp., a corporation owned by Gilda Pia Ciavarella, the spouse of Michele Ciavarella.
(3)	Gilda Pia Ciavarella is the President of Gold Street Capital Corp. and in such capacity is deemed to having voting and dispositive power over the securities held by such entity. The principal address for Gold Street Capital Corp. is 122 Mary Street, Zephyr House, Georgetown, Grand Cayman.
(4)	Stacey LaForme is the Chief of Mississaugas of the New Credit First Nation and in such capacity is deemed to having voting and dispositive power over the securities held by such entity. The principal address for New Credit First Nation is 2789 Mississauga Road R.R. #6, Hagersville, Ontario N0A 1H0.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock, as they will be in effect upon the closing of this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Certificate of Incorporation, as amended and Bylaws each of which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 160,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.

As of October 26, 2018, 75,540,298 shares of our common stock were issued and outstanding, held by 249 holders of record. As of October 26, 2018, no shares of our preferred were issued and outstanding.

Common Stock

On July 5, 2018 we amended our certificate of incorporation to authorize the issuance of up to 160,000,000 shares of common stock, par value $0.0001 per share. As of December 31, 2017, there were 5,856,410 authorized but unissued shares of our common stock available for future issuance, based on 74,143,590 shares of our common stock outstanding.

On November 28, 2017, the Board of Directors approved a 2 for 1 forward split of our common stock. The common stock dividend payment date was December 20, 2017 to stockholders of record as at December 18, 2017.

On September 30, 2005, we completed a 1 for 10 reverse split of our common stock.

On June 30, 2005, we completed a 1 for 10 reverse split of our common stock.

On July 23, 2004, the Board of Directors approved a 7 for 1 forward split of our common stock. The common stock dividend payment date was July 26, 2004 to stockholders of record as at July 23, 2004.

Each share of our common stock entitles the holder to receive notice of and to attend all meetings of our stockholders with the entitlement to one vote. Holders of common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the board of directors. If the Company is voluntarily or involuntarily liquidated, dissolved or wound-up, the holders of common stock will be entitled to receive, after distribution in full of preferential amounts, if any, all the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no redemption or conversion rights. The rights, preferences and privileges of holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock. On September 18, 2018, we filed an Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware. The Amended and Restated Certificate of Incorporation, among other things, specifies that the authority of the board of directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting the series and the distinctive designation of the series; (b) the dividend rate (or the method of calculation of dividends) on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (c) whether the series shall have voting rights, in addition to the voting rights required by law, and if so, the terms of such voting rights; (d) whether the series shall have conversion rights, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine; (e) whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund; (g) the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights or priority, if any, of payment of shares of the series; and (h) any other relative rights, preferences, powers and limitations of that series.

Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock. We currently have no shares of preferred stock issued. At present, we have no plans to issue any shares of preferred stock following this offering.

Securities Authorized for Issuance under Equity Compensation Plans

Nine Million Two Hundred Thousand (9,200,000) Common shares are authorized for issue under the 2018 Equity Incentive Plan.

Warrants

As of October 26, 2018, there are outstanding warrants to purchase up to 8,715,563 shares of our common stock at a weighted average exercise price of $0.50 per share.

Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and our Bylaws

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Our certificate of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our Amended and Restated Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

The Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware General Corporation Law. The Amended and Restated Certificate of Incorporation provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

• breach of their duty of loyalty to us or our stockholders;

• act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

• unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

• transaction from which the directors derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation also provides that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our Amended and Restated Certificate of Incorporation also provides that we may advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have entered into separate indemnification agreements with certain of our directors and officers. These agreements, among other things, require us to indemnify the directors and officers for any and all expenses (including reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board of Directors Vacancies.

Our Bylaws authorize only our board of directors to fill vacant directorships, including newly created seats.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

 Choice of Forum.

The Amended and Restated Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims (as defined therein) shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware).

Transfer Agent

The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc. Its address is 14673 Midway Road, Suite #220, Addison, Texas 75001 and its telephone number is (972) 612-4120.

Listing

Our common stock is traded on the OTCQB under the symbol NWGI.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Gracin & Marlow, LLP, New York, New York.

EXPERTS

The financial statements of Newgioco Group, Inc. as of December 31, 2017 and 2016 and for each of the years then ended included in this Registration Statement, of which this Prospectus forms a part, have been so included in reliance on the report of Pitagora Revisione Srl, an independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at www.newgiocogroup.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by telephone or writing us at: 130 Adelaide Street West, Suite 701, Toronto, Ontario M5H 2K4 Canada, (416) 593-5555.

NEWGIOCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Newgioco Group, Inc.

Toronto, Ontario, Canada

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Newgioco Group Inc. and subsidiaries (the "Company") as of December 31, 2017 and 2016 and the related consolidated statements of comprehensive income, Stockholders’ Equity (Deficiency), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statement"). In our opinion, the consolidated financial statement presents fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This consolidated financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit of the financial statement provides a reasonable basis for our opinion.

Other matters

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in Item 1A to the accompanying consolidated financial statements, the Company had a working capital surplus of $635,455 at December 31, 2017, compared to working capital deficit of $1,402,563 at December 31, 2016, as such the Company cannot assure that it will be able to maintain a profitable level of operations sufficient to meet its ongoing cash needs and there exists substantial doubt regarding its ability to continue as a going concern. The ability to continue as a going concern is dependent upon generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from stockholders and directors, PIPE Financing and or private placement of its securities. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Pitagora Revisione S.r.l.

/s/Roberto Seymandi

Roberto Seymandi

Partner

Turin, Italy

March 29, 2018

NEWGIOCO GROUP, INC.

Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$6,469,858	$2,230,422
Accounts receivable	116,489	16,919
Gaming accounts receivable	1,163,831	535,408
Prepaid expenses	87,692	91,577
Other current assets	12,543	8,705
Total Current Assets	7,850,413	2,883,031

Noncurrent Assets
Restricted cash	587,905	475,916
Property, plant and equipment	280,111	203,660
Intangible assets	3,245,748	3,690,978
Goodwill	260,318	260,318
Investment in non-consolidated entities	1	6,508
Total Noncurrent Assets	4,374,083	4,637,380

Total Assets	$12,224,496	$7,520,411

Current Liabilities
Line of credit - bank	$177,060	$726
Accounts payable and accrued liabilities	1,606,560	1,006,739
Gaming accounts balances	1,274,856	710,562
Taxes payable	1,555,371	525,361
Advances from stockholders	547,809	557,549
Liability in connection with acquisition	142,245	125,375
Debentures, net of discount	1,148,107	616,517
Derivative liability	222,915	211,262
Promissory notes payable – other	100,749	111,285
Promissory notes payable – related party	318,078	318,078
Bank loan payable – current portion	121,208	102,140
Total Current Liabilities	7,214,958	4,285,594

Bank loan payable	362,808	426,610
Other long term liabilities	532,680	315,579

Total Liabilities	8,110,446	5,032,919

Stockholders' Equity
Common Stock, $0.0001 par value, 80,000,000 shares authorized; 74,143,590 and 74,018,590 shares issued and outstanding	7,415	7,402
Additional paid- in capital	14,254,582	14,165,361
Accumulated other comprehensive income	(250,327)	(416,631)
Accumulated deficit	(9,897,620)	(11,263,504)
Total Stockholders' Equity	4,114,050	2,492,628

Total Liabilities and Stockholders’ Equity	$12,224,496	$7,520,411

See notes to consolidated financial statements

NEWGIOCO GROUP, INC.

Consolidated Statements of Comprehensive Income

	For the year ended December 31,
	2017	2016
Revenue	$22,865,146	$8,897,963

Costs and Expenses
Selling expenses	14,672,099	5,846,019
General and administrative expenses	5,597,881	4,512,812
Total Costs and Expenses	20,269,980	10,358,831

Income (Loss) from Operations	2,595,166	(1,460,868)

Other Expenses (Income)
Interest expense, net of interest income	482,367	727,328
Changes in fair value of derivative liabilities	(257,231)	(426,369)
Imputed interest on related party advances	24,365	8,807
Impairment on investment	6,855	—
Total Other Expenses	256,356	309,766

Income (Loss) Before Income Taxes	2,338,810	(1,770,634)
Income tax provision	972,924	198,025
Net Income (Loss)	1,365,886	(1,968,659)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	166,304	(540,896)

Comprehensive Income (Loss)	$1,532,190	$(2,509,555)

Income (loss) per common share - basic	$0.02	$(0.04)
Income (loss) per common share - diluted	$0.02	$(0.04)
Weighted average number of common shares outstanding – basic	74,032,631	56,313,334
Weighted average number of common shares outstanding – diluted	75,344,948	56,313,334

See notes to consolidated financial statements

NEWGIOCO GROUP, INC.

Consolidated Statements of Changes in Stockholders' Equity (Deficiency)

	Common Stock		Additional	Accumulated Other
	Shares	Amount	Paid-In Capital	Comprehensive Income	Accumulated Deficit	Total

Balance at December 31, 2015	48,247,350	$2,826	$10,470,888	$124,265	$(9,294,845)	$1,304,334

Shares issued for repayment of debt	4,452,798	446	463,968			464,414
Shares issued for services	179,982	18	61,282			61,300
Shares issued for warrants exercised	29,768	2	14,436			14,438
Stock-based compensation	8,999,100	900	674,100			675,000
Common stock issued for the purchase of subsidiaries	12,102,190	1,210	2,358,953			2,360,163
Imputed interest on stockholder advances			8,503			8,503
Beneficial conversion value of debt			114,031			114,031
Foreign currency translation adjustment				(540,896)		(540,896)
Net income (loss)					(1,968,659)	(1,968,659)
Balance at December 31, 2016	74,011,188	$7,402	$14,165,361	$(416,631)	$(11,263,504)	$2,492,628

Shares issued for services	125,000	13	23,237			23,250
Imputed interest on stockholder advances			26,753			26,753
Beneficial conversion value of debt			39,231			39,231
Foreign currency translation adjustment				166,304		166,304
Net income (loss)					1,365,884	1,365,884

Balance at December 31, 2017	74,143,590	$7,415	$14,254,582	$(250,327)	$(9,897,620)	$4,114,050

See notes to consolidated financial statements

NEWGIOCO GROUP, INC.

Statement of Cash Flows

	For the year ended December 31,
Cash Flows from Operating Activities	2017	2016
Net income (loss)	$1,365,886	$(1,968,659)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	601,266	522,199
Amortization of deferred costs	100,329	263,046
Non-cash interest	205,216	569,558
Imputed interest on advances from stockholders	24,365	8,807
Changes in fair value of derivative liabilities	(257,231)	(426,369)
Impairment of assets	6,855	—
Stock issued for services	23,250	297,319
Stock compensation	—	675,000
Bad debt expense	135,953	69,268
Changes in Operating Assets and Liabilities
Prepaid expenses	(85,301)	(164,518)
Accounts payable and accrued liabilities	482,904	168,321
Accounts receivable	(91,603)	348,324
Gaming accounts receivable	(654,287)	(444,619)
Gaming accounts liabilities	435,771	470,709
Taxes payable	903,187	111,497
Other current assets	(2,304)	17,837
Other current liabilities	—	6,251
Customer deposits	138,359	234,122
Long term liability	26,059	27,787
Net Cash Provided by Operating Activities	3,358,674	785,880

Cash Flows from Investing Activities
Acquisition of property, plant, and equipment, and intangible assets	(180,722)	(145,918)
Cash acquired on acquisition	—	803,482
Cash paid for acquisition	—	(200,313)
Increase in restricted cash	(45,142)	(263,223)
Net Cash Provided by (Used in) Investing Activities	(225,864)	194,028

Cash Flows from Financing Activities
Proceeds from (repayment of) bank credit line, net	165,925	(315,526)
Proceeds from (repayment of) bank loan	(109,104)	553,350
Proceeds from promissory notes, net of repayment	—	75,403
Proceeds from debentures and convertible notes, net of repayment	591,202	614,900
Advances from stockholders, net of repayment	(77,398)	294,292
Net Cash Provided by Financing Activities	570,625	1,222,419

Effect of change in exchange rate	536,001	(129,268)

Net increase (decrease) in cash	4,239,436	2,073,059
Cash – beginning of year	2,230,422	157,363
Cash – end of year	$6,469,858	$2,230,422

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$277,271	$158,586
Income tax	$60,598	$23,358
Supplemental cash flow disclosure for non-cash activities
Common shares issues to related parties for repayment of debt	—	$428,414
Common shares issued for the acquisition of assets	—	$2,360,163
Common shares issued for cashless exercise of warrants	—	$14,438

See notes to consolidated financial statements

Notes to Consolidated Financial Statements

1. Nature of Business

Newgioco Group, Inc. ("Newgioco Group" or "the Company") was incorporated in the state of Delaware on August 26, 1998 as Pender International Inc. On September 30, 2005, the Company changed its name to Empire Global Corp., and on July 20, 2016 changed its name to Newgioco Group, Inc. The Company maintains its principal executive offices headquartered in Toronto, Canada with wholly owned subsidiaries in Italy and Austria.

Our subsidiaries include: Multigioco Srl (“Multigioco”) which was acquired on August 15, 2014, Rifa Srl (“Rifa”) which was acquired on January 1, 2015, as well as Ulisse Gmbh (“Ulisse”) and Odissea Betriebsinformatik Beratung Gmbh (“Odissea”) which were both acquired on July 1, 2016.

Newgioco Group is now a vertically integrated company which owns and operates an innovative, certified Betting Platform Software (“BPS”) and offering a complete suite of online and offline leisure gaming services including a variety of lottery and casino gaming, as well as sports betting through a distribution network of retail betting locations situated throughout Italy.

2. Summary of Significant Accounting Policies

a) Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, all of which are wholly owned. All significant inter-company transactions are eliminated upon consolidation.

Certain amounts of prior periods were reclassified to conform with current period presentation.

b) Use of estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include valuing equity securities issued in share based payment arrangements, determining the fair value of assets acquired, allocation of purchase price, impairment of long-lived assets, the collectability of receivables and the value of deferred taxes and related valuation allowances. Certain estimates, including evaluating the collectability of receivables and advances, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

c) Goodwill

Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. Goodwill is not being amortized, but is reviewed at least annually for impairment. In our evaluation of goodwill impairment, we perform a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment is not conclusive, we proceed to a two-step process to test goodwill for impairment including comparing the fair value of the reporting unit to its carrying value (including attributable goodwill). Fair value for our reporting units is determined using an income or market approach incorporating market participant considerations and management's assumptions on revenue growth rates, operating margins, discount rates and expected capital expenditures. Fair value determinations may include both internal and third-party valuations. Unless circumstances otherwise dictate, we perform our annual impairment testing in the fourth quarter.

We perform the allocation based on our knowledge of the market in which we operate, and our overall knowledge of the leisure betting and gaming industry.

d) Loss Contingencies

We may be subject to claims, suits, government investigations, and other proceedings involving competition and antitrust, intellectual property, privacy, indirect taxes, labor and employment, commercial disputes, content generated by our users, goods and services offered by advertisers or publishers using our website platforms, and other matters. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages. We record a liability when we believe that it is both probable that a loss has been incurred, and the amount can be reasonably estimated. If we determine that a loss is possible and a range of the loss can be reasonably estimated, we disclose the range of the possible loss in the Notes to the Consolidated Financial Statements.

We evaluate, on a monthly basis, developments in our legal matters that could affect the amount of liability that has been previously accrued, and the matters and related ranges of possible losses disclosed, and make adjustments and changes to our disclosures as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters. Until the final resolution of such matters, there may be an exposure to loss in excess of the amount recorded, and such amounts could be material. Should any of our estimates and assumptions change or prove to have been incorrect, it could have a material impact on our business, consolidated financial position, results of operations, or cash flows.

e) Business Combinations

We allocate the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

f) Long-Lived Assets

We evaluate the carrying value of our long-lived assets for impairment by comparing the expected undiscounted future cash flows of the assets to the net book value of the assets when events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value will be charged to earnings.

Fair value is based upon discounted cash flows of the assets at a rate deemed reasonable for the type of asset and prevailing market conditions, appraisals, and, if appropriate, current estimated net sales proceeds from pending offers.

g) Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including convertible notes and stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

h) Earnings Per Share

FASB ASC 260, "Earnings Per Share" provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. These potentially dilutive securities were not included in the calculation of loss per share for year ended December 31, 2016 because the effect would have been anti-dilutive. Accordingly, basic and diluted loss per common share is the same for year ended December 31, 2016.

i) Currency translation

Since the Company's subsidiaries operate in Europe, the subsidiaries functional currency is the Euro. In the consolidated financial statements, revenue and expense accounts are translated at the average rates during the period, and assets and liabilities are translated at period-end rates and equity accounts are translated at historical rate. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity. Gains and losses from foreign currency transactions are recognized in current operations.

j) Revenue Recognition

Revenues from sports-betting, casino, cash and skill games; slots, bingo and horse race wagers represent the gross pay-ins (also referred to as Turnover) from customers less gaming taxes and payouts to customers. Revenues are recorded when the game is closed. In addition, the Company receives commissions from the sale of scratch tickets and other lottery games. Commissions are recorded when the ticket for scratch off tickets and lottery tickets are sold.

Revenues from Betting Platform Software (“BPS”) include license fees, training, installation, and product support services. Revenue is recognized when the significant risks and rewards of ownership are transferred or when the obligation is fulfilled. License fees are calculated as a percentage of each licensee’s level of activity and are contingent upon the licensee’s usage. The license fees were recognized on an accrual basis as earned.

k) Cash and equivalents

The Company considers all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. Cash equivalents represent short-term investments consisting of investment-grade corporate and government obligations, carried at cost, which approximates market value. The Company had no cash equivalents as of December 31, 2017 and December 31, 2016.

The Company primarily places its cash with high-credit quality financial institutions, one of which is located in the United States and is insured by the Federal Deposit Insurance Corporation for up to $250,000 and another which is located in Italy and is insured by the Italian government.

l) Gaming accounts receivable

Gaming accounts receivable represents gaming deposits made by customers to their online gaming accounts either directly by credit card, bank wire, e-wallet or other accepted method through one of our websites or indirectly by cash collected at the cashier of a betting shop but not yet credited to our bank accounts and subject to normal trade collection terms without discounts. The Company periodically evaluates the collectability of its gaming accounts receivable and considers the need to record or adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. The Company does not require collateral to support customer receivables. The company recorded bad debt expense of $135,953 and $69,269 for the years ended December 31, 2017 and December 31, 2016, respectively. All balances previously recorded as allowance for doubtful accounts were written off as uncollectible.

m) Gaming account balances

Gaming account balances represent customer balances, including winnings and deposits, that are held as credits in online gaming accounts and have not as of yet been used or withdrawn by the customers. Customers can request payment from the Company at any time and the payment to customers can be made through bank wire, credit card, or cash disbursement from one of our locations. Online gaming account credit balances are non-interest bearing.

n) Fair Value Measurements

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The carrying value of the Company's short-term investments, prepaid expenses, accounts receivables, other current assets, accounts payable and accrued liabilities, gaming account balance, and advances from shareholder approximate fair value because of the short-term maturity of these financial instruments.

The derivative liability in connection with the conversion feature of the convertible debt and warrants is classified as a level 3 liability, and is the only financial liability measured at fair value on a recurring basis.

The change in the Level 3 financial instrument is as follows:

Balance at December 31, 2015	$28,375
Issued during the year ended December 31, 2016	609,256
Exercised during the year ended December 31, 2016	—
Change in fair value recognized in operations	(426,369)
Balance at December 31, 2016	211,262
Issued during the year ended December 31, 2017	268,884
Change in fair value recognized in operations	(257,231)
Balance at December 31, 2017	$222,915

o) Property, plant and equipment

Property, plant and equipment are stated at acquisition cost less accumulated depreciation and adjustments for impairment losses. Expenditures are capitalized only when they increase the future economic benefits embodied in an item of property, plant and equipment. All other expenditures are recognized as expenses in the statement of income as incurred.

Depreciation is charged on a straight-line basis over the estimated remaining useful lives of the individual assets. Amortization commences from the time an asset is put into operation. The range of the estimated useful lives is as follows:

Trademarks / names	14 years
Office equipment	5 years
Office furniture	8 1/3 years
Signs and displays	5 years

p) Leases

Leases are reviewed and classified as capital or operating at their inception in accordance with ASC Topic 840, Accounting for Leases. For leases that contain rent escalations, the Company records rent expense on the straight line method. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent account and is included in accrued expenses and other current liabilities.

All lease agreements of the Company as lessees are accounted for as operating leases as of December 31, 2017 and 2016.

q) Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, "Income Taxes." Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity's financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

The Company has elected to include interest and penalties related to uncertain tax positions, if determined, as a component of income tax expense.

In Italy, tax years beginning 2012 forward, are open and subject to examination, while in Austria companies are open and subject to inspection for 5 years and 10 years for inspection of serious infractions. The Company is not currently under examination and it has not been notified of a pending examination.

r) Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities.

The Company adopted FASB ASC 220-10-45, "Reporting Comprehensive Income". ASC 220-10-45 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and unrealized gains (losses) on available for sale marketable securities; foreign currency translation adjustments and changes in market value of future contracts that qualify as a hedge; and negative equity adjustments.

s) Investment in Non-consolidated Entities

Investments in non-consolidated entities are accounted for using the equity method or cost basis depending upon the level of ownership and/or the Company's ability to exercise significant influence over the operating and financial policies of the investee. When the equity method is used, investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment. When net losses from an investment are accounted for under the equity method exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. The Company resumes accounting for the investment under the equity method if the entity subsequently reports net income and the Company's share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

The Company's investment in 2336414 Ontario Inc. and Intesa Sanpaolo Bank were accounted for using the cost method of accounting. The Company monitors its investment for impairment at least annually and make appropriate reductions in the carrying value if it determines that an impairment charge is required based on qualitative and quantitative information.

t) Recent Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 740): Recognition and Measurement of Financial Assets and Financial Liabilities. The provisions of this update are effective for annual and interim reporting periods beginning after December 15, 2017. ASU 2016-01 enhances the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The Company is currently assessing the impact of ASU 2016.

In February 2016, the FASB issued ASU 2016-02, Leases. This update requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosure about the amount, timing and uncertainty of cash flows arising from leases. The provisions of this update are effective for annual and interim periods beginning after December 15, 2018. The Company is currently assessing the impact that the adoption of ASU 2016-02 will have on the consolidated balance sheet and the consolidated results of operations.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. The amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently assessing the impact of ASU 2016.

There are no other recently issued accounting standards that are expected to have a material effect on our financial condition, results of operations or cash flows.

3. Acquisition of offline and land-based gaming assets

Odissea Betriebsinformatik Beratung Gmbh (“Odissea”) Acquisition

On June 30, 2016, the Company entered into a Share Exchange Agreement (“Odissea SPA”), which closed on July 1, 2016, with the shareholders of Odissea organized under the laws of Austria. Odissea operates a proprietary Betting Operating System. Pursuant to the agreement, the Company issued 8,772,200 shares of common stock in consideration for 100% of the issued and outstanding shares of Odissea. As a result of this acquisition, the sellers now hold approximately 11.83% of the issued and outstanding shares of common stock of the Company.

Pursuant to the Odissea SPA, upon completion of certification of the Betting Operating System by the ADM, which was obtained on June 30, 2017, the sellers may exercise the option to resell to the Company 50% of the shares of common stock issued in consideration for the purchase price (or 4,386,100 shares) at a fixed price of U.S. $0.50 per share (the “Odissea Put Option”). As of the date of this report, the Odissea Put Option has been extended indefinitely by mutual consent.

The purchase price was allocated to the fair market value of tangible and intangible assets acquired and liabilities assumed. Intangible assets will be amortized over their remaining useful life as follows:

		Remaining Useful Life
Current assets	$210,505
Property, Plant and Equipment	30,638
Identifiable intangible assets:
Betting Operating System	1,685,371	15 years
Less: liabilities assumed	(215,935)
Total identifiable assets less liabilities assumed	1,710,579
Total purchase price	1,710,579
Excess purchase price	$—

Ulisse Gmbh (“Ulisse”) Acquisition

On June 30, 2016, the Company entered into a Share Exchange Agreement (“Ulisse SPA”), which closed on July 1, 2016, with the shareholders of Ulisse organized under the laws of Austria. Ulisse operates an existing network of approximately 170 land-based Agency locations. Pursuant to the agreement, the Company issued 3,331,200 shares of common stock in consideration for 100% of the issued and outstanding shares of Ulisse. As a result of this acquisition, the sellers now hold approximately 4.49% of the issued and outstanding shares of common stock of the Company.

Pursuant to the Ulisse SPA, subject to a purchase price adjustment to equal two times earnings before income taxes calculated on a pro rata basis from the Closing Date upon completion of the ADM license tender auction and the Rights obtained by the Company are assigned to the Ulisse locations the sellers may exercise the option to resell to the Company 50% of the shares of common stock issued in consideration for the purchase price (or 1,665,600) at a fixed price of U.S. $0.50 per share (the “Ulisse Put Option”). As of the date of this report, the Ulisse Put Option has been extended indefinitely by mutual consent.

The purchase price was allocated to the fair market value of tangible and intangible assets acquired and liabilities assumed. Intangible assets will be amortized over their remaining useful life as follows:

		Remaining Useful Life
Current assets	$984,647
Property, Plant and Equipment	2,917
Identifiable intangible assets:
Customer relationships	83,996	10 years
Less: liabilities assumed	(421,976)
Total identifiable assets less liabilities assumed	649,584
Total purchase price	649,584
Excess purchase price	$—

The Company has estimated the fair value of assets acquired and liabilities assumed in connection with acquisitions and is currently undergoing a formal valuation and upon completion of the third-party valuation will adjust these estimates accordingly.

4. Intangible Assets

Intangible assets consist of the following:

	December 31, 2017	December 31, 2016	Life (years)
Betting Platform Software	$1,685,371	$1,685,371	15
Licenses	967,328	953,024	1.5 - 7
Location contracts	1,000,000	1,000,000	5 - 7
Customer relationships	870,927	870,927	10 - 15
Trademarks/names	110,000	110,000	14
Websites	40,000	40,000	5
	4,673,626	4,659,322
Accumulated amortization	(1,427,878)	(968,344)
Balance	$3,245,748	$3,690,978

The Company evaluates intangible assets for impairment on an annual basis during the last month of each year and at an interim date if indications of impairment exist. Intangible asset impairment is determined by comparing the fair value of the asset to its carrying amount with an impairment being recognized only when the fair value is less than carrying value. The amortization expense was $445,233 and $458,087 for the years ended December 31, 2017 and December 31, 2016, respectively.

Licenses obtained by the Company in the acquisitions of Multigioco and Rifa include a GAD online license as well as a Bersani and Monti land-based licenses issued by the Italian gaming regulator to Multigioco and Rifa, respectively.

5. Restricted Cash

Restricted Cash is cash held in a segregated bank account at Intesa Sanpaolo Bank S.p.A.(“Intesa Sanpaolo Bank”) as collateral against our operating line of credit with Intesa Sanpaolo Bank as well as Wirecard Bank as a security deposit for Ulisse betting operations.

6. Long Term Debt

Long term debt represents the Italian "Trattamento di Fine Rapporto" (TFR) which is a severance amount set up by Italian companies to be paid to employees on termination or retirement as well as shop deposits that are held by Ulisse.

Severance liability related to employees in Italy was $131,904 and $91,865 at December 31, 2017 and 2016, respectively.

Customer deposit balance related to Ulisse operations was $400,775 and $223,714 at December 31, 2017 and 2016, respectively.

7. Line of Credit – Bank

The Company currently maintains an operating line of credit for a maximum amount of EUR 300,000 (approximately U.S. $338,880) for Multigioco and EUR 50,000 (approximately U.S. $56,480) for Rifa from Intesa Sanpaolo Bank in Italy. The line of credit is secured by restricted cash on deposit at Intesa Sanpaolo Bank and guaranteed by certain shareholders of the Company and bears a fixed rate of interest at 5% per annum on the outstanding balance with no minimum payment, maturity or due date.

8. Liability in Connection with Acquisition

Liability in connection with acquisition represent non-interest bearing amount due by the Company’s subsidiaries toward the purchase price as per a purchase agreement between Newgioco Srl and the Company’s subsidiaries. The Company’s shareholder and VP of Regulatory Affairs, Beniamino Gianfelici, owns 50% shares of Newgioco Srl.

9. Related Party Transactions and Balances

Advances from stockholders represent non-interest bearing loans that are due on demand. Interest was imputed at 5% per annum. Balances of Advances from stockholders are as follows:

	December 31, 2017	December 31, 2016
Gold Street Capital Corp.	$41,143	$1
Doriana Gianfelici	58,792	51,819
Other stockholders	447,874	505,729
Total advances from stockholders	$547,809	$557,549

During the year ended December 31, 2017, Gold Street, the major stockholder of Newgioco Group, advanced $41,142 to the Company, net of repayment of $185,703. Also, the Company paid management fees to Gold Street Capital Corp. of $144,000 for the year ended December 31, 2017.

Changes in advances from Doriana Gianfelici were due to the fluctuation in foreign exchange rates.

During the year ended December 31, 2017, the Company paid management fees of $20,333 to Luca Pasquini.

Advances from other stockholders comprise of the dividend accrued to former stockholders of Ulisse for the six month period prior to the acquisition of Ulisse on July 1, 2016, net of the advance of EUR 104,730 (approximately U.S. $118,303) to Luca Pasquini in 2017.

The amounts due to the stockholders at December 31, 2017 are non-interest bearing and due on demand.

Related-Party Debt

Promissory notes payable to related parties of $318,077 represents amounts due to Braydon Capital Corp., a company owned by Claudio Ciavarella, the brother of our CEO. The amount due to Braydon Capital Corp. is comprised of the following:

-	a Promissory Note for $186,233 issued on December 15, 2015 that bears interest at a rate of 1% per month due in full on the Maturity Date of December 15, 2016. The Company and Braydon Capital have agreed to extend the Maturity Date indefinitely by mutual consent.

-	a Promissory Note for $90,750 issued on January 13, 2016 that bears interest at a rate of 1% per month due in full on the maturity date of January 13, 2017 that was subsequently amended to add $41,095 in additional funds received from Braydon Capital Corp. for a total of $131,845. The Company and Braydon Capital have agreed to extend the Maturity Date indefinitely by mutual consent.

10. Investment in Non-consolidated Entities

Investments in non-consolidated entities consists of the following:

	December 31,	December 31,
	2017	2016

2336414 Ontario Inc	$875,459	$875,459
Intesa Sanpaolo Bank	1	6,729
	875,459	882,188

Less impairment	(875,459)	(875,459)
Total investment in non-consolidated entities	$1	$6,729

On December 9, 2014, the Company invested CDN $1,000,000 (approximately U.S. $875,459) in a private placement of common shares of 2336414 Ontario Inc. ("2336414") representing 666,664 common shares or 2.3% of 2336414. 2336414 is an Ontario corporation and the parent company of Paymobile Inc. a carrier-class, PCI compliant transaction platform, delivering Visa prepaid card programs for social disbursements, corporate payroll replacement and cheque replacement.

The Company subscribed for 666,664 Units (CDN $1,000,000) (approximately U.S. $875,458), with each Unit being comprised of one (1) common share in the capital of 2336414 and one-quarter (1/4) of one common share purchase warrant, which will require four quarter warrants to acquire one additional common share in the capital of 2336414, for CDN $2.25 within 18 months after the closing of the Offering, or such longer period of time as 2336414 may determine.

The Company paid CDN $1,000,000 (approximately $875,459 USD) in cash, and obtained a promissory note from 2336414's subsidiary, Paymobile Inc.

Since Paymobile has not produced any meaningful income, the Company has determined that it may not be able to realize its investment in 2336414 and has therefore decided to set up a 100% impairment on the investment made as of December 31, 2014. If the investment in 2336414 is unsuccessful, the Company may lose some or all of its investment in 2336414 Ontario Inc.

On December 31, 2017 and 2016, the Company held $1 and $6,729 in shares of Intesa Sanpaolo Bank S.p.A. Intesa Sanpaolo Bank is a private mutual enterprise organized under Italian banking laws. The Company recorded impairment of $6,855 and $0 on the investment during the year ended December 31, 2017 and 2016, respectively.

We carry the value of the shares of Intesa Sanpaolo Bank S.p.A and 2336414 Ontario Inc. at cost less impairment. The Company accounts for investment in non-consolidated entities using the cost method of accounting if the Company has an ownership interest below 20% and does not have the ability to exercise significant influence over an investee. The shares of Intesa Sanpaolo Bank and 2336414 Ontario Inc. do not have an active market.

11. Stockholders’ Equity

On November 28, 2017, the Company effected a two-for-one forward stock split of its common stock in the form of a 100% stock dividend to shareholders of record as of December 20, 2017. All share and earnings per share information have been retroactively adjusted to reflect the stock split.

On June 15, 2017, the Company issued a total of 160,000 Restricted Stock Units to the independent Directors of the company, 40,000 units each. These Restricted stock units are vested at 25% per year after each completed year served on the Board of Directors.

On October 3, 2017, the Company issued 50,000 shares of common stock to World Wide Financial Marketing for the investor and public relations services equal to $12,750. These shares were valued at market price on issuance date of $0.26 per share and recorded as an expense.

On December 22, 2017, the Company issued 75,000 shares of common stock to World Wide Financial Marketing for the investor and public relations services equal to $10,500. These shares were valued at market price on issuance date of $0.14 per share and recorded as an expense.

On March 8, 2016, the Company entered into a non-exclusive advisory agreement with Newbridge Securities Corp. (“Newbridge”). As consideration for these services, the Company agreed to pay Newbridge advisory fees of $15,000 and issue 100,000 restricted shares of common stock upon signing the agreement and 100,000 restricted shares of common stock upon the presentation of a Term Sheet. The Company paid a fee of $15,000, and on March 8, 2016 issued 100,000 shares of common stock which were valued at the market price of $0.475 per share and amortized over the service period of two months.

On March 14, 2016, the Company entered into a Mutual Release Agreement with Typenex Co-Investment, LLC to extinguish future “true-up” provisions contained within the Convertible Note dated June 18, 2015 and the Transfer Agent Reserve shares related to the Note. Pursuant to the agreement, the Company issued 29,770 shares of common stock to Typenex Co-Investment, LLC. Those shares were valued at market price on issuance date of $0.48 per share and recorded as an expense.

On June 6, 2016, the Company issued an aggregate of 80,000 shares of the Company’s common stock to two consultants for services provided to the Company.

On November 15, 2016, the Company issued an aggregate of 9,000,000 shares of common stock as a performance based restricted stock award contingent on the closing of the July 1, 2016 acquisitions. The Company granted 3,000,000 shares each to Beniamino Gianfelici, a director of the Company, Alessandro Marcelli, a director of the Company, and Gold Street Capital, a related party. The restricted stock award was granted in lieu of a formalized equity incentive plan.

Also on November 15, 2016, the Company issued an aggregate of 4,050,200 shares of common stock dated at 100% of the market price of $0.08 per share as follows:

-	3,570,200 shares issued to Gold Street Capital Corp. for the payment of debt equal to $267,756;
-	400,000 issued to Julia Lesnykh for the payment of debt equal to $30,000;
-	80,000 issued to Andrei Sheptikita for the payment of debt equal to $6,000

On December 31, 2016, 112,000 shares of the Company's common stock were issued to Gold Street Capital Corp. at 100% of the market price of $0.21 per share for the payment of debt equal to $22,433.

See Note 9 for additional common share transactions in repayment of debt.

12. Debentures and Convertible Notes

Debentures and convertible notes outstanding include the following:

	December 31, 2017	December 31, 2016
February 29, 2016 Convertible Note, net of discount of $0 and $85,898	$600,000	$514,102
April 4, 2016 Convertible Note, net of discount of $0 and $34,187	150,000	115,812
January 24, 2017 Debenture, net of discount of $7,446	136,032	—
March 27, 2017 Convertible Debenture, net of discount of $50,994	68,571	—
June 5, 2017 Convertible Debenture, net of discount of $72,541	47,024	—
June 9, 2017 Convertible Debenture, net of discount of $36,940	22,842	—
November 6, 2017 - December 11, 2017 Convertible Debentures, net of discounts of $55,063	148,198	—
	1,172,667	629,914
Less: unamortized debt issuance costs	(24,560)	(13,397)
	$1,148,107	$616,517

February 29, 2016 and April 4, 2016 Convertible Notes

On February 29, 2016, the Company closed a Securities Purchase Agreement with an unaffiliated private investor, to raise up to $750,000. The Company received gross proceeds from the initial private placement of $600,000. On April 4, 2016, the Company received the balance of gross proceeds of $150,000, less legal expenses of $15,000. Also, the company paid $75,000 in commissions for these notes. As part of the purchase agreement, the Company also issued a warrant to purchase 326,088 shares of Company’s common stock at $0.575 per share. These notes bear an interest rate of 12% per annum and were due in one year. The company continued to accrue interest at 22% past the due date. The notes were guaranteed by Confidi Union Impresa, an unrelated party.

The Company repaid a total of $125,000 in the year ended December 31, 2017. These payments were applied to the interest accrued at the date of the payments with the remainder applied towards the accrued penalty.

Accounts payable and accrued liabilities included a penalty and accrued interest on this Note of $242,207 and $56,441 at December 31, 2017 and December 31, 2016, respectively. See also Note 19 Subsequent Events.

January 24, 2017 Debenture

On January 24, 2017, the Company received gross proceeds from the initial private placement of CDN $180,000 (approximately U.S. $138,816) with a group of accredited investors. The Company incurred a total of CDN $14,400 (approximately U.S. $11,105) in finder’s fees to facilitate this transaction for net proceeds of CDN $165,600 (approximately U.S. $127,711). The debenture bears an interest rate of 10% per annum and is due in two years. As part of the purchase agreement, the Company also issued a warrant to purchase 36,000 of the Company’s common stock at $0.50 per share up to January 24, 2019.

March 27, 2017 Convertible Debenture

On March 27, 2017, the Company received gross proceeds from the initial private placement of CDN $150,000 (approximately U.S. $115,680) with a group of accredited investors. The Company incurred a total of CDN $5,000 (approximately U.S. $3,856) in finder’s fees to facilitate this transaction for net proceeds of CDN $145,000 (approximately U.S. $111,824). The convertible debenture bears an interest rate of 10% per annum and is due in two years. The debenture is convertible to shares of common stock of the Company at a price of $0.75 per share at any time up to March 27, 2019. As part of the purchase agreement, the Company also issued a warrant to purchase 30,000 of the Company’s common stock at $0.50 per share up to March 27, 2019.

June 2017 Convertible Debentures

On June 5, 2017, the Company received gross proceeds from the initial private placement of CDN $150,000 (approximately U.S. $115,680) with a group of accredited investors. The Company incurred a total of CDN $7,500 (approximately U.S. $5,784) in finder’s fees to facilitate this transaction for net proceeds of CDN $142,500 (approximately U.S. $109,896). The Debenture is convertible to shares of common stock of the Company at a price of $0.75 per share at any time up to June 5, 2019. As part of the purchase agreement, the Company also issued a warrant to purchase 30,000 of the Company’s common stock at $0.50 from November 5, 2017 to June 5, 2019.

On June 9, 2017, The Company received additional gross proceeds of CDN $75,000 (approximately U.S. $57,840) in connection with the June 5, 2017 Securities Purchase Agreement. The Company incurred a total of CDN $3,750 (approximately U.S. $2,892) in finder’s fees to facilitate this transaction for net proceeds of CDN $71,250 (approximately U.S. $54,948). The debenture is convertible to shares of common stock of the Company at a price of $0.75 per share at any time up to June 5, 2019. As part of the purchase agreement, the Company also issued a warrant to purchase 15,000 of the Company’s common stock at $0.50 from November 9, 2017 to June 9, 2019.

November and December 2017 Convertible Debentures

Between November and December 2017 the Company has received additional gross proceeds of CDN $255,000 (approximately U.S. $196,656) in multiple tranches in connection with the June 5, 2017 Securities purchase Agreement. The Company incurred a total of CDN $12,750 (approximately U.S. $9,833) in finder’s fees to facilitate this transaction for net proceeds of CDN $242,250 (approximately U.S. $186,823). The debentures are convertible to shares of common stock of the Company at a price of $0.75 per share for a period of two years from the issue date. As part of the purchase agreement, the Company also issued a number of warrants to purchase an aggregate of 51,000 shares of the Company’s common stock at $0.50 which can be exercised from April and May 2018 until a day that is two years from the issue date. The issuance dates for these convertible debentures with corresponding gross proceeds in Canadian dollars are as follows:

November 6, 2017	$90,000
November 14, 2017	50,000
November 15, 2017	20,000
November 22, 2017	30,000
December 5, 2017	40,000
December 11, 2017	25,000
$255,000

The commissions and finders' fees related to the notes and debentures were amortized over the life of the notes.

The Company has determined that the conversion feature embedded in the convertible notes and debentures constitutes a derivative and has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt, on the accompanying balance sheet, and revalued to fair market value at each reporting period. See Note 16.

Warrants issued in relation to the debentures and promissory notes are discussed in Note 15.

13. Promissory Notes Payable - Other

On December 9, 2014, the Company obtained a promissory note for CDN $500,000 (approximately U.S. $436,796) from Paymobile Inc., a subsidiary of 2336414 Ontario Inc. (“2336414”) of which the Company owns 666,664 common shares, that bears interest at a rate of 1% per month on the outstanding balance.

As of the date of this filing, the final payment of CDN $150,000 (approximately U.S. $115,680) was due on February 28, 2015 plus accrued interest. The Company and 2336414 have agreed to extend the due date indefinitely by mutual consent. Interest expense of $13,844 and $13,590 was recorded for the year ended December 31, 2017 and 2016, respectively.

14. Bank Loan Payable

On September 30, 2016, the Company obtained a loan of EUR 500,000 (approximately U.S. $564,800) from Intesa Sanpaolo Bank in Italy, which is secured by the Company's assets. The loan is amortized over 57 months ending September 30, 2021 with repayment started on January 31, 2017 in monthly installments of EUR 9,760 (approximately U.S. $11,025) with an underlying interest rate of 4.5 points above Euro Inter Bank Offered Rate ("EURIBOR"), subject to quarterly review.

The company repaid EUR 96,586 (approximately U.S. $109,104) during the year ended December 31, 2017.

15. Warrants

On February 29, 2016, as per a Securities Purchase Agreement, the Company issued a warrant to purchase 260,870 shares of the Company’s common stock at $0.575 per share which may be exercised by the warrant holder between August 28, 2016 and February 28, 2019 (See Note 12). The warrant was issued in connection with the February 29, 2016 convertible Promissory Note. The fair value of the warrants of $106,583 was calculated using the Black-Scholes model on the date of issuance and was recorded as a debt discount, which has been amortized as interest expense over the life of the debt.

On April 4, 2016, the Company issued a warrant to purchase 125,218 shares of the Company’s common stock at $0.575 per share which may be exercised by the warrant holder until April 4, 2019 (See Note 12). The warrant was issued in connection with the April 4, 2016 Convertible Promissory Note. The fair value of the warrants of $27,901 was calculated using the Black-Scholes model on the date of issuance and was recorded as a debt discount, which has been amortized as interest expense over the life of the debt.

On April 4, 2016, the Company issued a warrant to purchase 124,440 shares of the Company’s common stock at $0.575 per share which may be exercised by the warrant holder until April 4, 2019. The warrant was issued to the placement agent in relation to securing the February 29, 2016 and April 4, 2016 convertible Promissory Notes (See Note 12). The fair value of the warrants of $53,236 was calculated using the Black-Scholes model on the date of issuance, and was recorded as a debt issuance cost, which has been amortized over the life of the debt.

On January 24, 2017, the Company issued a warrant to purchase 36,000 of the Company’s common stock at $0.50 per share which may be exercised by the warrant holder from June 24, 2017 until January 24, 2019. The warrant was issued in connection with the January 24, 2017 Debenture (See Note 12). The fair value of the warrants of $13,973 was calculated using the Black-Scholes model on the date of issuance and was recorded as a debt issuance cost, which has been amortized as interest expense over the life of the debt.

On March 27, 2017, the Company issued a warrant to purchase 30,000 of the Company’s common stock at $0.50 per share which may be exercised by the warrant holder from August 27, 2017 until March 27, 2019. The warrant was issued in connection with the March 27, 2017 Convertible Debenture (See Note 12). The fair value of the warrant of $11,923 was calculated using the Black-Scholes model on the date of issuance and was recorded as debt discount, which has been amortized as interest expense over the life of the debt.

On June 5, 2017, the Company issued a warrant to purchase 30,000 of the Company’s common stock at $0.50 per share which may be exercised by the holder from November 5, 2017 to June 5, 2019. The warrant was issued in connection with the June 5, 2017 Convertible Debenture (see Note 12). The fair value of the warrant of $14,826 was calculated using the Black-Scholes model on the date of issuance and was recorded as debt discount, which has been amortized as interest expense over the life of the debt.

On June 9, 2017, the Company issued a warrant to purchase 15,000 of the Company’s common stock at $0.50 per share which may be exercised from November 9, 2017 to June 9, 2019. The warrant was issued in connection with the June 9, 2017 Convertible Debenture (see Note 12). The fair value of the warrant of $7,489 was calculated using the Black-Scholes model on the date of issuance and was recorded as debt discount, which has been amortized as interest expense over the life of the debt.

Between November and December 2017, the Company issued a number of warrants to purchase an aggregate of 51,000 shares of the Company’s common stock at $0.50 per share which may be exercised from April and May 2018 until a date that is two years from the issue date. The warrants was issued in connection with the November and December Convertible Debentures (see Note 12). The fair value of the warrants of $8,136 was calculated using the Black-Scholes model on the date of issuance and was recorded as debt discount, which has been amortized as interest expense over the life of the debt.

The fair value of the warrants on the date of issuance as calculated using the Black-Scholes model was:

Warrant	Fair Value At issuance
February 29, 2016	$106,583
April 4, 2016	$53,236
April 4, 2016	$27,901
January 24, 2017	$13,973
March 27, 2017	$11,923
June 5, 2017	$14,826
June 9, 2017	$7,489
November 6, 2017	$3,131
November 14, 2017	$1,640
November 15, 2017	$676
November 22, 2017	$948
December 5, 2017	$994
December 11, 2017	$747

The following assumptions were used to calculate the fair value at issuance:

Warrant Date	Exercise Price/sh	Common Stock Price/sh	Volatility	Term	Dividend Yield	Interest Rate	Forfeiture Risk
February 29, 2016	$ 0.575	$ 0.45	200%	3 yrs	0%	0.91%	0%
April 4, 2016	$ 0.575	$ 0.475	195%	3 yrs	0%	0.91%	0%
April 4, 2016	$ 0.575	$ 0.475	195%	3 yrs	0%	0.91%	0%
January 24, 2017	$ 0.50	$ 0.39	404%	2 yrs	0%	0.91%	0%
March 27, 2017	$ 0.50	$ 0.40	390%	2 yrs	0%	0.91%	0%
June 5, 2017	$ 0.50	$ 0.495	445%	2 yrs	0%	0.91%	0%
June 9, 2017	$ 0.50	$ 0.495	445%	2 yrs	0%	0.91%	0%
November 6, 2017	$ 0.50	$ 0.35	410%	2 yrs	0%	0.91%	0%
November 14, 2017	$ 0.50	$ 0.33	413%	2 yrs	0%	0.91%	0%
November 15, 2017	$ 0.50	$ 0.34	409%	2 yrs	0%	0.91%	0%
November 22, 2017	$ 0.50	$ 0.318	414%	2 yrs	0%	0.91%	0%
December 5, 2017	$ 0.50	$ 0.25	422%	2 yrs	0%	0.91%	0%
December 11, 2017	$ 0.50	$ 0.30	433%	2 yrs	0%	0.91%	0%

A summary of warrant transactions during the year ended December 31, 2017 is as follows:

	Warrant Shares	Weighted Average Exercise Price Per Common Share	Weighted Average Life
Outstanding at December 31, 2016	467,928	$ 0.58	2.13
Issued	162,000	$ 0.50	2.00
Exercised	—	—	—
Expired	(17,400)	—	—
Outstanding at December 31, 2017	612,528	$ 0.54	1.37
Exercisable at December 31, 2017	561,528	$ 0.56	1.21

The following assumptions were used to calculate the fair value of warrants at December 31, 2017:

Exercises price	$0.50 - $0.575
Common stock price per share	$0.26
Volatility	459%
Weighted average life	1.37 years
Dividend yield	0%
Interest rate	0.91%
Forfeiture risk	0%

16. Derivative Liability and Fair Value

The Company has evaluated the application of ASC 815 Derivatives and Hedging and ASC 815-40-25 to the warrants to purchase common stock issued with the convertible notes and debentures. Based on the guidance in ASC 815 and ASC 815-40-25, the Company concluded these instruments were required to be accounted for as derivatives due to the down round protection feature on the conversion price and the exercise price. The Company records the fair value of these derivatives on its balance sheet at fair value with changes in the values of these derivatives reflected in the statements of operations as “Gain (loss) on derivative liabilities.” These derivative instruments are not designated as hedging instruments under ASC 815 and are disclosed on the balance sheet under Derivative Liabilities.

The Convertible Debenture issued March 27, 2017 and accrued interest are convertible into common shares at a fixed price of $0.75 prior to March 27, 2019. The gross proceeds from the sale of the debenture were recorded net of $70,617 related to the conversion feature and $11,923 was allocated to the warrants issued.

The Convertible Debenture issued June 5, 2017, and accrued interest are convertible into common shares at a fixed price of $0.75 prior to June 5, 2019. The gross proceeds from the sale of the debenture were recorded net of $86,815 related to the conversion feature and $14,826 was allocated to the warrants issued.

The Convertible Debenture issued June 9, 2017, and accrued interest are convertible into common shares at a fixed price of $0.75 prior to June 9, 2019. The gross proceeds from the sale of the debenture were recorded net of $43,874 related to the conversion feature and $7,489 was allocated to the warrants issued.

The Convertible Debentures issued in November and December 2017, and accrued interest are convertible into common shares at a fixed price of $0.75 for a period of two years from the issue date. The gross proceeds from the sale of the debentures were recorded net of $50,461 related to the conversion feature and $8,136 was allocated to the warrants issued.

The Company accounted for the convertible debentures in accordance with ASC 815 “Derivatives and Hedging.” Accordingly, the embedded conversion option is a derivative liability and is marked to market through earnings at the end of each reporting period.

17. Revenues

The following table sets forth the breakdown of net gaming revenues:

	Year Ended	Year Ended
	December 31,	December 31,
	2017	2016
Turnover
Turnover web-based	$106,785,302	$103,033,957
Turnover land-based	111,734,469	18,917,917
Total Turnover	$218,519,771	$121,951,874

Winnings/Payouts
Winnings web-based	100,860,085	96,728,850
Winnings land-based	94,201,786	16,487,782
Total Winnings/payouts	195,061,871	113,216,632

Gross Gaming Revenues	$23,457,900	$8,735,242

Less: ADM Gaming Taxes	1,761,935	1,592,926

Net Gaming Revenues	$21,695,965	$7,142,316
Add: Commission Revenues	281,285	1,105,389
Add: Service Revenues	887,896	650,258
Total Revenues	$22,865,146	$8,897,963

Turnover represents the total bets processed for the period.

18. Income Taxes

The Company is incorporated in the United States of America and is subject to United States federal taxation. No provisions for income taxes have been made as the Company had no U.S. taxable income for the years ended December 31, 2017 and December 31, 2016.

The Company's Italian subsidiaries are governed by the income tax laws of Italy. The corporate tax rate in Italy is 28.82% (IRES at 24% plus IRAP ordinary at 4.82%) on income reported in the statutory financial statements after appropriate tax adjustments.

The Company's Austrian subsidiaries are governed by the income tax laws of Austria. The corporate tax rate in Austria is 25% on income reported in the statutory financial statements after appropriate tax adjustments.

The Company's Canadian subsidiary is governed by the income tax laws of Canada and the Province of Ontario. The combined Federal and Provincial corporate tax rate in Canada is 26.5% on income reported in the statutory financial statements after appropriate tax adjustments.

The reconciliation of income tax expense at the U.S. statutory rate of 35% to the Company’s effective tax rate is as follows:

	December 31, 2017	December 31, 2016
U.S. Statutory rate	$818,584	$(623,595)
Tax rate difference between Italy, Austria, Canada and U.S.	(428,353)	(49,618)
Change in Valuation Allowance	558,187	847,449
Permanent difference	24,506	23,789
Effective tax rate	$972,924	$198,025

The Company has accumulated a net operating loss carry forward ("NOL") of approximately $12 million as of December 31, 2017 in the U.S. This NOL may be offset against future taxable income through the year 2037. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the NOL. The Company periodically evaluates whether it is more likely than not that it will generate sufficient taxable income to realize the deferred income tax asset. At the present time, management cannot presently determine when the Company will be able to generate sufficient taxable income to realize the deferred tax asset; accordingly, a 100% valuation allowance has been established to offset the asset.

Utilization of NOLs are subject to limitation due to any ownership change (as defined under Section 382 of the Internal Revenue Code of 1986) which resulted in a change in business direction. Unused limitations may be carried over to future years until the NOLs expire. Utilization of NOLs may also be limited in any one year by alternative minimum tax rules.

Under Italian tax law, the operating loss carryforwards available for offset against future profits can be used indefinitely. Operating loss carryforwards are only available for offset against national income tax, up to the limit of 80% of taxable annual income. This restriction does not apply to the operating loss incurred in the first three years of the Company's activity, which are therefore available for 100% offsetting.

Under Austrian tax law, the operating loss carryforwards available for offset against future profits can be used indefinitely. Operating loss carryforwards are only available for offset against national income tax, up to the limit of 75% of taxable annual income.

Under Canadian tax law, the operating loss carryforwards available for offset against future profits can be used indefinitely.

The provisions for income taxes consist of currently payable income tax in Italy and Austria. The provisions for income taxes are summarized as follows:

	December 31, 2017	December 31, 2016
Current	$972,924	$198,025
Deferred	—	—
Total	$972,924	$198,025

The tax effects of temporary differences that give rise to the Company’s net deferred tax asset are as follows:

	December 31, 2017	December 31, 2016
Net loss carryforward - Foreign	$2,732	$11,874
Net loss carryforward - US	4,540,465	3,949,432
	4,543,197	3,961,306
Less valuation allowance	(4,543,197)	(3,961,306)
Deferred tax assets	$—	$—

19. Subsequent Events

a.	On February 26, 2018, the Company closed a Securities Purchase Agreement with a group of accredited investors to raise up to CDN $1,800,000 (approximately U.S. $1,419,334). The Company received gross proceeds from the initial private placement of CDN $670,000 (approximately U.S. $528,308). The Company incurred a total of CDN $33,500 (approximately U.S. $26,415) in finder’s fees to facilitate this transaction for net proceeds of CDN $636,500 (approximately U.S. $501,892) as well as 5% of the gross amount in broker warrants with terms identical to the debenture’s warrants. This convertible debenture bears an interest rate of 10% per annum and is due in two years. As part of the purchase agreement, the debenture is convertible at the lesser price of $0.50 or the proposed IPO price at any time up to February 26, 2020. The Company also issued a warrant to purchase 167,500 of the Company’s common stock at the lesser of $0.625 per share or 125% of the IPO price per warrant up to February 26, 2020 and issued 160 restricted shares of common stock per each debenture unit. As a result the Company issued 111,000 restricted common shares in connection with the gross proceeds received by the Company on closing.

b.	The Company has paid the amount subject to legal proceedings to Darling Capital, LLC in full.

c.	On January 15, 2018, the Company retained Echelon Wealth Partners Inc. (“Echelon”) to act as our financial advisor and to provide capital markets and strategic advice related to the proposed listing common shares on the Canadian Securities Exchange via an initial public offering and completing a concurrent or associated financing between CDN $3,000,000 (approximately U.S. $2,413,710) and CDN $5,000,000 (approximately U.S. $4,022,850). The Company incurred an initial fee of CDN $30,000 (approximately U.S. $24,137).

NEWGIOCO GROUP, INC.

Consolidated Balance Sheets

(Unaudited)

Assets	June 30, 2018	December 31, 2017
Current Assets
Cash and cash equivalents	$6,785,266	$6,469,858
Accounts receivable	11,302	116,489
Gaming accounts receivable	1,132,422	1,163,831
Prepaid expenses	78,681	87,692
Related party receivable	215,745	—
Other current assets	282,802	12,543
Total Current Assets	8,506,218	7,850,413

Noncurrent Assets
Restricted cash	572,248	587,905
Property, plant and equipment	439,361	280,111
Intangible assets	12,748,334	3,245,748
Goodwill	260,318	260,318
Investment in non-consolidated entities	195,000	1
Total Noncurrent Assets	14,215,261	4,374,083
Total Assets	$22,721,479	$12,224,496

Liabilities & Stockholder’s equity
Current Liabilities
Line of credit - bank	$—	$177,060
Accounts payable and accrued liabilities	2,297,847	1,606,560
Gaming accounts balances	690,957	1,274,856
Taxes payable	1,995,102	1,555,371
Advances from stockholders	62,773	547,809
Liability in connection with acquisition	—	142,245
Debentures, net of discount	361,505	1,148,107
Derivative liability	12,494,727	222,915
Promissory notes payable – other	—	100,749
Promissory notes payable – related party	318,078	318,078
Bank loan payable – current portion	120,681	121,208
Total Current Liabilities	18,341,670	7,214,958

Bank loan payable	292,192	362,808
Other long-term liabilities	611,026	532,680
Total Liabilities	19,244,888	8,110,446

Stockholders' Equity
Common Stock, $0.0001 par value, 80,000,000 shares authorized; 74,254,590 and 74,143,590 shares issued and outstanding as of June 30, 2018 and December 31, 2017	7,534	7,415
Additional paid-in capital	19,499,128	14,254,582
Accumulated other comprehensive income	(413,200)	(250,327)
Accumulated deficit	(15,616,871)	(9,897,620)
Total Stockholders' Equity	3,476,591	4,114,050
Total Liabilities and Stockholders’ Equity	$22,721,479	$12,224,496

NEWGIOCO GROUP, INC.

Consolidated Statements of Comprehensive Loss

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$8,822,659	$4,094,423	$17,416,526	$7,969,624

Costs and Expenses
Selling expenses	5,826,243	2,474,200	11,903,600	5,911,151
General and administrative expenses	2,056,275	1,293,607	4,115,728	2,491,178
Total Costs and Expenses	7,882,518	3,767,807	16,019,328	8,402,329

Income (Loss) from Operations	940,141	326,616	1,397,198	(432,705)

Other Expenses (Income)
Interest expense, net of interest income	1,050,270	83,540	1,262,509	250,387
Changes in fair value of derivative liabilities	(18,014,364)	7,931	(18,268,653)	(136,695)
Imputed interest on related party advances	(753)	7,291	761	14,287
Gain on litigation settlement	—	—	(516,120)	—
Loss on issuance of debt	23,725,510	—	23,725,510	—
Impairment on investment	—	104	—	6,572
Loss on Marketable Securities	155,000	—	155,000	—
Total Other Expenses (Income)	6,915,663	98,866	6,359,007	134,551

Income (Loss) Before Income Taxes	(5,975,522)	227,750	(4,961,809)	(567,256)
Income tax provision	512,406	14,345	757,442	61,455
Net Income (Loss)	$(6,487,928)	$213,405	$(5,719,251)	$(628,711)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(98,355)	33,610	(162,873)	(36,593)

Comprehensive Income (Loss)	$(6,586,283)	$247,015	$(5,882,124)	$(665,304)

Income (loss) per common share – basic *	(0.09)	0.00	(0.08)	(0.01)
Income (loss) per common share – diluted *	(0.09)	0.00	(0.08)	(0.01)
Weighted average number of common shares outstanding – basic *	74,754,258	74,018,590	74,468,088	74,018,590
Weighted average number of common shares outstanding – diluted *	74,754,258	74,018,590	74,468,088	74,018,590

* The number of shares of common stock has been retroactively restated to reflect the 2-for-1 forward stock split effected on December 20, 2017.

See notes to consolidated financial statements

NEWGIOCO GROUP, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2018	2017
Cash Flows from Operating Activities
Net income (loss)	$(5,719,251)	$(628,711)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	226,436	281,104
Amortization of deferred costs	58,188	68,581
Non-cash interest	1,012,225	138,786
Loss on issuance of debt	23,725,510
Imputed interest on advances from stockholders	1,514	14,287
Changes in fair value of derivative liabilities	(18,268,653)	(136,695)
Unrealized loss on trading securities	155,000
Impairment (recovery) of assets	(516,120)	6,572
Bad debt expense	6,354	63,166

Changes in Operating Assets and Liabilities
Prepaid expenses	5,225	(59,140)
Accounts payable and accrued liabilities	756,656	(254,215)
Accounts receivable	98,833	(24,830)
Gaming accounts receivable	31,409	(3,109)
Gaming accounts liabilities	(583,899)	(124,912)
Taxes payable	439,731	(71,054)
Other current assets	(270,259)	(1,272)
Customer deposits	—	68,661
Long term liability	78,346	2,815
Net Cash Provided by (Used in) Operating Activities	1,237,245	(659,966)

Cash Flows from Investing Activities
Acquisition of property, plant, and equipment, and intangible assets	(4,442,508)	(117,576)
Increase in restricted cash	15,657	(43,236)
Net Cash Used in Investing Activities	(4,426,851	(160,812)

Cash Flows from Financing Activities
Proceeds from (repayment of) bank credit line, net	(177,060)	199,565
Repayment of bank loan	(71,143)	(51,710)
Proceeds from debentures and convertible notes, net of repayment	6,883,905	395,308
Loan to related party	(215,745)	0
Purchase of treasury stock	(2,261,307)	0
Advances from stockholders, net of repayment	(485,036)	10,459
Net Cash Provided by (Used in) Financing Activities	3,673,614	553,622

Effect of change in exchange rate	(168,600)	162,567

Net increase (decrease) in cash	315,408	(104,589)
Cash – beginning of the period	6,469,858	2,230,422
Cash – end of the period	$6,785,266	$2,125,833

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$140,815	$111,769
Income tax	$341,830	$154,083

Supplemental cash flow disclosure for non-cash activities
Common shares issued for the acquisition of subsidiaries	5,588,008	—
Common shares issues to related parties for repayment of debt	54,402	—
Retirement of treasury stock	2,260,770
Common shares issued for cashless exercise of warrants	201,088	—

See notes to consolidated financial statements

NEWGIOCO GROUP, INC.

Notes to Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation and Nature of Business

Basis of Presentation

The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of June 30, 2018 and the results of operations and cash flows for the period ended June 30, 2018 and 2017. The financial data and other information disclosed in these notes to the interim financial statements related to these periods is unaudited. The results for the three and six months ended June 30, 2018 are not necessarily indicative of the results to be expected for any subsequent periods or for the entire year ending December 31, 2018. The balance sheet at December 31, 2017 has been derived from the audited financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. These unaudited consolidated financial statements should be read in conjunction with our audited financial statements and notes thereto for the year ended December 31, 2017 as included in our Annual Report on Form 10-K.

On December 20, 2017, the Company completed a two-for-one stock split effected in the form of a stock dividend. All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect this two-for-one stock split. See Notes 2 and 11 for additional information about the stock split effected in the form of a stock dividend.

Nature of Business

Newgioco Group, Inc. ("Newgioco Group" or "the Company") was incorporated in the state of Delaware on August 26, 1998 as Pender International Inc. On September 30, 2005, the Company changed its name to Empire Global Corp., and on July 20, 2016 changed its name to Newgioco Group, Inc. The Company maintains its principal executive offices headquartered in Toronto, Canada with wholly owned subsidiaries in Canada, Italy and Austria.

Our subsidiaries include: Multigioco Srl (“Multigioco”), acquired on August 15, 2014, Rifa Srl (“Rifa”), acquired on January 1, 2015, and Ulisse Gmbh (“Ulisse”) and Odissea Betriebsinformatik Beratung Gmbh (“Odissea”) which were both acquired on July 1, 2016 and a non-operating subsidiary Newgioco Group, Inc. based in Canada.

Newgioco Group is now a vertically integrated company which owns and operates an innovative, certified Betting Platform Software (“BPS”), offering a complete suite of online and offline leisure gaming services including sports betting, a variety of lottery and casino gaming on a business to business basis and also operates a retail distribution network through regulated websites and licensed betting locations situated throughout Italy.

2. Summary of Significant Accounting Policies

Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, all of which are wholly owned. All significant inter-company transactions are eliminated upon consolidation.

Certain amounts of prior periods were reclassified to conform with current period presentation.

Use of estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include valuing equity securities issued in share-based payment arrangements, determining the fair value of assets acquired, allocation of purchase price, impairment of long-lived assets, the collectability of receivables and the value of deferred taxes and related valuation allowances. Certain estimates, including evaluating the collectability of receivables and advances, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Goodwill

Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. Goodwill is not being amortized but is reviewed at least annually for impairment. In our evaluation of goodwill impairment, we perform a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment is not conclusive, we proceed to a two-step process to test goodwill for impairment including comparing the fair value of the reporting unit to its carrying value (including attributable goodwill). Fair value for our reporting units is determined using an income or market approach incorporating market participant considerations and management's assumptions on revenue growth rates, operating margins, discount rates and expected capital expenditures. Fair value determinations may include both internal and third-party valuations. Unless circumstances otherwise dictate, we perform our annual impairment testing in the fourth quarter.

There was no goodwill impairment recorded as a result of the last quantitative assessment in the fourth quarter of 2017.

Loss Contingencies

We may be subject to claims, suits, government investigations, and other proceedings involving competition and antitrust, intellectual property, privacy, indirect taxes, labor and employment, commercial disputes, content generated by our users, goods and services offered by advertisers or publishers using our website platforms, and other matters. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages. We record a liability when we believe that it is both probable that a loss has been incurred, and the amount can be reasonably estimated. If we determine that a loss is possible, and a range of the loss can be reasonably estimated, we disclose the range of the possible loss in the Notes to the Consolidated Financial Statements.

We evaluate, on a monthly basis, developments in our legal matters that could affect the amount of liability that has been previously accrued, and the matters and related ranges of possible losses disclosed and make adjustments and changes to our disclosures as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters. Until the final resolution of such matters, there may be an exposure to loss in excess of the amount recorded, and such amounts could be material. Should any of our estimates and assumptions change or prove to have been incorrect, it could have a material impact on our business, consolidated financial position, results of operations, or cash flows.

To date, none of these types of litigation matters, most of which are typically covered by insurance, has had a material impact on our operations or financial condition. We have insured and continue to insure against most of these types of claims.

Business Combinations

We allocate the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Long-Lived Assets

We evaluate the carrying value of our long-lived assets for impairment by comparing the expected undiscounted future cash flows of the assets to the net book value of the assets when events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value will be charged to earnings.

Fair value is based upon discounted cash flows of the assets at a rate deemed reasonable for the type of asset and prevailing market conditions, appraisals, and, if appropriate, current estimated net sales proceeds from pending offers.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including convertible notes and stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Earnings Per Share

FASB ASC 260, "Earnings Per Share" provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. These potentially dilutive securities were not included in the calculation of loss per share for the three and six months ended June 30, 2018 because the effect would have been anti-dilutive. Accordingly, basic and diluted loss per common share is the same for three and six months ended June 30, 2018.

On December 20, 2017, the Company completed a two-for-one stock split effected in the form of a stock dividend. All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect this two-for-one stock split.

Currency translation

The Company's subsidiaries operate in Europe with a functional currency of Euro and in Canada with a functional currency in Canadian dollars. In the consolidated financial statements, revenue and expense accounts are translated at the average rates during the period, assets and liabilities are translated at period-end rates and equity accounts are translated at historical rate. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity. Gains and losses from foreign currency transactions are recognized in current operations.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 (“ASC Topic 606”) supersedes the existing revenue recognition guidance and is effective for interim and annual reporting periods beginning after December 15, 2017. The Company has adopted ASC Topic 606 on January 1, 2018 and has determined that the new standard does not have a material impact on the nature and timing of revenues recognized.

Revenues from sports-betting, casino, cash and skill games, slots, bingo and horse race wagers represent the gross pay-ins (also referred to as Turnover) from customers less gaming taxes and payouts to customers. Revenues are recorded when the game is closed which is representative of the point in time at which the Company has satisfied its performance obligation. In addition, the Company receives commissions from the sale of scratch tickets and other lottery games. Commissions are recorded when the ticket for scratch off tickets and lottery tickets are sold.

Revenues from the Betting Platform Software (“BPS”) include license fees, training, installation, and product support services. Revenue is recognized when transfer of control to the customer has been made and the Company’s performance obligation has been fulfilled. License fees are calculated as a percentage of each licensee’s level of activity and are contingent upon the licensee’s usage. The license fees were recognized on an accrual basis as earned.

Cash and equivalents

The Company considers all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. Cash equivalents represent short-term investments consisting of investment-grade corporate and government obligations, carried at cost, which approximates market value. The Company had no cash equivalents as of June 30, 2018 and December 31, 2017.

The Company primarily places its cash with high-credit quality financial institutions located in the United States which is insured by the Federal Deposit Insurance Corporation, in Canada which is insured by the Canadian Deposit Insurance Corporation, in Italy which is insured by the Italian government and in Germany which is a member of the Deposit Protection Fund of the Association of German Banks (Einlagensicherungsfonds des Bundesverbandes deutscher Banken).

Gaming accounts receivable

Gaming accounts receivable represents gaming deposits made by customers to their online gaming accounts either directly by credit card, bank wire, e-wallet or other accepted method through one of our websites or indirectly by cash collected at the cashier of a betting shop but not yet credited to our bank accounts and subject to normal trade collection terms without discounts. The Company periodically evaluates the collectability of its gaming accounts receivable and considers the need to record or adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. The Company does not require collateral to support customer receivables. The company recorded bad debt expense $0 and $63,166 for the three months ended June 30, 2018 and 2017, and $6,354 and $63,166 bad debt expense for the six months ended June 30, 2018 and 2017, respectively. All balances previously recorded as allowance for doubtful accounts were written off as uncollectible.

Gaming account balances

Gaming account balances represent customer balances, including winnings and deposits, that are held as credits in online gaming accounts and have not as of yet been used or withdrawn by the customers. Customers can request payment from the Company at any time and the payment to customers can be made through bank wire, credit card, or cash disbursement from one of our locations. Online gaming account credit balances are non-interest bearing.

Fair Value Measurements

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The carrying value of the Company's short-term investments, prepaid expenses, accounts receivables, other current assets, accounts payable and accrued liabilities, gaming account balance, and advances from shareholder approximate fair value because of the short-term maturity of these financial instruments.

The derivative liability in connection with the conversion feature of the convertible debt and warrants is classified as a level 3 liability and is the only financial liability measured at fair value on a recurring basis.

The change in the Level 3 financial instrument is as follows:

Balance at December 31, 2016	$211,262
Issued during the year ended December 31, 2017	268,884
Exercised during the year ended December 31, 2017	—
Change in fair value recognized in operations	(257,231)
Balance at December 31, 2017	$222,915
Issued during the six months ended June 30, 2018	31,010,535
Canceled during the six months ended June 30, 2018	(470,070)
Change in fair value recognized in operations	(18,268,653)
Balance at June 30, 2018	$12,494,727

Property, plant and equipment

Property, plant and equipment are stated at acquisition cost less accumulated depreciation and adjustments for impairment losses. Expenditures are capitalized only when they increase the future economic benefits embodied in an item of property, plant and equipment. All other expenditures are recognized as expenses in the statement of income as incurred.

Depreciation is charged on a straight-line basis over the estimated remaining useful lives of the individual assets. Amortization commences from the time an asset is put into operation. The range of the estimated useful lives is as follows:

Trademarks / names	14 years
Office equipment	5 years
Office furniture	8 1/3 years
Signs and displays	5 years

Leases

Leases are reviewed and classified as capital or operating at their inception in accordance with ASC Topic 840, Accounting for Leases. For leases that contain rent escalations, the Company records rent expense on the straight-line method. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent account and is included in accrued expenses and other current liabilities.

All lease agreements of the Company as lessees are accounted for as operating leases as of June 30, 2018 and 2017.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, "Income Taxes." Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity's financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

The Company has elected to include interest and penalties related to uncertain tax positions, if determined, as a component of income tax expense.

In Italy, tax years beginning 2012 forward, are open and subject to examination, while in Austria companies are open and subject to inspection for 5 years and 10 years for inspection of serious infractions. The Company is not currently under examination and it has not been notified of a pending examination.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities.

The Company adopted FASB ASC 220-10-45, "Reporting Comprehensive Income". ASC 220-10-45 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and unrealized gains (losses) on available for sale marketable securities; foreign currency translation adjustments and changes in market value of future contracts that qualify as a hedge; and negative equity adjustments.

Investment in Non-Consolidated Entities

Investments in non-consolidated entities are accounted for using the equity method or cost basis depending upon the level of ownership and/or the Company's ability to exercise significant influence over the operating and financial policies of the investee, except where investments have a readily determinable fair value. When the equity method is used, investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment. When net losses from an investment are accounted for under the equity method exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. The Company resumes accounting for the investment under the equity method if the entity subsequently reports net income and the Company's share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

The Company’s investment in Banca Veneto SPA was accounted for at cost. The Company monitors its investment for impairment annually and makes appropriate reductions in the carrying value if it determines that an impairment charge is required based on qualitative and quantitative information.

Equity investments with readily determinable fair value, are measured at fair value with changes in fair value recognized in earnings. The Company’s investment in Zoompass Holdings Inc was accounted for at fair value. These securities have readily determinable fair values and subsequent to the adoption of ASU 2016-01 on January 1, 2018, changes in fair value are recorded to earnings. Net unrealized (losses) recorded to earnings related to these securities were $155,000 for the three and six months ended June 30, 2018.

Recent Accounting Pronouncements

On January 1, 2018 we adopted ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU provides guidance related to the recognition and measurement of financial assets and financial liabilities with changes primarily affecting equity investments and disclosure of financial instruments. Under the new guidance, equity investments with readily determinable fair value, except those accounted for under the equity method of accounting, will be measured at fair value with changes in fair value recognized in earnings. Prior period amounts have not been adjusted and continue to be reported in accordance with the previous accounting guidance.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) which amends the FASB Accounting Standards Codification and created Topic 842, "Leases." Under Topic 842, lessees are required to recognize assets and liabilities on the balance sheet for most leases and provides for enhanced disclosures. Leases will continue to be classified as either finance or operating. ASU 2016-02 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2018. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. Full retrospective application is prohibited and early adoption by public entities is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on our consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The adoption of ASU 2017-09 does not have any material impact on the Company’s consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. The amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently assessing the impact of ASU 2016.

There are no other recently issued accounting standards that are expected to have a material effect on our financial condition, results of operations or cash flows.

3. Acquisition of betting software technology; offline and land-based gaming assets

Odissea Betriebsinformatik Beratung Gmbh (“Odissea”) Acquisition

On June 30, 2016, the Company entered into a Share Exchange Agreement (“Odissea SPA”), which closed on July 1, 2016, with the shareholders of Odissea organized under the laws of Austria. Odissea operates a proprietary Betting Operating System. Pursuant to the agreement, the Company issued 8,772,200 shares of common stock in consideration for 100% of the issued and outstanding shares of Odissea. As a result of this acquisition, the sellers now hold approximately 11.61% of the issued and outstanding shares of common stock of the Company.

Pursuant to the Odissea SPA, upon completion of certification of the Betting Operating System by Italy’s online gaming and betting regulator, Agenzia delle Dogane e dei Monopoli, “ADM”, which was obtained on June 30, 2017, the sellers may exercise the option to resell to the Company 50% of the shares of common stock issued in consideration for the purchase price (or 4,386,100 shares) at a fixed price of USD $0.50 per share (the “Odissea Put Option”). As of the date of this report, the Odissea Put Option has been extended indefinitely by mutual consent.

The purchase price was allocated to the fair market value of tangible and intangible assets acquired and liabilities assumed. Intangible assets will be amortized over their remaining useful life as follows:

		Remaining Useful Life
Current assets	$210,505
Property, Plant and Equipment	30,638
Identifiable intangible assets:
Betting Operating System	1,685,371	15 years
Less: liabilities assumed	(215,935)
Total identifiable assets less liabilities assumed	1,710,579
Total purchase price	1,710,579
Excess purchase price	$—

Ulisse Gmbh (“Ulisse”) Acquisition

On June 30, 2016, the Company entered into a Share Exchange Agreement (“Ulisse SPA”), which closed on July 1, 2016, with the shareholders of Ulisse organized under the laws of Austria. Ulisse operates an existing network of approximately 170 land-based Agency locations. Pursuant to the agreement, the Company issued 3,331,200 shares of common stock in consideration for 100% of the issued and outstanding shares of Ulisse.

Pursuant to the Ulisse SPA, the purchase price was subject to an adjustment equal to two times earnings before income taxes calculated on a pro rata basis from the Closing Date upon completion of the ADM license tender auction. The sellers were also permitted to exercise the option to resell to the Company 50% of the shares of common stock (or 1,665,600 shares) issued in consideration for the purchase price at a fixed price of USD $0.50 per share (the “Ulisse Put Option”).

The purchase price was allocated to the fair market value of tangible and intangible assets acquired and liabilities assumed. Intangible assets will be amortized over their remaining useful life as follows:

		Remaining Useful Life
Current assets	$984,647
Property, Plant and Equipment	2,917
Identifiable intangible assets:
Customer relationships	83,996	10 years
Less: liabilities assumed	(421,976)
Total identifiable assets less liabilities assumed	649,584
Total purchase price	649,584
Excess purchase price	$—

On May 31, 2018, the Company and Ulisse mutually agreed to exercise the Ulisse Put Option in lieu of completion of the ADM license tender auction. The company repurchased and retired the shares issued in June 2016 with a purchase price adjustment to $10 million Euro (approximately USD $11.7 million). The purchase price adjustment was settled half in cash and half in shares. 4,735,600 shares were reissued to the sellers on May 31, 2018.

Multigioco Acquisition

On May 31, 2018, the Company and Multigioco mutually agreed to exercise the Multigioco Put Option. The company repurchased and retired the balance of 2,040,000 shares issued to the Multigioco sellers in exchange for EUR 510,000 (approximately $595,000).

4. Intangible Assets

Intangible assets consist of the following:

	June 30, 2018	December 31, 2017	Life (years)
Betting Platform Software	$1,685,371	$1,685,371	15
Multigioco ADM license	9,724,244	-	15
Licenses	970,422	967,328	1.5 - 7
Location contracts	1,000,000	1,000,000	5 - 7
Customer relationships	870,927	870,927	10 - 15
Trademarks/names	110,000	110,000	14
Websites	40,000	40,000	5
	14,400,964	4,673,626
Accumulated amortization	(1,652,630)	(1,427,878)
Balance	$12,748,334	$3,245,748

The Company evaluates intangible assets for impairment on an annual basis during the last month of each year and at an interim date if indications of impairment exist. Intangible asset impairment is determined by comparing the fair value of the asset to its carrying amount with an impairment being recognized only when the fair value is less than carrying value. The Company recorded $111,664 and $224,752 in amortization expense for the three and six months ended June 30, 2018 and $117,823 and $228,908 for the three and six months ended June 30, 2017, respectively.

Licenses obtained by the Company in the acquisitions of Multigioco and Rifa include a GAD online license as well as a Bersani and Monti land-based licenses issued by the Italian gaming regulator to Multigioco and Rifa, respectively.

5. Restricted Cash

Restricted Cash is cash held in a segregated bank account at Intesa Sanpaolo Bank S.p.A. (“Intesa Sanpaolo Bank”) as collateral against our operating line of credit with Intesa Sanpaolo Bank as well as Wirecard Bank as a security deposit for Ulisse betting operations.

6. Other long term liabilities

Other long term liabilities represents the Italian "Trattamento di Fine Rapporto" (TFR) which is a severance amount set up by Italian companies to be paid to employees on termination or retirement as well as shop deposits that are held by Ulisse.

Balances of other long term liabilities were as follows:

	June 30, 2018	December 31, 2017
Severance liability	$152,366	$131,904
Customer deposit balance	458,660	400,776
Total other long term liabilities	$611,026	$532,680

7. Line of Credit – Bank

The Company currently maintains an operating line of credit for a maximum amount of EUR 300,000 (approximately USD $350,000) for Multigioco and EUR 50,000 (approximately USD $58,000) for Rifa from Intesa Sanpaolo Bank in Italy. The line of credit is secured by restricted cash on deposit at Intesa Sanpaolo Bank and guaranteed by certain shareholders of the Company and bears a fixed rate of interest at 5% per annum on the outstanding balance with no minimum payment, maturity or due date.

8. Liability in connection with acquisition

Liability in connection with acquisition represent non-interest-bearing amount due by the Company’s subsidiaries toward the purchase price as per a purchase agreement between Newgioco Srl and the Company’s subsidiaries. An officer of the Company owns 50% of Newgioco Srl. In connection with the Multigioco Acquisition, on May 31, 2018 the Company paid the amount due to Newgioco Srl in full.

9. Related party transactions and balances

Related Party Loans

In February 2018 the Company provided a loan of EUR 39,048 (approximately USD $45,000) to Engage IT Services Srl to finance hardware purchased by third-party betting shops. In June 2018, the Company increased the loan by EUR 45,675 (approximately USD $53,000). The loans bears interest at 4.47% and will be due in February 2019. An officer of the Company holds a 34% stake in Engage IT Services.

Advances from stockholders represent non-interest-bearing loans that are due on demand. Interest was imputed at 5% per annum. Balances of Advances from stockholders are as follows:

	June 30, 2018	December 31, 2017
Gold Street Capital Corp.	$62,773	$41,143
Doriana Gianfelici	—	58,792
Luca Pasquini	—	(119,939)
Other stockholders	—	567,813
Total advances from stockholders	$62,773	$547,809

Amounts due to Gold Street, the major stockholder of Newgioco Group, are for reimbursement of expenses.  During the three and six months ended June 30, 2018, the Company paid management fees of $36,000 and $72,000 to Gold Street Capital Corp.

In January, 2018, the Company advanced EUR 100,000 (approximately USD $117,000) to an officer to cover fees related to an application for a gaming license in Malta. As of the date of this report the application is pending and there is no assurance that the gaming license in Malta would be obtained. Changes in the balance of the advance were due to the fluctuations in foreign exchange rates.

During the six months ended June 30, 2018, the Company paid management fees of approximately $6,000 to Luca Pasquini. Also, the Company paid service fees of EUR 240,000 (approximately USD $280,000) to Ulisse Services Ltd., a company owned by Luca Pasquini.

The amounts due to the stockholders at June 30, 2018 are non-interest bearing and due on demand.

Related-Party Debt

Promissory notes payable to related parties with a principal of approximately $318,000 represents amounts due to Braydon Capital Corp., a company owned by Claudio Ciavarella, the brother of our CEO. These notes bear interest at a rate of 1% per month and have no fixed maturity date. Accounts payable and accrued liabilities include approximately $94,000 in accrued interest on these notes.

10. Investment in Non-Consolidated Entities

Investments in non-consolidated entities consists of the following:

	June 30, 2018	December 31, 2017
2336414 Ontario Inc	$—	$875,459
Banca Veneto	—	1
Zoompass Holdings Inc.	195,000	—
		875,459

Less impairment	—	(875,459)
Total investment in non-consolidated entities	$195,000	$1

In December 2014, the Company invested CDN $1,000,000 (approximately USD $778,000) in a private placement of common shares of 2336414 Ontario Inc. (“2336414”) representing 666,664 common shares or 2.3% of 2336414. 2336414 is an Ontario corporation and was the parent company of Paymobile Inc. a carrier-class, PCI compliant transaction platform, delivering Visa prepaid card programs for social disbursements, corporate payroll and check replacement. The Company also had warrants to purchase additional shares in 2336414 that were not exercised and have since expired.

On December 31, 2014 the Company set up a 100% impairment on the investment in 2336414 because Paymobile did not produce any meaningful income and the Company determined that it may not be able to realize its investment in 2336414.

In August 2016, 2336414 transferred its interest in Paymobile to Zoompass Holdings, Inc a Nevada corporation (“Zoompass”). On March 31, the Company entered into a Settlement Agreement with 2336414, Paymobile and a director of 2336414. Pursuant to the terms and conditions of the Settlement Agreement, the Company received 2,500,000 shares of common stock in Zoompass and Paymobile agreed to discharge debt and interest of approximately CDN $210,000 due under the promissory note. The investment in Zoompass has been recorded as an investment in non-consolidated entities and is revalued every quarter with fluctuations in value recorded to earnings. In connection with the settlement, the Company recorded a gain on litigation settlement of $516,120 in the first quarter of 2018. See also Note 13.

On December 31, 2017, the Company recorded an impairment of $1 for the shares of Banca Veneto held.

At June 30, 2018, the Company recorded a loss of $155,000 related to the investment in Zoompass.

11. Stockholders’ Equity

On November 28, 2017, the Board of Directors approved a 2 for 1 forward split of our common stock. The common stock dividend payment date was December 20, 2017 to stockholders of record as at December 18, 2017. Share and per-share amounts disclosed as of June 30, 2018 and for all other comparative periods provided have been retroactively adjusted to reflect the effects of the stock split.

In May 2018, the company repurchased and retired 3,331,200 shares issued in June 2016 to the Ulisse sellers. In addition, 4,735,600 new shares were issued to the sellers based on the purchase price adjustment of Ulisse per the Stock Purchase Agreement between the Company and Ulisse GmbH dated July 1, 2016.

In May 2018, the Company repurchased and retired 2,040,000 shares issued to the Multigioco sellers in exchange for EUR 510,000 (approximately $595,000) based on the Stock Purchase Agreement between the Company and Multigioco Srl dated August 15, 2014.

In May 2018 a warrant holder exercised cashless warrants and was issued 201,088 shares of stock.

In connection to the debenture units issued in the second quarter of 2018 the Company issued an aggregate of 1,720,064 shares of common stock at 100% of the market price to the debenture holders. See also Note 12.

In connection to the debenture units issued in the first quarter of 2018 the Company issued an aggregate of 111,000 shares of common stock at 100% of the market price to the debenture holders. See also Note 12.

12. Debentures and Convertible Notes

The conversion price of the convertible debentures per share of common stock has been retroactively restated to reflect the 2-for-1 forward stock split effected on December 20, 2017.

February 2016 and April 2016 Convertible Notes

In February 2016, the Company closed a Securities Purchase Agreement with an unaffiliated private investor, to raise up to $750,000. The Company received gross proceeds from the initial private placement of $600,000. On April 4, 2016, the Company received the balance of gross proceeds of $150,000, less legal expenses of $15,000. Also, the company paid $75,000 in commissions for these notes. As part of the purchase agreement, the Company also issued a warrant to purchase 326,088 shares of Company’s common stock at $0.575 per share. These notes bear an interest rate of 12% per annum and were due in one year. The company continued to accrue interest at 22% past the due date. The notes were guaranteed by Confidi Union Impresa, an unrelated party.

During the three and six months ended June 30, 2018, the Company paid approximately $1 million to pay the entire amount due under the Note in full, including penalty and interest towards the consent judgement related to the Settlement Agreement with the investor dated May 15, 2017. Accounts payable and accrued liabilities included an accrued interest on this Note of $8,425 at June 30, 2018 and $139,041 at December 31, 2017.

Q1 2018 Convertible Debenture

In February 2018, the Company closed a private placement agreement with a group of accredited investors to raise up to CDN $1,800,000 (approximately USD $1,396,000). The Company received gross proceeds from the initial private placement of CDN $670,000 (approximately USD $520,000). The Company incurred a total of CDN $33,500 (approximately USD $26,000) in finder’s fees to facilitate this transaction for net proceeds of CDN $636,500 (approximately USD $494,000) as well as 5% of the gross amount in broker warrants with terms identical to the debenture’s warrants. The convertible debentures bear an interest rate of 10% per annum and is due in two years and is convertible at a price of $0.40 per share for a period of 2 years from the issue date. As part of the purchase agreement, the Company also issued warrants to purchase 343,375 of the Company’s common stock at $0.50 per share for a period of two years from the issue date.

Q2 2018 Convertible Debentures

In April 2018, the Company received gross proceeds from the private placement of CDN $135,000 (approximately USD $105,940) with a group of accredited investors. The Company incurred a total of CDN $6,750 (approximately USD $5,297) in finder’s fees to facilitate this transaction for net proceeds of CDN $128,250 (approximately USD $101,000). The convertible debentures issued bear an interest rate of 10% per annum and is due in two years and is convertible at a price of $0.40 per share for a period of 2 years from the issue date. As part of the purchase agreement, the Company also issued warrants to purchase 718,000 of the Company’s common stock at $0.50 per share for a period of two years from the issue date.

In April 2018, the Company re-issued debenture units first issued between January 24, 2017 and January 31, 2018 in order to simplify the various debentures into a single series with the same terms as new convertible debenture units issued on February 26, 2018. Each re-issued debenture unit is comprised of (i) the issuance of CDN $1,000 of debentures bearing interest at a rate of 10% per annum, with a maturity date of two (2) years from the date of issuance which may be converted in whole or in part at a price of $0.40 per share, (ii) 250 warrants which may be exercised at a price equal to $0.50 per share price per warrant to receive one common share prior to February 15, 2020, and (iii) 160 shares of restricted common stock issued pursuant to an exemption under Rule 144 of the US Securities and Exchange Act.

In May 2018, the Company received gross proceeds from the private placement of CDN $131,000 (approximately USD $102,802) with a group of accredited investors. The Company incurred a total of CDN $6,550 (approximately USD $5,140) in finder’s fees to facilitate this transaction for net proceeds of CDN $124,450 (approximately USD $97,662). The convertible debentures issued bear an interest rate of 10% per annum and is due in two years and is convertible at a price of $0.40 per share for a period of 2 years from the issue date. As part of the purchase agreement, the Company also issued warrants to purchase 72,550 of the Company’s common stock at $0.50 per share for a period of two years from the issue date.

On May 31, 2018, the Company closed its private placement offering of up to 7,500 units and entered into Subscription Agreements (the "Agreements") with a group of 130 unaffiliated accredited investors (the "Investors"). The Company offered Subscription Agreements in both US and Canadian dollar denomination. Each Unit sold to US Investors was sold at a per unit price of $1,000 and was comprised of (i) a 10% convertible debenture in the principal amount of $1,000 (the “Debentures”), (ii) 208 shares of the Company’s common stock and (ii) 1082.25 warrants to purchase shares of the Company’s common stock (the “Warrants”). Each Unit sold to Canadian Investors was sold at a per unit price of CDN $1,000 and was comprised of (i) a 10% convertible debenture in the principal amount of CDN $1,000 (the “Debentures”), (ii) 160 shares of the Company’s common stock and (ii) 832 warrants to purchase shares of the Company’s common stock (the “Warrants”).

The Investors purchased a total 2,343 US units and 4,790 Canadian units and the Company issued Debentures for the total principal amount of CDN $7,316,838 (approx. USD $5,628,337) (the "Principal Amount") to the Investors, 1,253,744 shares of common stock and warrants to purchase 13,041,984 shares of common stock of the Company.

The Debentures mature two years from their date of issuance and bear interest at a rate of 10% per annum compounded annually and payable on the maturity date. Each Debenture is convertible, at the option of the holder, at any time, into such number of shares of common stock of the Company equal to the principal amount of the Debenture plus all accrued and unpaid interest divided by $0.40. The holder is guaranteed to receive a minimum of five months of interest in the event of an early repayment (“Redemption”) by the Company.

If at any time that the common shares issuable to the Investors on conversion of the Debenture in whole or in part would be free trading without resale restrictions or statutory hold periods, the Debenture is redeemable by the Company at any time or times prior to the Maturity Date on not less than ten (10) Business Days prior written notice from the Company to the Investor of the proposed date of Redemption (the “Redemption Date”), without bonus or penalty, provided, however, that prior to the Redemption Date, the Investor has the right to convert the whole or any part of the principal and accrued and unpaid interest of the Debenture into common shares of the Company.

The warrants are exercisable at an exercise price of $0.50 per share and expire two years after the issuance date. Each warrant is exercisable on a cashless basis in the event that there is not an effective registration statement registering the shares underlying the warrant at the time of exercise.

The Company paid finders fees equal to 5% of the gross proceeds in cash plus broker warrants to purchase 5% of the number of Warrants sold to Investors. The broker warrants had like terms as the Warrants issued to Investors, to facilitate the transaction resulting in net proceeds of approximately $6,628,337.

One of the Investors, Mr. Harold Wolkin through his company Princeville Capital, purchased 200 Canadian Units on May 31, 2018. Mr. Wolkin received 32,000 shares of common stock and warrants to purchase 100,000 of common stock at $0.50 per share until May 31, 2020. Mr. Wolkin has since become a director of the Company and has been elected as Chair of the Audit Committee.

In addition, on June 18, 2018 the Company received proceeds from the second closing tranche in relation to the May 31, 2018 debenture equal to USD $950,000 and CDN $9,500 (approximately USD $7,455) net of commissions with identical terms of the May 31, 2018 debenture. In addition, the Company also issued warrants to purchase 505,000 of the Company’s common stock at $0.50 per share for a period of two years from the issue date.

The commissions and finders' fees related to the notes and debentures were amortized over the life of the notes.

The Company has determined that the conversion feature embedded in the convertible notes and debentures constitutes a derivative and has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt, on the accompanying balance sheet, and revalued to fair market value at each reporting period. See Note 16.

Warrants issued in relation to the debentures and promissory notes are discussed in Note 15.

13. Promissory Notes Payable – Other

In December 2014, the Company issued a promissory note for CDN $500,000 (approximately USD $380,000) from Paymobile Inc., a subsidiary of 2336414 Ontario Inc. (“2336414”) of which the Company owned 666,664 common shares, that bears interest at a rate of 1% per month on the outstanding balance.

On March 31, 2018, the Company entered into a Settlement Agreement with 2336414, Paymobile and Zoompass. Pursuant to the terms and conditions of the Settlement Agreement, CDN $210,000 (approximately USD $162,000), in principal and accrued interest was forgiven and written off. See Note 10.

14. Bank Loan Payable

In September 2016, the Company obtained a loan of EUR 500,000 (approximately USD $584,000) from Intesa Sanpaolo Bank in Italy, which is secured by the Company's assets. The loan has an underlying interest rate of 4.5 points above Euro Inter Bank Offered Rate ("EURIBOR"), subject to quarterly review and is amortized over 57 months ending September 30, 2021. Monthly repayments of EUR 9,760 (approximately USD $11,400) began in January 2017.

The company made payments of EUR 58,555 (approximately USD $68,000) during the six months ended June 30, 2018 which included principal of approximately $58,000 and interest of approximately $10,000.

15. Warrants

The exercise price of the warrants per share of common stock has been retroactively restated to reflect the 2-for-1 forward stock split effected on December 20, 2017.

In February 2016, as per a Securities Purchase Agreement, the Company issued warrants to purchase 260,870 shares of the Company’s common stock at $0.575 per share in connection with the February 2016 convertible Promissory Note which may be exercised by the warrant holders between August 28, 2016 and February 28, 2019 In April 2016, the Company issued warrants to the same holder to purchase 65,218 shares of the Company’s common stock at $0.575 per share in connection with the April 4, 2016 Convertible Promissory Note which may be exercised by the warrant holder until April 4, 2019 (See Note 12).

In May 2018, the warrant holder exercised warrants to receive 201,088 shares of common stock on a cashless basis.

On April 4, 2016, the Company issued warrants to purchase 124,440 shares of the Company’s common stock at $0.575 per share which may be exercised by the warrant holders until April 4, 2019. The warrants were issued to placement agents in relation to securing the February 29, 2016 and April 4, 2016 convertible Promissory Notes (See Note 12).

In connection with the private placement agreements entered into with a group of accredited investors between February 26, 2018 and June 18, 2018, for each USD $1,000 debenture unit the Company issued 1082.25 warrants and for each CDN $1,000 debenture unit the Company issued 832 warrants, each to purchase one common share of the Company’s common stock per warrant at a price of $0.50 per share up to two years from the closing date. (See Note 12) The issuance dates for these warrants with corresponding number of warrants, including broker warrants are as follows:

Number of Warrants

February 26, 2018	565,815
April 10, 2018	74,970
April 17, 2018	24,960
April 20, 2018	17,640
April 23, 2018	1,194,752
May 11, 2018	116,042
May 31, 2018	7,004,749
June 18, 2018	1,094,730

The fair value of the above warrants was calculated using the Black-Scholes model on the date of issuance and was recorded as debt discount, which has been amortized as interest expense over the life of the debt. The fair value of the warrants on the date of issuance as calculated using the Black-Scholes model was:

Warrant	Fair Value at issuance

April 4, 2016	$27,901
February 26, 2018	$76,671
April 10, 2018	$33,722
April 17, 2018	$12,115
April 20, 2018	$8,870
April 23, 2018	$524,335
May 11, 2018	$157,902
May 31, 2018	$8,092,301
June 18, 2018	$766,412

The following assumptions were used to calculate the fair value at issuance:

Warrant Date	Exercise Price/sh	Common Stock Price/sh	Volatility	Term(Years)	Dividend Yield	Interest Rate	Forfeiture Risk

April 4, 2016	$0.575	$0.475	195%	3	0%	0.91%	0%
February 26, 2018	$0.625	$0.50	222%	2	0%	0.91%	0%
April 10, 2018	$0.50	$0.54	218%	2	0%	0.70%	0%
April 17, 2018	$0.50	$0.55	217%	2	0%	0.74%	0%
April 20, 2018	$0.50	$0.60	218%	2	0%	0.80%	0%
April 23, 2018	$0.50	$0.50	218%	2	0%	0.85%	0%
May 11, 2018	$0.50	$1.52	243%	2	0%	0.74%	0%
May 31, 2018	$0.50	$1.18	294%	2	0%	0.87%	0%
June 18, 2018	$0.50	$0.72	301%	2	0%	0.70%	0%

A summary of warrant transactions during the six months ended June 30, 2018 is as follows:

	Warrant Shares	Weighted Average Exercise Price Per Common Share	Weighted Average Life
Outstanding at December 31, 2016	467,928	$0.58	2.13
Issued	162,000	$0.50	2.00
Exercised	—	—	—
Expired	(17,400)	—	—
Outstanding at December 31, 2017	612,528	$0.54	1.37
Exercisable at December 31, 2017	561,528	$0.56	1.21
Issued	10,148,158	$0.51
Canceled	216,500	$0.50
Exercised	326,088	$0.58
Expired	124,440	$0.58
Outstanding at June 30, 2018	10,093,658	$0.51	1.92
Exercisable at June 30, 2018	0	$—	—

The following assumptions were used to calculate the fair value of warrants at June 30, 2018:

Exercises price	$0.50 - $0.625
Common stock price per share	$0.41
Volatility	316%
Weighted average life	1.89 years
Dividend yield	0%
Interest rate	0.58%
Forfeiture risk	0%

16. Derivative Liability and Fair Value

The Company has evaluated the application of ASC 815 Derivatives and Hedging and ASC 815-40-25 to the warrants to purchase common stock issued with the convertible notes and debentures. Based on the guidance in ASC 815 and ASC 815-40-25, the Company concluded these instruments were required to be accounted for as derivatives due to the down round protection feature on the conversion price and the exercise price. The Company records the fair value of these derivatives on its balance sheet at fair value with changes in the values of these derivatives reflected in the statements of operations as “Gain (loss) on derivative liabilities.” These derivative instruments are not designated as hedging instruments under ASC 815 and are disclosed on the balance sheet under Derivative Liabilities.

The Convertible Debenture issued February 26, 2018, and accrued interest are convertible into common shares at a fixed price of $0.40 prior to February 26, 2020. The gross proceeds from the sale of the debenture were recorded net of $351,450 related to the conversion feature and $73,020 was allocated to the warrants issued.

The Convertible Debenture issued in the second quarter of 2018, and accrued interest are convertible into common shares at a fixed price of $0.40 prior to the second quarter of 2020. The gross proceeds from the sale of the debenture were recorded net of $8,318,276 related to the conversion feature.

The Company accounted for the convertible debentures in accordance with ASC 815 “Derivatives and Hedging.” Accordingly, the embedded conversion option is a derivative liability and is marked to market through earnings at the end of each reporting period.

17. Revenues

The following table represents disaggregated revenues from our gaming operations for the three and six months ended June 30, 2018 and 2017. Turnover represents the total bets processed for the period.

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Turnover
Turnover web-based	$55,025,859	$27,499,233	$101,091,758	$56,249,069
Turnover land-based	45,013,592	22,072,383	89,507,552	46,042,050
Total Turnover	$100,039,451	$49,571,616	$190,599,310	$102,291,119

Winnings/Payouts
Winnings web-based	54,687,682	26,063,667	97,305,678	53,286,149
Winnings land-based	35,765,405	19,241,356	74,511,647	40,945,9997
Total Winnings/payouts	90,453,086	45,305,023	171,817,325	94,232,146

Gross Gaming Revenues	$9,586,364	$4,266,593	$18,781,985	$8,058,973

Less: ADM Gaming Taxes	799,016	460,750	1,595,849	825,211
Net Gaming Revenues	$8,787,349	$3,805,843	$17,216,136	$7,233,762
Add: Commission Revenues	18,152	81,654	117,153	163,499
Add: Service Revenues	17,159	206,926	83,238	572,363
Total Revenues	$8,822,659	$4,094,423	$17,416,527	$7,969,624

18. Income Taxes

The Company is incorporated in the United States of America and is subject to United States federal taxation. No provisions for income taxes have been made as the Company had no U.S. taxable income for the three months ended June 30, 2018 and June 30, 2017.

The Company's Italian subsidiaries are governed by the income tax laws of Italy. The corporate tax rate in Italy is 28.82% (IRES at 24% plus IRAP ordinary at 4.82%) on income reported in the statutory financial statements after appropriate tax adjustments.

The Company's Austrian subsidiaries are governed by the income tax laws of Austria. The corporate tax rate in Austria is 25% on income reported in the statutory financial statements after appropriate tax adjustments.

The Company's Canadian subsidiary is governed by the income tax laws of Canada and the Province of Ontario. The combined Federal and Provincial corporate tax rate in Canada is 26.5% on income reported in the statutory financial statements after appropriate tax adjustments.

On December 22, 2017, the President of the United States signed into law Public Law No. 115-97, commonly referred to as the Tax Reform Act, following its passage by the United States Congress. The Tax Act made significant changes to U.S. federal income tax laws, including reduction of the corporate tax rate from 35.0% to 21.0%, limitation of the deduction for net operating losses to 80.0% of current year taxable income and elimination of net operating loss carrybacks, one-time taxation of offshore earning at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions.

On December 22, 2017, Staff Accounting Bulletin No. 118, or SAB 118, was issued to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. Additional work is necessary for a more detailed analysis of the deferred tax assets and liabilities and our historical foreign earnings as well as potential correlative adjustments. Any subsequent adjustment to these amounts will be recorded to current tax expense within the measurement period.

The reconciliation of income tax expense at the U.S. statutory rate of 21% and 35% during 2018 and 2017, respectfully, the to the Company’s effective tax rate is as follows:

	June 30, 2018	June 30, 2017
U.S. Statutory rate	$(1,040,057)	$(198,540)
Tax rate difference between Italy, Austria, Canada and U.S.	(154,405)	18,156
Change in Valuation Allowance	1,628,336	270,565
Permanent difference	323,568	(28,726)
Effective tax rate	$757,442	$61,455

The Company has accumulated a net operating loss carry forward ("NOL") of approximately $12.3 million as of June 30, 2018 in the U.S. This NOL may be offset against future taxable income through the year 2038. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the NOL. The Company periodically evaluates whether it is more likely than not that it will generate sufficient taxable income to realize the deferred income tax asset. At the present time, management cannot presently determine when the Company will be able to generate sufficient taxable income to realize the deferred tax asset; accordingly, a 100% valuation allowance has been established to offset the asset.

Utilization of NOLs are subject to limitation due to any ownership change (as defined under Section 382 of the Internal Revenue Code of 1986) which resulted in a change in business direction. Unused limitations may be carried over to future years until the NOLs expire. Utilization of NOLs may also be limited in any one year by alternative minimum tax rules.

Under Italian tax law, the operating loss carryforwards available for offset against future profits can be used indefinitely. Operating loss carryforwards are only available for offset against national income tax, up to the limit of 80% of taxable annual income. This restriction does not apply to the operating loss incurred in the first three years of the Company's activity, which are therefore available for 100% offsetting.

Under Austrian tax law, the operating loss carryforwards available for offset against future profits can be used indefinitely. Operating loss carryforwards are only available for offset against national income tax, up to the limit of 75% of taxable annual income.

Under Canadian tax law, the operating loss carryforwards available for offset against future profits can be used indefinitely.

The provisions for income taxes consist of currently payable income tax in Italy and Austria. The provisions for income taxes are summarized as follows:

	June 30, 2018	June 30, 2017
Current	$757,442	$61,455
Deferred	—	—
Total	$757,442	$61,455

The tax effects of temporary differences that give rise to the Company’s net deferred tax asset are as follows:

	June 30, 2018	June 30, 2017
Net loss carryforward - Foreign	$58,332	$38,531
Net loss carryforward - US	4,469,258	4,280,529
	4,527,590	4,319,060
Less valuation allowance	(4,527,590)	(4,319,060)
Deferred tax assets	$—	$—

19. Subsequent Events

On July 5, 2018, the Company filed a certificate of amendment to amend Article 4 of its Certificate of Incorporation with the State of Delaware, increasing the number of authorized shares of the Company from 100,000,000 shares to 180,000,000 shares of which 160,000,000 shares are designated common stock, par value $0.0001 per share, and 20,000,000 shares are designated preferred stock, par value $0.0001 per share.

NEWGIOCO GROUP, INC.

WARRANTS TO PURCHASE 3,892,379 SHARES OF COMMON STOCK

PROSPECTUS

, 2018

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

Accounting fees and expenses	$5,000
Legal fees and expenses	20,000
Printing and related expenses	1,500
Transfer agent fees and expenses	1,500
SEC registration fee	227
Miscellaneous	1,773
Total	$30,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•         transaction from which the director derives an improper personal benefit;

•         act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•         unlawful payment of dividends or redemption of shares; or

•         breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition may be paid by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with certain of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

•	indemnification beyond that permitted by the Delaware General Corporation Law;
•	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;
•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;
•	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;
•	indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;
•	indemnification for settlements the director or officer enters into without the Registrant’s consent; or
•	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all securities that we have sold during the last three years. We did not pay any commissions in connection with any of these sales.

On December 20, 2017, we completed a two-for-one stock split effected in the form of a stock dividend. All references made to share or per share amounts set forth below have been retroactively adjusted to reflect this two-for-one stock split.

On May 31, 2018, we closed a private placement offering of up to 7,500 units and entered into Subscription Agreements (the “Agreements”) with a group of 130 unaffiliated accredited investors (the “May 31, 2018 Private Placement”). We offered Subscription Agreements in both US and Canadian dollar denomination. Each Unit sold to US Investors was sold at a per unit price of $1,000 and was comprised of (i) a 10% convertible debenture in the principal amount of $1,000 (the “U.S. Debentures”), (ii) 208 shares of our common stock and (ii) 1082.25 warrants to purchase shares of our common stock (the “U.S. Warrants”). Each Unit sold to Canadian Investors was sold at a per unit price of $1,000 CND and was comprised of (i) a 10% convertible debenture in the principal amount of $1,000 CND (the “Canadian Debentures” and together with the U.S. Debentures, the “May Debentures”), (ii) 160 shares of our common stock and (ii) Warrants to purchase 832.5 shares of our common stock (the “Canadian Warrants” and together with the U.S. Warrants, the “May Warrants”).

The May Warrants issued in the May 31, 2018 Private Placement are exercisable at an exercise price of $0.50 per share and expire two years after the issuance date. Each U.S. Warrant issued in the May 31, 2018 Private Placement is exercisable on a cashless basis in the event that there is not an effective registration statement registering the shares underlying the Warrant at the time of exercise.

The Investors in the May 31, 2018 Private Placement purchased a total 3,268 U.S. units and we issued US Debentures in the principal amount of $3,268,000 and 4,800 Canadian units and we issued Canadian Debentures in the principal amount of CDN $4,800,000 (US $3,739,200), and the Investors received 7,532,808 Warrants to purchase shares of common stock and 1,447,744 shares of common stock.

To facilitate the transaction, we paid finders fees equal to 5% of the gross proceeds in cash plus broker warrants to purchase 5% of the number of Warrants sold to Investors in the May 31, 2018 Private Placement. The broker warrants had like terms as the Warrants issued to Investors in the May 31, 2018 Private Placement.

On May 11, 2018, we issued Debentures Units to certain Investors (the “May 11, 2018 Private Placement”). Each Debenture Unit was comprised of (i) in the principal amount of CDN $1,000 bearing interest at a rate of 10% per annum, with a maturity date of two (2) years from the date of issuance, (ii) warrants to purchase 250 shares of common stock at an exercise price equal to $0.50 per warrant, expiring on May 11, 2020, and (iii) 160 shares of restricted common stock. The Investors in the May 11, 2018 Private Placement purchased an aggregate principal amount of CDN $131,000 (US $102,000) Debentures, and received 32,750 Warrants to purchase shares of common stock and 20,960 shares of common stock. The whole or any part of the principal amount of the May 11, 2018 Private Placement plus any accrued and unpaid interest may be converted into common shares at a price equal to $0.40. In addition, we paid finders fees equal to 5% of the gross proceeds in cash plus 5% in broker warrants with like terms as the Warrants issued to investors in the May 11, 2018 Private Placement.

In April 2018, we issued Debentures Units to certain Investors (the “April 2018 Private Placement”). Each Debenture Unit was comprised of (i) in the principal amount of CDN $1,000 bearing interest at a rate of 10% per annum, with a maturity date of two (2) years from the date of issuance, (ii) warrants to purchase 250 shares of common stock at an exercise price equal to the lessor of $0.625 or 125% of the proposed IPO price per warrant, expiring in April 2020, and (iii) 160 shares of restricted common stock. The Investors in the April 2018 Private Placement purchased an aggregate principal amount of CDN $135,000 (US $105,200) Debentures, and received 33,750 Warrants to purchase shares of common stock and 21,600 shares of common stock. As a result of the lower debenture conversion price and the warrant exercise price of the May 11, 2018 Private Placement described below, the whole or any part of the principal amount of the April 2018 Private Placement plus any accrued and unpaid interest may be converted into common shares at a price equal to $0.40 and the Warrants can be exercised at a price equal to $0.50 per share. In addition, we paid finders fees equal to 5% of the gross proceeds in cash plus 5% in broker warrants with like terms as the Warrants issued to investors in the April 2018 Private Placement.

On April 19, 2018, we re-issued Debenture Units that were first issued to certain Investors between January 24, 2017 and January 31, 2018 in order to simplify the various debentures into a single series with the same terms as new convertible debenture units issued on February 26, 2018 (the “April 19, 2018 Debentures”). Each re-issued debenture unit is comprised of (i) the issuance of CDN $1,000 of debentures bearing interest at a rate of 10% per annum, with a maturity date of two (2) years from the date of issuance which may be converted in whole or in part at a price of $0.40 per share, (ii) 250 warrants which may be exercised at a price equal to $0.50 per share price per warrant to receive one common share prior to April 19, 2020, and (iii) 160 shares of restricted common stock. The Investors in the April 19, 2018 Debentures received an aggregate principal amount of CDN $1,436,000 (US $1,118,600) Debentures, and received 359,000 Warrants to purchase shares of common stock and 229,760 shares of common stock.

On February 26, 2018, we issued Debentures Units to certain accredited investors (“Investors”) (the “February 2018 Private Placement”). Each Debenture Unit was comprised of (i) in the principal amount of CDN $1,000 bearing interest at a rate of 10% per annum, with a maturity date of two (2) years from the date of issuance, (ii) warrants to purchase 250 shares of common stock at an exercise price equal to the lessor of $0.625 or 125% of the proposed IPO price per warrant, expiring on February 25, 2020, and (iii) 160 shares of restricted common stock. The Investors in the February 2018 Private Placement purchased an aggregate principal amount of CDN $670,000 (US $521,900) Debentures, and received 167,500 Warrants to purchase shares of common stock and 111,000 shares of common stock. As a result of the lower debenture conversion price and the warrant exercise price of the May 11, 2018 Private Placement described below, the whole or any part of the principal amount of the February 2018 Private Placement plus any accrued and unpaid interest may be converted into common shares at a price equal to $0.40 and the Warrants can be exercised at a price equal to $0.50 per share.

In addition, we paid finders fees equal to 5% of the gross proceeds in cash plus 5% in broker warrants with like terms as the Warrants issued to investors in the February 2018 Private Placement.

On December 19, 2017, we issued an aggregate of 50,000 shares of common stock at 100% of the market price of $0.26 per share as payment towards fees due to Worldwide Financial Marketing, Inc. to provide investor and financial public relations to us.

On September 1, 2017, we issued an aggregate of 25,000 shares of common stock at 100% of the market price of $0.70 per share to retain Worldwide Financial Marketing, Inc. to provide investor and financial public relations to us.

On May 1, 2017, in connection with the appointment of the new directors, we issued 20,000 shares of restricted common stock (restricted stock award) to each of the new directors.

On November 15, 2016, we issued an aggregate of 2,025,100 shares of common stock at 100% of the market price of $0.15 per share as follows:

-	1,785,100 shares issued to Gold Street Capital Corp. for the payment of debt equal to $267,756;
-	200,000 issued to Julia Lesnykh for the payment of debt equal to $30,000;
-	40,000 issued to Andrei Sheptikita for the payment of debt equal to $6,000

In addition, we issued an aggregate of 4,500,000 shares of common stock 2016 at 100% of the market price of $0.15 per share as a performance based restricted stock award that was contingent upon the closing of the July 1, 2016 acquisitions for services performed by key management related to business development since the acquisition Multigioco Srl. We granted the shares as follows:

-	1,500,000 shares issued to Gold Street Capital Corp., a related party;
-	1,500,000 shares issued to Alessandro Marcelli, a director of the Company;
-	1,500,000 shares issued to Beniamino Gianfelici, a director of the Company

The restricted stock award was granted in lieu of a formalized equity incentive plan on the closing date of the July 1, 2016 acquisitions. A stock-based compensation expense was recorded in the year ended December 31, 2016.

Also on December 31, 2016, 56,000 shares of our common stock were issued to Gold Street Capital Corp. at 100% of the market price of $0.41 per share for the payment of debt equal to $22,433.

On July 1, 2016, we issued 1,665,600 shares of common stock to the owners of Ulisse in consideration for 100% of the issued and outstanding shares of Ulisse.

On July 1, 2016, we issued 4,836,200 shares of common stock to the owners of Odissea in consideration for 100% of the issued and outstanding shares of Odissea.

On June 6, 2016, we issued an aggregate of 40,000 shares of common stock to Julia Lesnykh and Andrei Sheptikita (20,000 shares each) for services provided to us.

On March 31, 2016, we issued 145,000 shares of common stock to Gold Street Capital Corp. at the market price of $0.95 for the payment of debt in the amount of $138,225.

On February 29, 2016, we issued a Note in the principal amount of $150,000 and a Warrant to purchase 130,435 shares of its common stock (the “Warrant Shares”) to certain accredited investors. The Warrant is exercisable on a cash basis at a price of $1.15 per share for a period of three years and at any time the Warrant Shares are registered for resale in an effective registration statement filed with the Securities and Exchange Commission or, if not so registered, on a cashless basis subject as follows:

(i)	in the event that the Investor exercises the Warrant on a cashless basis, we will issue an additional warrant to purchase 65,218 shares of common stock in substantially identical form to the Warrant, except that such warrant must be exercised at $2 per share in cash for each two Warrant Shares exercised on a cashless basis.
(ii)	in the event that the price of our Common Stock for a period of ten consecutive trading days, closes at more than $4.00 per share, we may accelerate the Investor's right to exercise the Warrant Shares remaining on a cashless basis.

The Investor is prohibited from owning more than 9.99% of our outstanding shares pursuant to the Note and Warrants.

J.H. Darbie & Co. Inc. (“JHD”) served as placement agent for us. We paid commissions of $60,000 to JHD for the initial closing and issued a warrant to purchase a number of shares of common stock equal to 10% of the aggregate Principal Amount at an exercise price based upon the last trade price of our common stock on the closing date of the Agreement.

On December 14, 2015, we issued 77,332 common shares to Typenex Co-Investment, LLC pursuant to a notice of cashless exercise of warrant received by us on December 7, 2015. The issuance of common stock in the exchange was exempt from registration under the Securities Act by virtue of the exemption provided under Section 3(a)(9) thereof as the common stock was exchanged by us with our existing security holder exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Except as otherwise stated, the offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3.1	Certificate of Incorporation (Incorporated by reference to the Company’s 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on October 22, 2002)
3.2	Bylaws (Incorporated by reference to the Company’s 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on October 22, 2002)
3.3	Certificate of Amendment (Incorporated by reference to the Company’s 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on December 9, 2004)
3.4	Certificate of Amendment (Incorporated by reference to the Company’s 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on October 5, 2005)
3.5	Certificate of Amendment (Incorporated by reference to the Company’s 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on October 5, 2005)
3.6	Certificate of Ownership and Merger (Incorporated by reference to the Company’s 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on July 22, 2016)
3.7	Certificate of Amendment of Certificate of Incorporation dated November 28, 2017 (Incorporated by reference to the Company’s 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on December 15, 2017)
3.9	Certificate of Amendment of Certificate of Incorporation dated July 2, 2018 (Incorporated by reference to the Company’s 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on July 9, 2018)
3.10	Amended and Restated Certificate of Incorporation dated September 18, 2018 (Incorporated by reference to the Company's 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on October 3, 2018)
4.1	Form of Subscription Agreement between the Company and the Investors (United States Dollar) that includes the Form of Debenture and Form of Common Share Purchase Warrant Certificate (Incorporated by reference to the Company’s 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on June 1, 2018)
5.1	Opinion of Gracin & Marlow, LLP*
21.1	List of Subsidiaries *
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Gracin & Marlow, LLP ( contained in Exhibit 5.1)*
24.1	Power of Attorney (Included on the signature page of the initial registration statement)*

*Previously filed under the Form S-1 Registration Statement, File No. 333-228022, filed with the Securities and Exchange Commission on October 26, 2018

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Amendment No. 1 to Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Toronto, Ontario, Canada, November 5, 2018.

NEWGIOCO GROUP, INC.

By:	/s/ Michele Ciavarella
Name:	Michele Ciavarella
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michele Ciavarella Michele Ciavarella	Chief Executive Officer and Director (principal executive officer)	November 5, 2018

*	Chief Technology Officer and Director	November 5, 2018
Luca Pasquini

*	Interim Chief Financial Officer Director (principal financial and accounting officer)	November 5, 2018
James Cardwell

*	Chairman of the Board	November 5, 2018
Harold Wolkin

*	Director	November 5, 2018
Russ McMeekin

*	Director	November 5, 2018
William Rutsey

*/s/ Michele Ciavarella Michele Ciavarella